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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/x/	Preliminary Proxy Statement
/ /	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-12
AMERICAN WATER WORKS COMPANY, INC.
(Name of each Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /	No fee required.
/x/	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies: common stock, par value $1.25 per share
	(2)	Aggregate number of securities to which transaction applies: 99,983,686 shares of common stock and options to purchase 905,751 shares of common stock
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

the sum of (i) 99,983,686 shares of common stock at $46.00 per share in cash and (ii) cash-out of 905,751 shares of common stock subject to options at an aggregate cost of $20,241,862

	(4)	Proposed maximum aggregate value of transaction: $4,619,491,418
	(5)	Total fee paid: $923,898
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AMERICAN WATER WORKS COMPANY, INC.
1025 Laurel Oak Road
Voorhees, New Jersey 08043

Dear Fellow Stockholder:

    As you may know, on September 16, 2001, we entered into a merger agreement with RWE Aktiengesellschaft and Thames Water Aqua Holdings GmbH, which is RWE's holding company for its global water business, to merge with a subsidiary of RWE and become a wholly owned indirect subsidiary of RWE. A special meeting of stockholders of American Water Works will be held on Thursday, January   •  , 2002 at  •  [a.m./p.m.] local time, to consider a proposal to adopt the merger agreement so that the merger can occur. The meeting will be held at The Mansion on Main Street in Voorhees, New Jersey. Notice of the special meeting is enclosed.

    Upon completion of the merger, you will be entitled to receive $46.00 in cash for each share of common stock that you own. This price represents a 37.2% premium over the average closing price per share over the 30 trading days prior to September 10, 2001, and a 29.5% premium over the highest closing share price our stock ever obtained prior to the public announcement of the merger agreement.

    This proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. The receipt of cash in exchange for your shares of common stock in the merger will constitute a taxable transaction for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully.

    Our board of directors has, by a unanimous vote, approved the merger agreement and determined that the merger agreement and the merger are fair to and in the best interests of American Water Works and our stockholders. In connection with its evaluation of the merger, the board of directors considered a number of factors, including the written opinion of Goldman, Sachs & Co., delivered on September 16, 2001 to the board of directors to the effect that, based upon and subject to the matters set forth in that opinion, as of September 16, 2001, the $46.00 in cash per share to be received by holders of American Water Works common stock pursuant to the merger agreement, was fair from a financial point of view to those holders. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of American Water Works common stock or cumulative preferred stock, 5% series should vote with respect to the merger. The written opinion of Goldman Sachs is attached as Annex B to the enclosed proxy statement, and you should read it in its entirety.

    Your vote is important. We cannot complete the merger unless holders of a majority of the voting power of our outstanding common stock (which is entitled to one vote per share) and cumulative preferred stock, 5% series (which is entitled to one-tenth of a vote per share), voting together as a single class, vote to adopt the merger agreement. Our board of directors recommends that you vote "for" the proposal to adopt the merger agreement. The failure of any stockholder to vote on the merger will have the same effect as a vote against the merger.

    Stockholders owning or controlling a total of 25,989,476 shares of common stock, which represents approximately 26% of all outstanding votes, have entered into a voting agreement in which they agreed to vote in favor of adopting the merger agreement. In addition, each of our directors and executive officers (including some who have entered into the voting agreement) has indicated that he or she intends to vote his or her own shares in favor of the proposal to adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may also submit a proxy by telephone or

Internet by following the instructions in the proxy statement and on the enclosed proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish to do so.

    The board of directors and management of American Water Works appreciate your continuing interest and support of our company, and we hope you will support this exciting transaction.

Sincerely,

Marilyn Ware Chairman of the Board of Directors	J. James Barr Chief Executive Officer and President

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY  •  , 2002

TO THE HOLDERS OF:

  COMMON STOCK
  CUMULATIVE PREFERRED STOCK, 5% SERIES
  5% CUMULATIVE PREFERENCE STOCK

    We are pleased to notify you of and invite you to a special meeting of stockholders. At the meeting, holders of common stock and cumulative preferred stock, 5% series will be asked:

  •
  to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 16, 2001, among American Water Works, RWE Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany, Thames Water Aqua Holdings GmbH, a company organized under the laws of the Federal Republic of Germany and a wholly owned subsidiary of RWE, and Apollo Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Thames Water Holdings, as the merger agreement may be amended from time to time; and

  •
  to consider any other matters that are properly brought before the special meeting or any adjournments or postponements of the special meeting.

    Only holders of record of common stock and cumulative preferred stock, 5% series at the close of business on  •  , 2001 may vote at the special meeting.

    We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

    Under Delaware law, holders of our common stock who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the Delaware law procedures explained in the accompanying proxy statement.

    Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may also submit a proxy by telephone or Internet by following the instructions in the proxy statement and on the enclosed proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish to do so.

                      By Order of the Board of Directors,

                      W. Timothy Pohl
                       General Counsel and Secretary

Voorhees, New Jersey
  •  , 2001.

AMERICAN WATER WORKS COMPANY, INC.
1025 Laurel Oak Road
Voorhees, New Jersey 08043
856-346-8200

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
January  •  , 2002

    This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors to be used at a special meeting of our stockholders to be held at The Mansion on Main Street in Voorhees, New Jersey, on Thursday, January   •  , 2002, at   •  [a.m./p.m.], local time, and any adjournments or postponements thereof.

    At the special meeting, the stockholders will be asked to consider and vote upon a proposal to adopt the agreement and plan of merger dated as of September 16, 2001, among American Water Works, RWE Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany, Thames Water Aqua Holdings GmbH, a company organized under the laws of the Federal Republic of Germany and a wholly owned subsidiary of RWE, and Apollo Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Thames Water Holdings, as the merger agreement may be amended from time to time. In the merger, Apollo will merge into American Water Works with American Water Works continuing as the surviving corporation and an indirect wholly owned subsidiary of RWE.

    Subject to the terms and conditions of the merger agreement, upon consummation of the merger each issued and outstanding share of our common stock, other than shares held by stockholders who validly exercise appraisal rights (as discussed in this proxy statement), will automatically be canceled and cease to exist and will be converted into the right to receive a per share amount equal to $46.00 in cash, without interest. Prior to the merger and as a condition to completing the merger, we will redeem (1) each issued and outstanding share of our cumulative preferred stock, 5% series for a redemption price of $25.25 per share plus an amount equal to full cumulative dividends thereon to the redemption date and (2) each issued and outstanding share of our 5% cumulative preference stock for a redemption price of $25.00 per share plus an amount equal to full cumulative dividends thereon to the redemption date.

    Upon the consummation of the merger, stockholders of American Water Works will have no further interest in the surviving corporation. A copy of the merger agreement is attached to this proxy statement as Annex A.

    In connection with the proposed merger, appraisal rights will be available to those holders of the common stock of American Water Works who do not vote in favor of adoption of the merger agreement and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law, a copy of which is included as Annex C to this proxy statement. You should read the section entitled "Appraisal Rights" in this proxy statement for a discussion of the procedures to be followed in asserting appraisal rights under Section 262 in connection with the proposed merger and the full text of Section 262, which is included as Annex C to this proxy statement.

AMERICAN WATER WORKS' BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, AMERICAN WATER WORKS AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

    Our board of directors has fixed the close of business on  •  , 2001 as the record date for the special meeting and only holders of common stock and cumulative preferred stock, 5% series on the record date are entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote   •  shares of common stock (one vote per share) and 101,777 shares of cumulative preferred stock, 5% series (one-tenth of a vote per share).

This proxy statement is dated  •  , 2001 and is first being mailed on or about  •  , 2001.

i

Termination of the Merger Agreement	41
Termination Fees	42
Employee Benefits	43
Amendment, Extension and Waiver	43
Amendment to Rights Agreement	44
Voting Agreement	44
Appraisal Rights	45
Security Ownership of Certain Beneficial Owners and Management	48
Other Matters	50
Other Matters for Action at the Special Meeting	50
Proposals by Holders of Shares of Common Stock	50
Special Note Regarding Forward-Looking Statements	51
Where You Can Find More Information	52
Annex A—Agreement and Plan of Merger	A-1
Annex B—Opinion of Goldman, Sachs & Co.	B-1
Annex C—Section 262 of the General Corporation Law of the State of Delaware	C-1

ii

SUMMARY TERM SHEET

    This summary term sheet highlights important information in this proxy statement and does not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about American Water Works into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information."

The Proposed Transaction

  •
  In the merger, a wholly owned indirect subsidiary of RWE will merge into American Water Works with American Water Works continuing as the surviving corporation. American Water Works will become the Americas division of RWE's water business and it will operate under the name American Water Works.

  •
  Upon consummation of the merger each issued and outstanding share of our common stock, other than shares held by stockholders who validly exercise appraisal rights (as discussed in this proxy statement), will automatically be canceled and cease to exist and will be converted into the right to receive a per share amount equal to $46.00 in cash, without interest.

  •
  As a result of the merger, we will cease to be an independent, publicly traded company and will become an indirect, wholly owned subsidiary of RWE.

The Companies (see page 10)

  American Water Works

    American Water Works is the largest publicly traded enterprise devoted exclusively to the water and wastewater business in the United States. On November 7, 2001, we completed the acquisition of Azurix North America Corp. and Azurix Industrials Corp., which expanded our presence into the southeastern and northwestern United States and three Canadian provinces. American Water Works and its subsidiaries now have approximately 6,300 employees and provide water, wastewater and other water resource management services to a population of approximately twelve million in 28 states and Canada. In addition, we have received the necessary approvals from the states of Arizona, Illinois, Indiana, Ohio and Pennsylvania for our purchase of the water and wastewater assets of Citizens Communications Company, a multi-utility holding company. The California Public Utility Commission approved our acquisition of Citizen's water and wastewater assets in that state in September 2001, but we are awaiting a possible rehearing before that commission and a possible appellate proceeding before we will close the acquisition. On August 30, 2001, we announced an agreement to sell our New England operations to Kelda Group Plc for approximately $118 million in cash plus the assumption of approximately $115 million in debt.

  RWE

    RWE is a global multi-utility company that does business, through its subsidiaries and affiliates, in over 120 countries. Its core businesses are electricity, gas, water, and waste and recycling.

  Thames Water Holdings

    Thames Water Aqua Holdings GmbH, which we will refer to in this proxy statement as Thames Water Holdings, is the holding company for all of RWE's global water business. In 2000, RWE acquired Thames Water Plc, the leading supplier of water and wastewater service in the United Kingdom.

Thames Water Plc is a subsidiary of Thames Water Holdings and, after the merger, American Water Works will be a subsidiary of Thames Water Holdings as well.

  Apollo Acquisition Company

    Apollo Acquisition Company, which we will refer to in this proxy statement as Apollo, is a Delaware corporation formed solely for the purpose of merging into American Water Works and has not conducted any unrelated activities since its organization. Apollo is a wholly owned subsidiary of Thames Water Holdings.

What You Will Be Entitled to Receive Upon Completion of the Merger (see page 31)

    Upon completion of the merger, you will be entitled to receive $46.00 in cash, without interest, for each share of common stock that you own, plus any declared but unpaid dividends, including a "stub period" dividend for the period between the immediately prior dividend record date and the date on which the merger is completed. Prior to the merger and as a condition to completing the merger, we will redeem (1) each issued and outstanding share of our cumulative preferred stock, 5% series for a redemption price of $25.25 per share plus an amount equal to full cumulative dividends thereon to the redemption date and (2) each issued and outstanding share of our 5% cumulative preference stock for a redemption price of $25.00 per share plus an amount equal to full cumulative dividends thereon to the redemption date.

    After we complete the merger, Thames Water Holdings or one of its wholly owned subsidiaries will be the sole stockholder of American Water Works.

The Special Meeting (see page 11)

  Date, Time and Place of the Special Meeting

    The special meeting is scheduled to be held as follows:

Date:	January •, 2002
Time:	•, local time
Place:	The Mansion on Main Street, Voorhees, New Jersey

  Proposal to be Considered at the Special Meeting

    At the special meeting, you will be asked to vote on a proposal to adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

  Record Date

    Our board of directors has fixed the close of business on  •  , 2001 as the record date for the special meeting and only holders of record of common stock and cumulative preferred stock, 5% series on the record date are entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote  •  shares of common stock (one vote per share) and 101,777 shares of cumulative preferred stock, 5% series (one-tenth of a vote per share).

  Voting Rights; Vote Required for Adoption

    Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting and each share of cumulative preferred stock, 5% series entitles its holder to one-tenth of a vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of stockholders entitled to cast a majority of the votes of all outstanding shares entitled to vote on the proposal to adopt the merger agreement, considered together, shall constitute a quorum for the purpose of considering that proposal.

    If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

    Under Delaware law and our certificate of incorporation, the proposal to adopt the merger agreement must be adopted by the affirmative vote of the holders of a majority of the votes represented by all of the outstanding shares of common stock and cumulative preferred stock, 5% series, voting together as a single class, with each share of common stock entitled to one vote and each share of cumulative preferred stock, 5% series entitled to one-tenth of a vote. Abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

    Some of our major stockholders (including some of our directors) holding 25,989,476 shares of our common stock representing approximately 26% of the total votes entitled to be cast at the special meeting have entered into a voting agreement with Thames Water Holdings obligating those stockholders to vote their shares in favor of the transaction. In addition, each of our directors and executive officers (including some who have entered into the voting agreement) has indicated that he or she intends to vote his or her own shares in favor of the proposal to adopt the merger agreement. If our directors and officers and the other major stockholders party to the voting agreement vote their shares for the proposal to adopt the merger agreement, approximately 28.6% of the voting power of our outstanding common stock and cumulative preferred stock, 5% series will have voted for the proposal to adopt the merger agreement. This means that holders of only an additional 21.5% of the voting power of all shares entitled to vote at the meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.

  Voting and Revocation of Proxies

    After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares are represented at the special meeting. You can also vote in person at the meeting, but we encourage you to submit your proxy now in any event. You can also submit your proxy by telephone by calling the number on your proxy card or over the Internet by going to the web site designated on your proxy card. Unless you specify to the contrary on your proxy card, all of your shares represented by valid proxies will be voted "for" the proposal to adopt the merger agreement.

    Please do not send in your stock certificates with your proxy card.  After the merger is completed, a separate letter of transmittal will be mailed to you which will enable you to receive the merger consideration.

    Until exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

  •
  by delivering written notification to American Water Works' General Counsel and Secretary at our executive offices at 1025 Laurel Oak Road, Voorhees, New Jersey 08043;

  •
  by delivering a proxy of a later date by mail, Internet or telephone in the manner described in this proxy statement;

  •
  by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy—you must vote in person at the meeting; or

  •
  if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.

  Questions and Additional Information

    For additional information regarding the procedure for delivering your proxy see "The Special Meeting—Voting and Revocation of Proxies" and "The Special Meeting—Solicitation of Proxies."

    If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Georgeson Shareholder Communications Inc. at 17 State Street, 10th Floor, New York, New York 10004, or by telephone at 800-223-2064 or American Water Works' General Counsel and Secretary at our executive offices at 1025 Laurel Oak Road, Voorhees, New Jersey 08043, or by telephone at 856-346-8223.

Recommendations of Our Board of Directors (see page 17)

    After careful consideration, our board of directors unanimously:

  •
  determined that the merger agreement, the merger and the transactions contemplated thereby are fair to, and in the best interests of, American Water Works and its stockholders;

  •
  approved and declared advisable the merger agreement; and

  •
  recommended that our stockholders vote to adopt the merger agreement.

    Our board of directors recommends that you vote "for" the proposal to adopt the merger agreement at the special meeting.

Opinion of Financial Advisor (see page 19)

    On September 16, 2001, Goldman Sachs delivered its oral opinion, which was subsequently confirmed in writing as of September 16, 2001, to the American Water Works board of directors to the effect that, based upon and subject to the matters set forth in that opinion, as of September 16, 2001, the $46.00 in cash per share of American Water Works common stock to be received by the holders of American Water Works common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

    The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the American Water Works board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of American Water Works common stock or cumulative preferred stock, 5% series should vote with respect to the merger. We urge you to read the opinion in its entirety.

Interests of Directors and Executive Officers in the Merger (see page 28)

    In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement so that the merger can occur, you should be aware that some of our executive officers and members of our board of directors have interests in the merger that may be in addition to or different from the interests of our stockholders generally. The members of the American Water Works board of directors were aware of these interests and considered them at the time they approved the merger. These interests include the following:

  •
  Stock options held by our officers and directors will be treated in the same manner as stock options held by other American Water Works employees. Upon the consummation of the merger, all unvested options for common stock and other stock-based rights issued under our stock incentive plans will vest and become exercisable. Also, at the time of the merger, RWE will cash out all the options to purchase common stock at a price equal to the excess, or the spread, of the $46.00 in cash per share merger consideration over the per share exercise price of each option.

  •
  Each of our executive officers has entered into a change in control agreement with us. These agreements provide that, if within three years after the merger, the officer's employment terminates without cause (as defined in the agreements) or for good reason (as defined in the agreements), the officer will receive certain severance benefits.

  •
  After the merger, J. James Barr, President and Chief Executive Officer, Ellen C. Wolf, Vice President and Chief Financial Officer, Daniel L. Kelleher, Senior Vice President of our American Water Works Service Company subsidiary, W. Timothy Pohl, General Counsel and Secretary, Joseph F. Hartnett, Jr., Treasurer, and Robert D. Sievers, Comptroller (the "executive officers"), each will be entitled to receive, upon termination of their employment with American Water Works, a lump sum payment equal to the present value of each of their respective accrued benefits under either the Supplemental Executive Retirement Plan or the Supplemental Retirement Plan, as applicable.

  •
  Each of our executives and non-employee directors may elect to receive payment of his or her account under our Executive and Director Deferred Compensation Plans (subject to a 5% early withdrawal penalty) within one year after the merger.

  •
  After the merger, each of our executive officers and other key employees will be eligible to receive retention bonuses equal to a multiple of their current base salary (2, 1.50, 1.25 or .75, depending upon the level of the employee), with (1) 75% of the bonus amount payable on the date of the merger, so long as the employee continues to be employed on such date, and (2) the remaining 25% payable upon the earlier to occur of a specified date (without regard to whether or not the merger actually occurs) or six months after the date of the merger (assuming the employee continues to be employed on such date). The 25% of the bonus amount is also subject to accelerated payment upon a termination of employment by us without cause or by the employee for good reason after the merger.

  •
  Upon completion of the merger, J. James Barr, our President and Chief Executive Officer and a member of our board of directors, will become President and Chief Executive Officer of RWE's combined water operations in North and South America and be elected a director of Thames Water Plc. In addition, upon completion of the merger, Marilyn Ware, chairman of our board of directors, will be elected a member of the Thames International Advisory Council.

Material U.S. Federal Income Tax Consequences (see page 27)

    The receipt of $46.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between $46.00 per share and the adjusted tax basis in that share owned by the stockholder. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see "The Merger—Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders."

Regulatory Approvals (see page 26)

  Utilities Regulation

    American Water Works and its subsidiaries have a business presence in 28 states and Canada and are regulated by state agencies in 21 of those states. Under applicable state laws, the merger may not be consummated until it is approved by certain of those state regulatory agencies in accordance with their respective laws. We currently anticipate regulatory review in more than half of the states in which we are regulated and have undertaken a definitive review to determine which state agencies will need to review the transaction. We estimate that it will take at least a year to complete the required regulatory reviews and obtain the required regulatory approvals. The merger agreement may be terminated by either American Water Works or RWE if the required regulatory approvals are not obtained by September 16, 2003, subject to a 60 day extension for any regulatory waiting period that has not yet expired by September 16, 2003 if all other conditions are satisfied.

    We believe that regulatory agencies with jurisdiction over the transaction will consider whether it is in the public interest, whether RWE, Thames Water Holdings and Thames Water Plc are financially, technologically and managerially suitable to control the American Water Works subsidiaries that are regulated by the particular agency and the ability of those subsidiaries to continue to provide safe, adequate and reliable service to the public through their plant, equipment and manner of operation. We believe that the large size, accompanying financial resources and technical expertise of RWE, Thames Water Holdings and Thames Water Plc, as well as their commitment to customer service, effective employee relations, strong community service and safe environmental practices, will be found adequate to permit the American Water Works subsidiaries to continue as well-run, customer-oriented water utilities and for the merger to result in benefits to their current and future customers, employees and operations. We therefore expect all state regulatory approvals necessary to consummate the transaction will be obtained. It is a condition to the closing of the merger that all such required state regulatory approvals be obtained and that these regulatory approvals not impose terms or conditions which would reasonably be expected to have a material adverse effect on us or on us and Thames Water Holdings' U.S. subsidiaries, taken as a whole. While we do not anticipate any such terms or conditions, we cannot assure you that this condition will be met.

  Antitrust Regulation

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. We expect to file notification and report forms under the HSR Act with the FTC and the Antitrust Division during the spring of 2002. It is a condition to the closing of the merger that the waiting period under the HSR Act with respect to the merger expire, or the FTC and the Antitrust Division grant early termination of the waiting period under the HSR Act.

The Merger Agreement (see page 31)

  Conditions to the Merger (see page 38)

    Conditions to Each Party's Obligations.  Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  we must obtain the adoption of the merger agreement by the affirmative vote of the holders of a majority of the votes represented by all the outstanding shares of our common stock and our cumulative preferred stock, 5% series, voting together as a single class, with each share of our common stock entitled to one vote and each share of cumulative preferred stock, 5% series, entitled to 1/10th of a vote;

  •
  the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated;

  •
  any other required approval or waiting period under any other similar competition, merger control, antitrust or similar law or regulation, the failure of which to obtain or comply with would reasonably be expected to have a material adverse effect on us, shall have been obtained or terminated or shall have expired;

  •
  there must not be in effect any temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the completion of the merger;

  •
  all required regulatory approvals under the laws and judgments of any state public utility commission, state public service commission or similar state regulatory body must have been obtained and must not have been reversed, enjoined or suspended and any waiting periods or conditions thereto must be expired or satisfied;

  •
  all material required regulatory approvals under the laws and judgments of any public health departments, environmental protection agencies or of any federal or state regulatory body having jurisdiction over similar matters shall have been obtained and must not have been reversed, enjoined or suspended and any waiting periods or conditions thereto must be expired or satisfied; and

  •
  the redemption of our outstanding cumulative preferred stock, 5% series and 5% cumulative preference stock, must be completed.

    Conditions to RWE's, Thames Water Holdings' and Apollo's Obligations.  The obligation of RWE, Thames Water Holdings and Apollo to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  our representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, other than any failure to be true and correct that would not reasonably be expected to have a material adverse effect on us;

  •
  we must have performed in all material respects all obligations that we are required to perform under the merger agreement prior to the closing date;

  •
  no material adverse effect on us shall have occurred and there must be no state of facts, change, development, effect, condition or occurrence that would reasonably be expected to have a material adverse effect on us; and

  •
  the required regulatory approvals for the merger and other regulatory approvals obtained between the date of the merger agreement and the closing date in connection with acquisitions by us must not impose any terms or conditions that would reasonably be expected to have a material adverse effect on us or on Thames Water Holdings' U.S. subsidiaries and us, taken as a whole.

    Conditions to American Water Works' Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  RWE, Thames Water Holdings and Apollo's representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date, except representations and warranties that speak as of an earlier date which must be true and correct as of that earlier date, other than any failure to be true and correct that would not reasonably be expected to impair in any material respect the ability of RWE, Thames Water Holdings or Apollo to perform its obligations under the merger agreement or prevent or materially delay the completion of the merger; and

  •
  RWE, Thames Water Holdings and Apollo must have performed in all material respects all obligations that each of them are required to perform under the merger agreement prior to the closing date.

  Termination of the Merger Agreement (see page 41)

    The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained:

  •
  by mutual written consent of American Water Works, Thames Water Holdings and Apollo;

  •
  by either American Water Works or Thames Water Holdings, if:

  •
  the merger is not completed on or before March 16, 2003, except that:

  (i)
  this right to terminate will not be available to any party whose failure to comply with the merger agreement has been the primary reason the merger has not been completed by that date;

  (ii)
  the date will be extended to September 16, 2003, if all conditions are satisfied other than obtaining the required regulatory approvals, and the date will be further extended up to an additional 60 days for any waiting period in respect of a regulatory approval that has not yet expired if all other conditions are satisfied; and

  (iii)
  neither party may terminate if all other conditions are satisfied other than the consummation of the redemption of our cumulative preferred stock, 5% series and 5% cumulative preference stock and American Water Works has mailed the notices of redemption;

    •
    any order, injunction or other legal restraint or prohibition that prevents the completion of the merger is in effect and has become final and nonappealable; or

    •
    our stockholders do not approve the merger agreement at the special meeting; or

  •
  by Thames Water Holdings if:

  •
  our board of directors withdraws or modifies in a manner adverse to RWE its recommendation for approval of the merger agreement or recommends to our stockholders any takeover proposal by a third party; or

  •
  we have breached any of our representations or warranties, other than any failures of our representations and warranties to be true and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect, or materially breached any covenants in the merger agreement and the breach is not cured within 20 business days after written notice of the breach is delivered; or

  •
  by us if:

  •
  Thames Water Holdings has breached any of its representations or warranties, other than any failures of its representations and warranties to be true and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect, or materially breached any covenants in the merger agreement and the breach is not cured within 20 business days after written notice of the breach is delivered; or

    •
    prior to obtaining stockholder approval, our board of directors authorizes us to enter into an agreement with respect to a takeover proposal from a third party concurrently with such termination, provided that we have complied with the provisions of the merger agreement described below under "The Merger Agreement—No Solicitation of Other Offers," including the payment to Thames Water Holdings of the $138 million termination fee described below.

  Termination Fees (see page 42)

    The merger agreement provides that upon termination in specified circumstances we must pay to Thames Water Holdings a termination fee of $138 million. In addition, upon termination in certain other specified circumstances, Thames Water Holdings must pay to us a termination fee of $138 million. See "The Merger Agreement—Termination Fees."

Appraisal Rights (see page 45)

    Stockholders who do not wish to accept the $46.00 per share cash consideration payable pursuant to the merger may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration of $46.00 in cash per share. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

  •
  you must not vote in favor of the proposal to adopt the merger agreement;

  •
  you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to adopt the merger agreement at the special meeting; and

  •
  you must hold your shares of record continuously from the time of making a written demand for appraisal until the effective time of the merger.

    Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, because a submitted proxy not marked "against" or "abstain" will be voted for the proposal to adopt the merger agreement, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

    Annex C to this proxy statement contains the relevant provisions of the Delaware statute relating to your right of appraisal.

THE COMPANIES

American Water Works Company, Inc.

    American Water Works is the largest publicly traded enterprise devoted exclusively to the water and wastewater business in the United States. The core business of American Water Works is the ownership of common stock of utility companies providing water and wastewater services. American Water Works refers to the combination of it and its utility subsidiaries as the "American Water System." The American Water System has functioned for over 50 years. Each subsidiary operates independently, yet shares in the benefits of size and identity afforded by the American Water System. In addition to its utility subsidiaries, some of American Water Works' subsidiaries engage in non-regulated businesses. For example, American Water Services, Inc. is focused on the growing contract operations segment of the water and wastewater market, and American Water Resources is a subsidiary formed to invest in water and wastewater-related products and services.

    On November 7, 2001, we completed the acquisition of Azurix North America Corp. and Azurix Industrials Corp., which expanded our presence into the southeastern and northwestern United States and three Canadian provinces. American Water Works and its subsidiaries now have approximately 6,300 employees and provide water, wastewater and other water resource management services to a population of approximately twelve million in 28 states and Canada. In addition, we have received the necessary approvals from the states of Arizona, Illinois, Indiana, Ohio and Pennsylvania for our purchase of the water and wastewater assets of Citizens Communications Company, a multi-utility holding company. The California Public Utility Commission approved our acquisition of Citizen's water and wastewater assets in that state in September 2001, but we are awaiting a possible rehearing before that commission and a possible appellate proceeding before we will close the acquisition. On August 30, 2001, we announced an agreement to sell our New England operations to Kelda Group Plc for $118 million in cash plus the assumption of $115 million in debt.

    Each utility subsidiary is subject to the rules of both federal and state environmental protection agencies, particularly with respect to the quality of water distributed. In addition, with one exception, the utility subsidiaries function under economic regulations prescribed by state regulatory commissions.

    The executive offices of American Water Works are located at 1025 Laurel Oak Road, P.O. Box 1770, Voorhees, New Jersey 08043, telephone 856-346-8200.

RWE Aktiengesellschaft

    RWE is a global multi-utility company that does business, through its subsidiaries and affiliates, in over 120 countries. Its core business segments are electricity, gas, water, and waste and recycling. RWE's worldwide water activities are managed through RWE's wholly owned subsidiary, Thames Water Holdings. RWE, which was founded in 1898, is a company organized under the laws of The Federal Republic of Germany. RWE's executive offices are located at Opernplatz 1, 45128 Essen, Germany, telephone 49-201-1200.

Thames Water Aqua Holdings GmbH

    Thames Water Holdings is a wholly owned subsidiary of RWE. Thames Water Holdings is the holding company for all of RWE's global water business. In 2000, RWE acquired Thames Water Plc, the leading supplier of water and wastewater services in the United Kingdom. Thames Water Plc is a subsidiary of Thames Water Holdings and, after the merger, American Water Works will be a subsidiary of Thames Water Holdings as well. Thames Water Holdings is a company organized under the laws of The Federal Republic of Germany. Its executive offices are located at Opernplatz 1, 45128 Essen, Germany, telephone 49-201-1200.

Apollo Acquisition Company

    Apollo Acquisition Company is a Delaware corporation formed solely for the purpose of merging into American Water Works and has not conducted any unrelated activities since its organization. Apollo is a wholly owned subsidiary of Thames Water Holdings. The executive offices of Apollo are located at Clearwater Court, Vastern Road, Reading RG1 8DB, United Kingdom, telephone 44-118-373-8420.

THE SPECIAL MEETING

    This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our stockholders.

Date, Time and Place of the Special Meeting

    The special meeting is scheduled to be held as follows:

      Date: January   •  , 2002

      Time:  •  , local time

      Place: The Mansion on Main Street, Voorhees, New Jersey

Proposal to be Considered at the Special Meeting

    At the special meeting, you will consider and vote upon a proposal to adopt an agreement and plan of merger, dated as of September 16, 2001, among American Water Works, RWE, Thames Water Holdings and Apollo. A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date

    Our board of directors has fixed the close of business on  •  , 2001 as the record date for the special meeting and only holders of record of common stock and cumulative preferred stock, 5% series on the record date are entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote  •  shares of common stock (one vote per share) and 101,777 shares of cumulative preferred stock, 5% series (one-tenth of a vote per share).

Voting Rights; Vote Required for Adoption

    Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting and each share of cumulative preferred stock, 5% series entitles its holder to one-tenth of a vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of stockholders entitled to cast a majority of the votes of all outstanding shares entitled to vote on the proposal to adopt the merger agreement, considered together, shall constitute a quorum for the purpose of considering that proposal.

    If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

    Under Delaware law and our certificate of incorporation, the proposal to adopt the merger agreement must be adopted by the affirmative vote of the holders of a majority of the votes represented by all of the outstanding shares of common stock and cumulative preferred stock, 5% series, voting together as a single class, with each share of common stock entitled to one vote and each share of cumulative preferred stock, 5% series entitled to one-tenth of a vote.

    Abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

    Some of our major stockholders (including some of our directors) holding 25,989,476 shares of our common stock representing approximately 26% of the total votes entitled to be cast at the special meeting have entered into a voting agreement with Thames Water Holdings obligating those stockholders to vote their shares in favor of the transaction. In addition, each of our directors and executive officers (including some who have entered into the voting agreement) has indicated that he or she intends to vote his or her own shares in favor of the proposal to adopt the merger agreement. If our directors and officers and the other major stockholders party to the voting agreement vote their shares for the proposal to adopt the merger agreement, 28.6% of the voting power of our outstanding common stock and cumulative preferred stock, 5% series will have voted for the proposal to adopt the merger agreement. This means that holders of only an additional 21.5% of the voting power of all shares entitled to vote at the meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted. Votes will be tabulated by our transfer agent, Equiserve Trust Company, N.A.

Voting and Revocation of Proxies

    Stockholders of record may submit proxies by mail, by Internet, or by telephone. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. Stockholders who wish to submit a proxy by Internet may do so by going to the website, www.voteproxy.com. Stockholders who wish to submit a proxy by telephone may do so by calling 1-800-PROXIES. Telephone and Internet proxy submission procedures are designed to verify stockholders through use of a control number that is provided on each proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or the Internet if those services are offered by the nominee.

    Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted "for" the proposal to adopt the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting or any adjournment of the meeting. Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement.

    Please do not send in your stock certificates with your proxy card.  If the merger is completed, a separate letter of transmittal will be mailed to you which will enable you to receive the merger consideration.

    Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

  •
  by delivering written notification to American Water Works' General Counsel and Secretary at our executive offices at 1025 Laurel Oak Road, Voorhees, New Jersey 08043;

  •
  by delivering a proxy of a later date by mail, Internet or telephone in the manner described herein;

  •
  by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting; or

  •
  if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.

Solicitation of Proxies

    We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, telegram or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at an anticipated cost of approximately $10,000 plus reimbursement of reasonable out-of-pocket expenses.

Questions and Additional Information

    If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Georgeson Shareholder Communications Inc. at 17 State Street, 10th Floor, New York, New York 10004, or by telephone at 800-223-2064 or our General Counsel and Secretary at our executive offices at 1025 Laurel Oak Road, Voorhees, New Jersey 08043, or by telephone at 856-346-8223.

THE MERGER

Background

    American Water Works has over the years implemented a growth strategy by participating in the increasing trend toward consolidation in the water industry in the United States. This strategy has helped make American Water Works the largest and most geographically diverse investor-owned water utility business in the United States. American Water Works has also been aware of the increasing trends of privatization of global water industry assets and multi-national acquisition and ownership of water utilities.

    American Water Works first learned of RWE's interest in a possible transaction on May 21, 2001, when William Alexander, the Chief Executive Officer of Thames Water Plc (a subsidiary of Thames Water Holdings), contacted J. James Barr, President and Chief Executive Officer of American Water Works. This initial contact was followed by a meeting on May 25, 2001 between Mr. Barr, Ellen C. Wolf, Vice President and Chief Financial Officer of American Water Works, Mr. Alexander and Christopher Bunker, Chief Financial Officer of Thames Water Plc. At that meeting, Messrs. Alexander and Bunker discussed with Mr. Barr and Ms. Wolf the potential acquisition of American Water Works by RWE through Thames Water Holdings. During these discussions, Mr. Alexander indicated that RWE was considering a proposed cash price of $41.00 per share of American Water Works common stock. Mr. Barr stated that American Water Works would consider the offer and respond to RWE.

    On June 7, 2001, the American Water Works board of directors held a special meeting to receive management's report concerning RWE's proposal at which its legal advisors, Simpson Thacher & Bartlett, were present. Representatives of Simpson Thacher & Bartlett advised the members of the American Water Works board of directors regarding their fiduciary duties in connection with their consideration of the transaction proposed by RWE. American Water Works' senior management then made various presentations concerning RWE's proposal. At that meeting, the American Water Works board of directors was of the view that RWE's $41.00 proposal was not attractive, given American Water Works' business strategies and growth prospects. The American Water Works board of directors considered the strategic alternatives available to American Water Works and authorized Mr. Barr to engage in further exploratory discussions with RWE to determine if RWE would be willing to offer a higher price. Mr. Barr informed the board of directors that American Water Works intended to retain Goldman, Sachs & Co. as financial advisor to American Water Works in connection with RWE's proposal. Subsequently, American Water Works executed an engagement letter with Goldman Sachs, dated as of June 14, 2001, to act as its financial advisor in connection with a potential transaction with RWE.

    On June 8, 2001, Mr. Barr contacted Mr. Alexander by telephone and indicated that the American Water Works board of directors was not interested in a proposal for an acquisition at $41.00 per share and that any offer must reflect American Water Works' full value as the leading publicly owned water and water services company in the United States. On June 11, 2001, Mr. Alexander contacted Mr. Barr to indicate that RWE would be willing to consider an increase in the price offered if RWE were permitted to conduct a due diligence investigation to better understand American Water Works' performance and prospects.

    On June 26, 2001, RWE, Thames Water Plc and American Water Works entered into a confidentiality agreement. Thereafter, management of American Water Works and its legal and financial advisors met with management of Thames Water Plc and its legal and financial advisors to provide limited additional information about American Water Works. On July 11, 2001, Mr. Alexander informed Mr. Barr by telephone and in writing that RWE was pleased with what it had learned about American Water Works to date and had increased its offer to $45.00 per share of American Water Works common stock. Mr. Alexander also added that the offer was subject to completion of satisfactory due diligence, approval by the supervisory board of RWE, as well as negotiation of a mutually acceptable merger agreement and stockholder voting agreement.

    On July 12, 2001, the American Water Works board of directors held a special meeting to consider RWE's revised proposal at which representatives of Simpson Thacher & Bartlett were present. At this meeting, Mr. Barr advised the American Water Works board of directors of the progress of negotiations and the board determined that it would hold another meeting on July 16, 2001 to further consider the proposal. At the July 16th meeting, representatives of Goldman Sachs reviewed with the American Water Works board of directors various topics relating to American Water Works and the revised RWE proposal. Each of Goldman Sachs and management also discussed with the American Water Works board of directors other strategic options available to American Water Works as an independent company or in other business combinations, including the assessment by Goldman Sachs of the likelihood that (based on knowledge of the industry but without having made specific inquiries) other companies would be interested in making an offer to acquire or merge with American Water Works. After lengthy discussion, the American Water Works board of directors authorized management to hold further discussions with RWE and to allow RWE to proceed with additional financial and legal due diligence to determine if it would be willing to offer a higher price. The board of directors also discussed at length several transaction terms that would be important in evaluating any final proposal, including fiduciary termination rights, regulatory matters, employee and retiree benefits and covenants governing the conduct of business between signing and closing.

    On July 17, 2001, Mr. Barr contacted Mr. Alexander and stated that he was not prepared to recommend the $45.00 offer to the American Water Works board of directors but that American Water Works would be willing to provide additional financial and legal due diligence materials to RWE to allow RWE to determine if it would be willing to offer a higher price for American Water Works' common stock. Mr. Alexander responded that although he believed RWE had already made its best offer, he would instruct RWE representatives to continue due diligence and would discuss internally whether RWE would reconsider its offer. On July 18, 2001, Ms. Wolf had a conference call with Mr. Bunker to discuss detailed arrangements for further due diligence. During the first two weeks of August, members of American Water Works management met with representatives of RWE as part of RWE's additional legal and financial due diligence.

    On August 8, 2001, Mr. Barr had breakfast with Mr. Alexander to discuss the progress of negotiations. Mr. Barr reiterated to Mr. Alexander that he was not prepared to recommend the $45.00 offer to the board and that any offer to acquire American Water Works must address certain contractual areas of importance to American Water Works.

    On Friday, August 10, 2001, Ms. Wolf and Daniel Kelleher, Senior Vice President of the American Water Works Service Company, met with Mr. Bunker and Jim McGivern, Managing Director, International Business Development of Thames Water Plc, to discuss the operating covenants of a potential merger agreement. The next day, Cravath, Swaine & Moore, legal advisors to RWE, distributed a draft merger agreement and a draft stockholder voting agreement. On August 13, 2001, Mr. Barr called Mr. Alexander to indicate that substantial issues had been raised by the draft merger agreement and that American Water Works would respond with an alternative draft merger agreement that included terms acceptable to American Water Works. American Water Works' legal advisors did this and on August 17, 2001, RWE responded with a revised draft merger agreement, and representatives of the parties commenced negotiations of the merger agreement.

    On Sunday, August 19, 2001, Mr. Barr met with Mr. Alexander for breakfast to discuss the progress of negotiations. During that conversation, Mr. Alexander reiterated his strong belief in the transaction and presented RWE's final proposal which included a price of $46.00 per share of American Water Works common stock. That conversation was followed by a written proposal from Mr. Alexander on behalf of RWE confirming the $46.00 per share proposal. Mr. Alexander also indicated that RWE was fully prepared to resolve all remaining contract issues. Mr. Alexander indicated that he would seek RWE's supervisory board approval on Wednesday, August 22, 2001 and Mr. Barr indicated that he would present RWE's proposal to the American Water Works board of directors that same day.

    Between the afternoon of Sunday, August 19, 2001, and the afternoon of Tuesday, August 21, 2001, members of American Water Works' management and representatives of Simpson Thacher & Bartlett met with members of RWE's management and representatives of Cravath, Swaine & Moore to continue negotiating the merger agreement. On the afternoon of Tuesday, August 21, 2001, Mr. Barr called Mr. Alexander to express concern regarding the progress of negotiations. Mr. Alexander assured Mr. Barr that RWE was committed to the transaction on terms acceptable to American Water Works' management. On Tuesday evening, representatives of the management and legal advisors of American Water Works met with representatives of the management and legal advisors of RWE at the offices of Simpson Thacher & Bartlett to continue to negotiate the merger agreement.

    Discussions between the advisors of American Water Works and RWE continued throughout the evening of Tuesday, August 21, 2001 and the morning of Wednesday, August 22, 2001 but did not result in a mutually acceptable merger agreement. Representatives of RWE informed representatives of American Water Works that the RWE supervisory board had approved the transaction generally at a meeting held in Germany on the morning of August 22, 2001. During the afternoon of that day, the American Water Works board of directors met to discuss the progress of negotiations. The board of directors was advised of events since the last board meeting on July 12, 2001. Mr. Barr indicated that the parties had not reached a mutually acceptable merger agreement and that he could not recommend that the board of directors approve RWE's proposal at that time. The American Water Works board of directors discussed the matters raised by Mr. Barr, concurred with his recommendations and did not take any further action at this meeting. After the meeting, Mr. Barr called Mr. Alexander to indicate that the American Water Works board of directors had discussed but not approved the transaction.

    On Friday, August 24, 2001, Mr. Alexander delivered a letter to Mr. Barr expressing his commitment to the transaction and interest in scheduling a meeting with Mr. Barr.

    On Monday, August 27, 2001, Dr. Dietmar Kuhnt, the President and Chief Executive of RWE, delivered a letter to Mr. Barr and Marilyn Ware, Chairman of the American Water Works board of directors, expressing his continued commitment to the transaction. Mr. Barr responded in writing to Dr. Kuhnt expressing his disappointment in the negotiations to date.

    Between August 27, 2001 and September 4, 2001, advisors of American Water Works and advisors of RWE continued to discuss the terms of a potential transaction in an effort to overcome any remaining differences between the parties. On September 4, 2001, Mr. Alexander telephoned Mr. Barr to indicate RWE's continuing interest in reaching an agreement with American Water Works. Mr. Barr indicated that he would discuss RWE's interest at a regular American Water Works board meeting scheduled for September 6, 2001.

    On September 6, 2001, the American Water Works board of directors held a regularly scheduled meeting at which it discussed the proposed transaction with RWE and the strategic options available to American Water Works. At this meeting, the American Water Works board of directors discussed the probability of receiving offers to acquire American Water Works from other suitable buyers at a price higher than that offered by RWE and various strategies for continuing to negotiate with RWE.

    On September 7, 2001, Mr. Barr indicated to Mr. Alexander that American Water Works would deliver a revised draft merger agreement to RWE, and they decided to arrange a meeting between representatives of each company for September 10, 2001. Later that day American Water Works' management delivered a revised draft merger agreement to RWE.

    On September 10, 2001, Mr. Barr and Ms. Wolf met with Mr. Alexander, Mr. McGivern, Mr. Bunker and Dr. Richard Klein, a member of the executive board of RWE, to discuss the proposed merger agreement. Following that meeting, Mr. Barr and Mr. Alexander directed their respective management and advisor teams to continue to negotiate the merger agreement. Negotiations were interrupted on the morning of September 11, 2001 when the terrorist attacks occurred in New York and Washington, D.C., but continued later that week after management of American Water Works and RWE determined to proceed with the negotiations.

    On Sunday, September 16, 2001, the American Water Works board of directors held a special meeting to consider the RWE proposal with representatives of both Simpson Thacher & Bartlett and Goldman Sachs present. The American Water Works board of directors was advised of events relating to the transaction since the board meeting on August 22, 2001. A representative of Simpson Thacher & Bartlett advised the American Water Works board of directors of their legal duties in connection with considering the proposed transaction. A representative of Goldman Sachs then reviewed with the American Water Works board of directors Goldman Sachs' financial analyses with respect to the proposed transaction. Following this presentation, Goldman Sachs orally delivered its opinion to the board of directors of American Water Works, which was subsequently confirmed in writing, to the effect that, as of September 16, 2001, the $46.00 in cash per share of American Water Works common stock to be received by the holders of American Water Works common stock pursuant to the merger agreement was fair from a financial point of view to those holders. In addition, at this meeting, a representative of Simpson Thacher & Bartlett reviewed with the board of directors the terms of the merger agreement (including changes made since the August 22nd meeting of the board of directors) and the voting agreement. Mr. Barr recommended approval of the transaction to the board of directors based on the terms and conditions of the draft agreements. After extensive discussion and deliberation and based on the factors described below, the American Water Works board of directors unanimously determined that the merger agreement, the merger and the transactions contemplated thereby were fair to and in the best interests of American Water Works and its stockholders, approved and declared advisable the merger agreement and resolved to recommend that the American Water Works stockholders vote to adopt the merger agreement.

    Following the special meeting of the American Water Works board of directors, the merger agreement was executed by American Water Works, RWE and other parties thereto, and the voting agreement was executed by Thames Water Holdings and the stockholders party thereto. Prior to the opening of business on Monday, September 17, 2001, American Water Works issued a press release publicly announcing that it had entered into the merger agreement.

Reasons for the Merger

    In reaching its decision to approve the merger agreement and to recommend that the American Water Works stockholders adopt the merger agreement, the American Water Works board of directors consulted with management and its legal and financial advisors. The American Water Works board of directors considered a number of factors, including, without limitation, the following:

    1.  the current and historical market prices of American Water Works common stock relative to the merger consideration, and the fact that the $46.00 per share merger consideration represented a 37.2% premium over the average closing price of American Water Works common stock over the 30 trading days prior to September 10, 2001;

    2.  the fact that the merger consideration is all cash, which provides certainty of value to holders of American Water Works common stock compared to a transaction in which stockholders would receive stock;

    3.  the view of management that the trading value for shares of American Water Works common stock was not likely to exceed the merger price in the near term if American Water Works remained independent;

    4.  the potential stockholder value that could be expected to be generated from the other strategic options available to American Water Works, including (a) remaining independent and continuing to implement its growth strategy or (b) pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives;

    5.  the financial presentation of Goldman Sachs on September 16, 2001 and the opinion of Goldman Sachs delivered on September 16, 2001 to the American Water Works board of directors to the effect that, based upon and subject to the matters set forth in that opinion, as of September 16, 2001, the $46.00 per share in cash to be received by holders of American Water Works common stock pursuant to the merger agreement was fair from a financial point of view to those holders;

    6.  discussions with American Water Works' management and Goldman Sachs regarding the potential transaction with RWE and the business, financial condition, competitive position, business strategy, strategic options and prospects of American Water Works (as well as the risks involved in achieving these prospects), the nature of the water and waste water services industry in which American Water Works competes, and current industry, economic and market conditions, both on an historical and on a prospective basis;

    7.  the terms of the merger agreement, as reviewed by the American Water Works board of directors with American Water Works' legal advisors, including:

  •
  the agreements by RWE with respect to obtaining regulatory approvals as more fully described under "The Merger Agreement—Efforts to Complete The Merger";

  •
  sufficient operating flexibility for American Water Works to conduct its business in the ordinary course between signing and closing;

  •
  the absence of a financing condition;

  •
  a termination fee due to American Water Works if the merger agreement is terminated and RWE is in breach of certain of its covenants or representations and warranties as more fully described under "The Merger Agreement—Termination of the Merger Agreement"; and

  •
  American Water Works' ability to furnish information to and conduct negotiations with a third party, terminate the merger agreement, and enter into an agreement relating to a superior proposal under certain circumstances, as more fully described under "The Merger Agreement—No Solicitation of Other Offers";

    8.  management's assessment, after its review and discussion with Goldman Sachs of the credit ratings and divestiture plans of RWE, that RWE has the financial capability to consummate the merger;

    9.  the American Water Works board of directors' determination, based on the fact that no other offers to acquire American Water Works were made after initial press reports on and after August 22, 2001 that RWE was considering an acquisition of American Water Works and after discussing with its advisors the potential risks, costs and benefits of contacting other third parties, that there was insufficient reason to justify the risk of delay in proceeding with the favorable transaction with RWE;

    10. in the view of the American Water Works board of directors, based upon the advice of management after consultation with its legal counsel, that the regulatory approvals necessary to consummate the merger could be obtained. In forming such belief, the American Water Works board of directors and management recognized that regulatory agencies will consider whether RWE, Thames Water Holdings and Thames Water Plc are financially, technologically and managerially suitable to control American Water Works and its applicable subsidiaries and the ability of the American Water Works subsidiaries to continue to provide safe, adequate and reliable service to the public through their plant, equipment and manner of operation. The board's and management's belief was, consequently, based in substantial part upon its perception that the large size, accompanying financial resources and technical expertise of RWE, Thames Water Holdings and Thames Water Plc, as well as their declared commitment to customer service, effective employee relations, strong community service and safe environmental practices, will be found adequate to permit the American Water Works subsidiaries to continue as well-run, customer-oriented water utilities and for the merger to result in benefits to their current and future customers, employees and operations, including mitigation against the frequency and size of future rate increases for American Water Works;

    11. that American Water Works will no longer exist as an independent company and its stockholders will no longer participate in the growth of American Water Works or the pursuit of its stand-alone business plan and the other factors set forth in our certificate of incorporation;

    12. that, under the terms of the merger agreement, American Water Works cannot solicit other acquisition proposals and must pay to RWE a termination fee if American Water Works terminates the merger agreement under certain circumstances, which may deter others from proposing an alterative transaction that may be more advantageous to American Water Works stockholders; and

    13. the fact that gains from an all-cash transaction would be taxable to American Water Works stockholders for U.S. federal income tax purposes.

    During its consideration of the transaction with RWE, the American Water Works board of directors were also aware that some of the directors and executive officers of American Water Works may have interests in the merger that are different from or in addition to those of American Water Works stockholders generally, as described under "The Merger—Interests of Directors and Executive Officers in the Merger."

    This discussion of the information and factors considered and given weight by the American Water Works board of directors is not intended to be exhaustive, but is believed to address the material information and factors considered by the board of directors. In view of the number and variety of these factors, the American Water Works board of directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination. The determination to approve the merger agreement was made after consideration of all of the factors and analyses as a whole. In addition, individual members of the American Water Works board of directors may have given different weights to different factors.

Opinion of Financial Advisor

    On September 16, 2001, Goldman Sachs delivered its oral opinion, which was subsequently confirmed in writing, to the American Water Works board of directors to the effect that, based upon and subject to the matters set forth in that opinion, as of September 16, 2001, the $46.00 in cash per share of American Water Works common stock to be received by the holders of American Water Works common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

    The full text of the written opinion of Goldman Sachs, dated September 16, 2001, which sets forth assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated herein by reference. Goldman Sachs provided its opinion for the information and assistance of the American Water Works board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of American Water Works common stock or cumulative preferred stock, 5% series should vote with respect to the merger. We urge you to read the opinion in its entirety.

    In connection with its opinion, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  the annual reports to stockholders and annual reports on Form 10-K of American Water Works for the three years ended December 31, 2000;

  •
  selected interim reports to stockholders and quarterly reports on Form 10-Q of American Water Works;

  •
  selected other communications from American Water Works to its stockholders; and

  •
  selected internal financial analyses and forecasts for American Water Works prepared by its management.

    Goldman Sachs also held discussions with members of the senior management of American Water Works regarding their assessment of the past and current business operations, financial condition and future prospects of their company. In addition, Goldman Sachs:

  •
  reviewed the reported price and trading activity for shares of common stock of American Water Works;

  •
  compared certain financial and stock market information for American Water Works with similar information for certain other companies the securities of which are publicly traded; and

  •
  reviewed the financial terms of certain recent business combinations in the water utility industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of American Water Works or any of its subsidiaries. No evaluation or appraisal of the assets or liabilities of American Water Works or any of its subsidiaries was furnished to Goldman Sachs.

    The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its written opinion to the American Water Works board of directors. This summary does not purport to be a complete description of the analyses performed by Goldman Sachs. In arriving at its opinion, Goldman Sachs considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it.

    The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

  Historical Stock Trading and Performance Analysis

    Using the most recent publicly available information, Goldman Sachs reviewed the historical daily closing prices and trading volumes for shares of American Water Works common stock for the five-year period from September 10, 1996 to September 10, 2001, for the three-year period from September 10, 1998 to September 10, 2001, for the one-year period from September 8, 2000 to September 10, 2001, for the six-month period from March 9, 2001 to September 10, 2001, for the three-month period from June 8, 2001 to September 10, 2001, for the 20-day period from August 22, 2001 to September 10, 2001 and for the one-day period of September 10, 2001. The results of these analyses are set forth below:

Time Period*	Average Price
Five Year	$26.66
Three Year	$27.88
One Year	$28.87
Six Months	$31.49
Three Months	$32.18
Twenty Days	$34.03
One Day	$34.12

*
Based upon periods ending September 10, 2001.

    Goldman Sachs also reviewed ratios of daily closing prices for American Water Works common stock to projected current year earnings per share estimates for the five-year period from September 10, 1996 to September 10, 2001 using median earnings per share, or EPS, estimates from Institutional Brokers Estimate System, or IBES, an independent data service that compiles earnings estimates of institutional securities analysts. The analysis indicated a range of price to projected current year earnings ratio multiples of 11.2x to 21.8x over such 5-year period, with an average multiple of 17.1x and a September 10, 2001 price to projected current year earnings ratio multiple of 19.0x.

  U.S. Water Utilities Common Stock Comparison

    Goldman Sachs reviewed and compared selected financial information and multiples for American Water Works to corresponding financial information and multiples for the following U.S. public water utility companies:

  •
  Philadelphia Suburban Corporation;
  •
  California Water Service Group;
  •
  American States Water Company;
  •
  SJW Corp.;
  •
  Connecticut Water Service, Inc.;
  •
  Middlesex Water Company; and
  •
  Southwest Water Company.

    Goldman Sachs calculated the multiples and other financial information for American Water Works at (1) the transaction price and (2) the closing price for shares of American Water Works common stock on the NYSE on September 10, 2001. The multiples and other financial information for the selected companies calculated by Goldman Sachs were based on the closing prices on September 10, 2001 for shares of the selected companies' common stock. The multiples and other financial information for American Water Works and the selected companies calculated by Goldman Sachs were based on the most recent publicly available information for American Water Works and the selected companies. The price to earnings figures and the five-year EPS growth figures for American Water Works and the selected companies were based upon the latest available median IBES estimates. All latest twelve months, or LTM, figures are as of June 30, 2001. Goldman Sachs' analysis of the selected companies compared the following to the results for American Water:

  •
  share price as a percentage of the 52-week high share price;
  •
  the equity market capitalization, based on diluted shares outstanding;
  •
  the enterprise value;
  •
  the enterprise value as a multiple of LTM sales, earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings before interest and taxes, or EBIT;
  •
  the ratio of price to estimated earnings for 2001 and 2002;
  •
  the ratio of total market capitalization to book value as of June 30, 2001;
  •
  the five-year EPS annual growth rate for the fiscal years 1996 through 2000;
  •
  the estimated five-year EPS annual growth rate for the fiscal years 2001 through 2006;
  •
  the annual dividend yield based upon the latest four quarters' figures;
  •
  the LTM EBITDA and EBIT margins; and
  •
  the enterprise value and LTM EBITDA per customer.

    The results of these analyses with respect to American Water Works, are summarized as follows:

	Transaction Price	Closing Price On September 10, 2001
Share price as a percentage of 52-week high share price	130%	96%
Equity market capitalization (in millions)	$4,611	$3,415
Enterprise value (in millions)	$7,575	$6,379
Enterprise value as a multiple of LTM Sales	5.5x	4.7x
Enterprise value as a multiple of LTM EBITDA	11.9x	10.0x
Enterprise value as a multiple of LTM EBIT	16.4x	13.8x
Price to estimated earnings ratio for 2001	25.6x	19.0x
Price to estimated earnings ratio for 2002	24.2x	18.0x
Total market capitalization to book value as of June 30, 2001	2.7x	2.0x
Annual EPS growth for 1996-2000	6.3%	6.3%
Five year estimated annual EPS growth rate for 2001-2006	6.0%	6.0%
Annual dividend yield	2.8%	2.8%
LTM EBITDA margins	NM	46.8%
LTM EBIT margins	34.0%	34.0%
Enterprise value per customer	$2,935	$2,472
LTM EBITDA per customer	$247	$247

    The results of the analysis with respect to the selected U.S. water utility companies is as follows:

	High	Median	Mean	Low
Share price as a percentage of 52-week high share price	97%	87%	87%	70%
Equity market capitalization (in millions)	NA	NA	NA	NA
Enterprise value (in millions)	NA	NA	NA	NA
Enterprise value as a multiple of LTM Sales	7.6x	2.9x	4.1x	1.2x
Enterprise value as a multiple of LTM EBITDA	14.3x	10.1x	11.0x	8.4x
Enterprise value as a multiple of LTM EBIT	20.2x	15.1x	15.1x	11.2x
Price to estimated earnings ratio for 2001	25.6x	20.2x	20.6x	15.1x
Price to estimated earnings ratio for 2002	25.0x	18.2x	19.2x	14.3x
Total market capitalization to book value as of June 30, 2001	3.6x	2.4x	2.4x	1.7x
Annual EPS growth for 1996-2000	9.7%	3.1%	2.8%	(4.5)%
Five year estimated annual EPS growth rate	8.0%	4.0%	4.4%	3.0%
Annual dividend yield	4.7%	3.7%	3.5%	1.7%
LTM EBITDA margins	59.2%	32.7%	36.0%	12.0%
LTM EBIT margins	47.7%	23.3%	26.9%	8.0%
Enterprise value per customer	$4,591	$1,555	$2,150	$770
LTM EBITDA per customer	$357	$185	$194	$54

  Selected U.S. Water Utility Transactions

    Goldman Sachs analyzed information relating to the following twelve announced transactions in the water utility industry since 1998:

Acquirer	Target
Kelda Group	American Water Works New England Assets
City of Indianapolis	IWC Resources
Nuon NV	Utilities, Inc.
Truckee Meadows Water	Sierra Pacific Water Assets
Thames Water Plc	E'Town Corp.
American Water Works	SJW Corp.
American Water Works	Citizens Water Resources
Suez Lyonnaise des Eaux	United Water Resources
Kelda Group	Aquarion Co.
California Water Service Group	Dominguez Services
American Water Works	National Enterprises
Philadelphia Suburban Corporation	Consumers Water Company

    Goldman Sachs compared the following information relating to each of the selected transactions to the contemplated transaction:

  •
  the premium of the transaction price to (1) the target's stock price on the day prior to the announcement of the particular transaction, (2) the target's stock price average for the 30 days prior to the announcement of the transaction and (3) the all-time high target's stock price prior to the announcement of the particular transaction;
  •
  the transaction price as a multiple of the target's LTM sales, EBITDA, EBIT and net income;
  •
  the transaction price as a multiple of the target's price to earnings, or P/E, ratio (based on the transaction price and the target's current year median IBES EPS estimates and forward year median IBES EPS estimates);

  •
  ratio of the target's market capitalization (based upon the transaction price) to the target's book value; and
  •
  the target's enterprise value per target customer.

    The results of this analysis were as follows:

	Selected U.S. Water Utility Transactions
	High	Mean	Median	Low	Proposed Transaction
Premium of transaction price to target's stock price on day prior to announcement	32.5%	23.7%	23.4%	12.7%	34.8%
Premium of transaction price to 30 day average target's stock price prior to announcement	52.7%	45.8%	45.7%	38.8%	37.2%
Premium of transaction price to target's stock price all time high prior to announcement	20.5%	9.6%	8.2%	5.5%	29.5%
Transaction price as a multiple of target's LTM sales	6.2x	5.0x	5.0x	2.5x	5.5x
Transaction price as a multiple of target's LTM EBITDA	15.9x	12.7x	12.3x	10.2x	11.9x
Transaction price as a multiple of target's LTM EBIT	24.8x	17.7x	17.2x	13.6x	16.4x
Transaction price as a multiple of target's LTM net income	34.1x	26.7x	25.7x	20.3x	28.4x
Transaction price as a multiple of P/E for current year EPS	27.7x	25.3x	25.5x	21.8x	25.6x
Transaction price as a multiple of P/E for forward year EPS	26.3x	24.1x	24.5x	20.6x	24.2x
Market capitalization to book value	3.3x	2.8x	2.9x	2.4x	2.7x
Enterprise value per customer	$4,861	$3,027	$2,738	$1,681	$2,935

  Discounted Cash Flow Analysis

    Goldman Sachs performed a discounted cash flow analysis of American Water Works using American Water Works management projections and information regarding after-tax investments provided by American Water Works. Goldman Sachs calculated a range of implied net present values per share of American Water Works common stock based on (1) the discounted present value of the five year (2001-2006) stream of projected free cash flows of American Water Works, plus (2) the discounted present value of the terminal value of American Water Works in 2006, assuming an EBITDA exit multiple range between 9.0x to 11.0x, minus (3) American Water Works' net debt as of June 30, 2001, plus (4) the after-tax value of American Water Works' investments. The stream of projected free cash flows was discounted back to July 1, 2001 using a range of discount rates representing an estimated range of the weighted average cost of capital for American Water Works. The range of discount rates utilized by Goldman Sachs in its analysis was 6.0% to 8.0%. The result of this calculation was divided by the number of fully diluted shares of American Water Works common stock outstanding as of September 10, 2001. The results of this analysis yielded implied net present values per share of American Water Works common stock ranging from $36.73 to $55.43.

  Future Stock Price and Dividends Analysis

    Goldman Sachs calculated the present value of implied future stock prices and dividends received for shares of American Water Works common stock based upon American Water Works management estimates of future earnings and dividends. Goldman Sachs initially calculated the implied value of future stock prices for shares of American Water Works common stock using price to earnings multiples ranging from 14x to 22x for the years 2002 to 2005. Goldman Sachs then calculated the discounted present value of these implied future stock prices and dividends received based on an assumed discount rate of 8%. The results of this analysis yielded present values of future stock prices and dividends received ranging from $25 to $40 in the case of future stock prices and dividends for 2002, $27 to $41 for 2003, $28 to $43 for 2004 and $29 to $44 for 2005, in each case discounted back to July 1, 2001 and rounded to the nearest dollar. The 8% discount rate utilized by Goldman Sachs is consistent with the cost of equity assumption used to generate the lower end of the range of weighted average cost of capital used in the discounted cash flow analysis described above. A higher assumed discount rate than the 8% assumed by Goldman Sachs would have yielded lower present values of future stock prices and dividends received for shares of American Water Works common stock.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to American Water Works, RWE or the proposed merger.

    The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the American Water Works board of directors as to the fairness from a financial point of view of the $46.00 in cash per share of American Water Works common stock to be received by the holders of American Water Works common stock pursuant to the merger agreement. These analyses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of American Water Works, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to the American Water Works board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with American Water Works having provided certain investment banking services to American Water Works from time to time, including having acted as its financial advisor in connection with its recently completed acquisition of Azurix North America Corp. and Azurix Industrials Corp., and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

    Goldman Sachs has also provided certain investment banking services to RWE from time to time, including having acted as:

  •
  financial advisor to Hochtief AG, a company in which RWE owns an approximately 62% equity interest, in connection with its acquisition of Turner Corporation in September 1999;
  •
  financial advisor to RWE in connection with its acquisition of a minority interest in Lahmeyer AG in February 2000;
  •
  financial advisor to RWE in connection with its acquisition of VEW AG in November 2000; and

  •
  agent to Thames Water Plc, a wholly owned subsidiary of RWE, in connection with its public offering of JPY 2,000,000,000 aggregate principal amount of Floating Rate Notes due January 28, 2002 in July 2000.

    Goldman Sachs may also provide investment banking services to RWE, Thames Water Holdings and Thames Water Plc in the future. American Water Works selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

    Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of American Water Works and RWE for its own account and for the accounts of customers.

    Pursuant to a letter agreement, dated June 14, 2001, American Water engaged Goldman Sachs to act as its financial advisor in connection with the proposed merger. Pursuant to the terms of this engagement letter, American Water Works has agreed to pay Goldman Sachs a customary fee, a portion of which was paid upon announcement of the transaction and a portion of which will be paid upon consummation of the transaction.

    American Water Works has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including reasonable attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Regulatory Approvals

  Utilities Regulation

    American Water Works and its subsidiaries have a business presence in 28 states and Canada and are regulated by state agencies in 21 of those states. Under applicable state laws, the merger may not be consummated until it is approved by certain of those state regulatory agencies in accordance with their respective state laws. We currently anticipate regulatory review in more than half of the states in which we are regulated and have undertaken a definitive review to determine which states will need to review the transaction. We estimate that this regulatory review will take at least a year to complete. The merger agreement may be terminated by either American Water Works or RWE if the required regulatory approvals are not obtained by September 16, 2003, subject to a 60 day extension for any regulatory waiting period that has not yet expired by September 16, 2003, if all other conditions are satisfied.

    We believe that regulatory agencies with jurisdiction over the transaction will consider whether it is in the public interest, whether RWE, Thames Water Holdings and Thames Water Plc are financially, technologically and managerially suitable to control the American Water Works subsidiaries that are regulated by the particular agency and the ability of those subsidiaries to continue to provide safe, adequate and reliable service to the public through their plant, equipment and manner of operation. We believe that the large size, accompanying financial resources and technical expertise of RWE, Thames Water Holdings and Thames Water Plc, as well as their commitment to customer service, effective employee relations, strong community service and safe environmental practices, will be found adequate to permit the American Water Works subsidiaries to continue as well-run customer-oriented water utilities and for the merger to result in benefits to their current and future customers, employees and operations. We therefore expect that all state regulatory approvals necessary to consummate the transaction will be obtained. It is a condition to the closing of the merger that all such required state regulatory approvals be obtained, and that these regulatory approvals not impose terms or conditions which would reasonably be expected to have a material adverse effect on us or on us and Thames Water Holdings U.S. subsidiaries, taken as a whole. While we do not anticipate any such terms or conditions, we cannot assure you that this condition will be met.

  Antitrust Regulation

    Under the HSR Act and the rules promulgated thereunder by the FTC, the merger may not be completed until we and RWE file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. We expect to file notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice during the spring of 2002. It is a condition to the closing of the merger that the waiting period under the HSR Act with respect to the merger expire, or the FTC and the Antitrust Division grant early termination of the waiting period under the HSR Act. At any time before or after completion of the merger, notwithstanding whether early termination of the waiting period under the HSR Act has been granted, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of American Water Works or RWE. At any time before or after the completion of the merger, and notwithstanding whether early termination of the waiting period under the HSR Act has been granted, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of American Water Works or RWE. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, we and RWE believe that the merger can be effected in compliance with federal and state antitrust laws.

Financing of the Merger

    RWE has informed American Water Works that it estimates that approximately $4.75 billion will be required to complete the purchase of shares of our common stock, restricted stock and options pursuant to the merger and pay its related fees and expenses. RWE expects this amount to be funded through an issuance of debt securities and internally available funds. The merger is not conditioned on any financing arrangements.

Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders

    The following is a summary of United States federal income tax consequences of the merger to stockholders whose shares of our common stock are converted into the right to receive cash under the merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current law which is subject to change possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

    The receipt of cash for shares of our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such shares is more than 12 months at the time of the consummation of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

    Backup withholding will apply to all cash payments to which a holder of shares or other payee is entitled pursuant to the merger agreement, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each of our stockholders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

    The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder's tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger, including the application of state, local and foreign tax laws.

Interests of Directors and Executive Officers in the Merger

    Members of our board of directors and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our stockholders generally. The members of American Water Works board of directors were aware of these interests and considered them at the time they approved the merger agreement. You should keep this in mind when considering the recommendation of our board of directors for the proposal to adopt the merger agreement.

  Stock Options

    The merger agreement provides that as of the effective time of the merger, all outstanding unvested employee stock options for American Water Works common stock will become exercisable. The merger agreement provides that, for each share covered by outstanding stock options at the time of the merger, the holders of the options will have the right to receive a cash payment. The amount of this payment will equal the excess, if any, of the merger consideration of $46.00 in cash per share of American Water Works common stock over the per share exercise price of the options, reduced by applicable withholding taxes.

    Our executive officers currently hold a total of approximately 395,000 options, approximately 101,000 of which are currently vested and 294,000 of which are currently unvested. The aggregate spread that the executive officers would be entitled to receive for all of their options as of the date of this proxy statement is approximately $8.9 million. One of our executive officers is a director. None of our other directors hold options.

  Supplemental Executive Retirement Plan and Supplemental Retirement Plan

    Six of our executive officers participate in either our supplemental executive retirement plan, or SERP, or our Supplemental Retirement Plan, or SRP. SERP and SRP benefits are paid in addition to benefits payable under other retirement programs.

    Benefits under the SERP are provided to certain executives and are intended to (1) provide the additional retirement benefits that would be payable under our qualified defined benefit pension plan if federal tax law did not restrict such benefits and (2) compute the benefits payable on the basis of the highest average remuneration during 36 consecutive months rather than 60 consecutive months of employment.

    The SRP is also designed to provide benefits to certain key associates designated by our board of directors, equal to those that would be provided under our qualified defined benefit pension plan's benefit formula if it were unaffected by the federal tax law restrictions on benefits, and provides additional years of service to those covered associates hired in mid-career.

    The SERP and the SRP both contain change in control provisions that provide that upon termination of a participant's employment with us, the participant will receive a lump sum payment equal to the present value (based on the assumptions used to calculate benefits under our qualified defined benefit pension plan) of each of their respective accrued benefits under the SERP or the SRP, as applicable.

    If we were to complete the merger and immediately thereafter terminate our executive officers involuntarily, their annual SERP or SRP benefits that would be payable after giving effect to the SERP's or SRP's change in control provisions, as applicable, would equal, in the aggregate, approximately $10 million.

  Change in Control Agreements

    On January 1, 2000, each of our executive officers entered into a change in control agreement with us. The agreements provide that, if within three years after the merger, an executive's employment terminates without cause (as defined in the agreements) or for good reason (as defined in the agreements), the executive will receive certain severance benefits. The benefits include a lump sum cash payment equal to a multiple (3, 2 or 1.5 times depending on the level of senior management) of the sum of salary and target bonus; pro rata target bonus for the year of termination; accelerated vesting of supplemental retirement benefits, stock options and restricted or deferred stock awards; continued welfare benefits for 36, 24 or 18 months (depending on the level of senior management); and 36, 24 or 18 months (depending on the level of senior management) of additional age and service credit for purposes of calculating supplemental retirement benefits and retiree medical benefits. Mr. Barr is entitled to three times salary and bonus and 36 months welfare benefits and service credit. Messrs. Kelleher and Pohl and Ms. Wolf are entitled to two times salary and bonus and 24 months welfare benefits and service credits. Messrs. Sievers and Harnett are entitled to 1.5 times salary and bonus and 18 months welfare benefits and service credits. The agreements also provide a tax gross-up feature so that such officers will be made whole for any excise taxes imposed on such payments.

  Executive and Director Deferred Compensation Plans

    We maintain a deferred compensation plan for our non-employee directors and a deferred compensation plan for our executive officers and key employees. The deferred compensation plans are unfunded. The directors deferred compensation plan accounts are payable in a lump sum or in up to ten annual installments at the director's prior election. The executive deferred compensation plan accounts are payable in a lump sum or in such number of installments as the executive may previously elect. Both deferred compensation plans contain a change in control provision that the participants may elect to receive payment of his or her account within one year after the merger, subject to a 5% early withdrawal penalty.

  Retention Bonus Program

    Our board of directors recently approved a retention bonus program, under which, after the merger, our executive officers and other key employees will be eligible to receive retention bonuses equal to a multiple of their current base salary (2, 1.50, 1.25 or .75, depending upon the level of the employee). Messrs. Barr, Kelleher and Pohl and Ms. Wolf will receive two times their respective base salaries, and Messrs. Sievers and Hartnett will receive 1.5 times their respective base salaries. The bonus amounts will be payable as follows: (1) 75% of the bonus amount will be paid on the date of the merger, so long as the employee continues to be employed on such date and (2) the remaining 25% will be paid upon the earlier to occur of a specified date (without regard to whether or not the merger actually occurs) and six months after the date of the merger, so long as the employee continues to be employed on such date. The 25% of the bonus amount is also subject to accelerated payment upon a termination of employment by us without cause or by the employee for good reason after the merger. The aggregate amount of all retention bonus payments, including those made to non-executive officers, is not expected to exceed $10 million.

    In addition, we have established a discretionary bonus pool equal to $5 million, which will be allocated and paid to employees as determined by the compensation committee of our board of directors, based on our chief executive officer's recommendations.

  Indemnification and Insurance

    The merger agreement provides that, for six years after the merger, the surviving corporation's certificate of incorporation will contain certain agreed provisions with respect to indemnification, expense advancement and exculpation of our current and former directors and officers, and the surviving corporation's by-laws will contain the provisions with respect to such matters as set forth in our current by-laws. The merger agreement also requires the surviving corporation to maintain in effect the current directors' and officers' liability insurance or substantially similar insurance. This insurance must cover those persons who were covered on the date of the merger agreement by our directors' and officers' liability insurance policy, for a period of at least six years. However, if the annual premium for the policy exceeds 200% of the annual premium paid by us for the year from July 21, 2001 through July 21, 2002, then the surviving corporation in the merger is required only to get the best coverage available for an annual premium equal to 200% of the annual premium paid by us for the year from July 21, 2001 through July 21, 2002. The merger agreement also requires RWE and Thames Water Holdings to indemnify and hold harmless any of our former or current officers or directors against any losses in connection with any threatened or actual action, suit, or proceeding, based in whole or in part on, or arising in whole or in part out of, the fact that the person is or was our officer or director.

  Positions with Surviving Corporation

    Upon completion of the merger, J. James Barr, our President and Chief Executive Officer and a member of our board of directors, will become President and Chief Executive Officer of RWE's combined water operations in North and South America and be elected a director of Thames Water Plc. In addition, upon completion of the merger, Marilyn Ware, chairman of our board of directors, will be elected a member of the Thames International Advisory Council.

THE MERGER AGREEMENT

    This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The Merger

    The merger agreement provides for the merger of Apollo with and into American Water Works upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, we will survive the merger and continue to exist as a wholly owned indirect subsidiary of RWE. The merger will be effective at the time we file a certificate of merger with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after we receive stockholder approval and required regulatory approvals of the merger.

    We or Thames Water Holdings may terminate the merger agreement prior to the completion of the merger in some circumstances, whether before or after the adoption of the merger agreement by stockholders. Additional details on termination of the merger agreement are described in "—Termination of the Merger Agreement."

Merger Consideration

    Each share of our common stock issued and outstanding immediately before the merger (other than treasury shares, dissenting shares and shares held by Thames Water Holdings or Apollo) will automatically be canceled and will cease to exist and will be converted into the right to receive $46.00 in cash, without interest. When this merger consideration is distributed, holders of our common stock will also receive any declared but unpaid dividends, including a "stub period" dividend for the period between the immediately prior dividend record date and the date on which the merger is consummated. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration or, if a holder exercises appraisal rights, the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. Each share of our common stock held by us as treasury shares or held by Thames Water Holdings or Apollo at the time of the merger will be canceled without any payment.

Directors and Officers

    Upon completion of the merger, J. James Barr will be elected as a director of Thames Water Plc and Marilyn Ware will be elected as a member of the Thames International Advisory Council. The officers of American Water Works at the time the merger is completed will remain the officers of the surviving corporation after the merger. All American Water Works officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Treatment of Stock Options and Other Stock-Based Rights

    The merger agreement provides that, upon completion of the merger (1) each option to purchase shares of our common stock outstanding immediately prior to the completion of the merger, whether vested or unvested, will be converted into the right to receive $46.00 minus the exercise price per share of the stock option multiplied by the number of shares of common stock subject to the stock option (2) all other rights to receive our common stock, whether vested or unvested, will be converted into the right to receive an amount of cash equal to the number of shares of common stock subject to the stock right outstanding immediately prior to the completion of the merger multiplied by $46.00; and (3) our board of directors will make any other changes to the company stock plans as we and Thames Water Holdings agree are appropriate to give effect to the merger. All amounts payable are subject to applicable withholding taxes.

Payment for the Shares

    Before the merger, Thames Water Holdings will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as contemplated by the merger agreement. Immediately following the completion of the merger, Thames Water Holdings will, or will cause Apollo to, deposit in trust with the paying agent cash in an aggregate amount equal to the merger consideration for all stockholders plus any declared but unpaid dividends, including a "stub period" dividend for the period between the immediately prior dividend record date and the date on which the merger is completed.

    At the close of business on the day of the completion of the merger, we will close our stock ledger. After that time, the surviving corporation will not transfer common stock on its stock transfer books.

    As soon as reasonably practicable after the completion of the merger, the paying agent will send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will promptly pay you your merger consideration, together with any dividends to which you are entitled, after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of cash payments. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

    If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation's satisfaction that the taxes have been paid or are not required to be paid.

    The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the paying agent, RWE or the surviving corporation, post a bond in an amount that the paying agent, RWE or the surviving corporation, as the case may be, reasonably directs as indemnity against any claim that may be made against those parties in respect of the certificate.

Redemption of our Preferred and Preference Stock

    The merger agreement provides that, on or prior to the completion of the merger, we will redeem each issued and outstanding share of our cumulative preferred stock, 5% series and 5% cumulative preference stock in accordance with the terms and conditions provided in our certificate of incorporation.

Representations and Warranties

    In the merger agreement, American Water Works, RWE, Thames Water Holdings and Apollo each made representations and warranties relating to, among other things:

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  corporate organization and existence;

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  corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

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  required consents and approvals of governmental entities;

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  the absence of conflicts with or defaults under organizational documents, debt instruments, other contracts and applicable laws and judgments;

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  regulation as a public utility holding company or public utility;

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  broker's fees; and

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  information supplied for inclusion in this proxy statement.

    In the merger agreement, RWE, Thames Water Holdings and Apollo also made representations and warranties relating to the availability of the funds necessary to complete its obligations under the merger agreement, the interim operations of Apollo and their ownership of our common stock.

    We also made representations and warranties relating to, among other things:

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  subsidiaries;

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  capital structure;

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  documents filed with the Securities and Exchange Commission;

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  absence of specified changes or events since December 31, 2000;

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  legal proceedings and regulatory actions;

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  compliance with applicable laws;

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  environmental matters;

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  compliance with the Employee Retirement Income Securities Act and other employee benefit matters;

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  tax matters;

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  inapplicability of state takeover statutes;

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  stockholder voting requirements;

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  title to properties;

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  receipt of Goldman Sachs' fairness opinion to our board of directors; and

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  material contracts.

Covenants; Conduct of Business Pending the Merger

    With limited exceptions we agreed in the merger agreement that, until the completion of the merger, we and each of our subsidiaries will:

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  carry on our respective businesses in the ordinary course consistent with past practice;

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  use commercially reasonable efforts to preserve our material assets and technology, preserve our business and regulatory relationships and maintain our material franchises, rights and permits necessary to conduct our business; and

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  use commercially reasonable efforts to comply with all applicable laws.

    We have also agreed that, until completion of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by Thames Water Holdings, which consent will not be unreasonably withheld, we will not, and will not permit any of our subsidiaries to:

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  declare, set aside or pay dividends, or make other distributions, except (i) dividends by any of our wholly owned subsidiaries, (ii) regular quarterly cash dividends with respect to our common stock, not to exceed an annual rate of $0.94 per share in 2001, $0.98 per share in 2002 and $1.02 per share in 2003, in accordance with our past dividend policy, (iii) a pro rata "stub period" dividend based on the number of days elapsed between the most recent dividend record date and the effective date of the merger, (iv) regular cash dividends with respect to the cumulative preferred stock, 5% series and 5% cumulative preference stock in accordance with our past dividend policy and (v) cash dividends with respect to the preferred stock of any of our subsidiaries or cash dividends with respect to the non-preferred capital stock of any non-wholly owned subsidiaries in the ordinary course of business consistent with such subsidiary's past practice;

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  purchase, redeem or otherwise acquire any shares of our respective capital stock or any other equity interests, except for (i) the redemption of the outstanding cumulative preferred stock, 5% series and 5% cumulative preference stock, (ii) purchases, redemptions or other acquisitions required or permitted by the terms of any of our preferred stock or that of our subsidiaries, (iii) the purpose of funding or providing benefits under employee benefit plans, stock option and other incentive compensation plans, directors' plans and the dividend reinvestment provisions of our dividend reinvestment and stock purchase plan, (iv) purchases, redemptions or other acquisitions in the ordinary course of business consistent with past practice of any voting stock of any of our subsidiaries or (v) purchases of shares of capital stock of any of our wholly owned subsidiaries;

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  split, combine or reclassify any capital stock or other equity interests or issue any other securities in respect of, in lieu of or in substitution for such shares or interests;

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  issue, deliver, sell, pledge or otherwise encumber any shares of our capital stock or other equity interests or grant any options, warrants, calls or rights to acquire any such shares or interests, other than (i) upon the exercise of stock options or other rights to purchase common stock in effect as of the date of the merger agreement, (ii) the delivery or sale of shares held as treasury stock as of the date of the merger agreement, or thereafter purchased on the open market to fund benefits under employee benefit plans, (iii) issuances by any of our subsidiaries of shares of capital stock to us or any of our wholly owned subsidiaries, (iv) issuances of our common stock pursuant to our rights agreement, (v) issuances of our common stock pursuant to our dividend reinvestment and stock purchase plan or (vi) issuances of our common stock which are necessary in our reasonable judgment, after consultation with Thames Water Holdings, in order to maintain our credit ratings and that of our subsidiaries;

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  amend our respective certificates of incorporation or by-laws, except as required by applicable law or by the rules of the New York Stock Exchange;

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  acquire or agree to acquire any corporation, any assets constituting a business, any other business entity or other assets that are material, other than (i) any business which is regulated by a state regulatory body or owned or operated by a municipality or local governmental entity, provided that all such acquisitions shall not involve aggregate payments (including debt assumption) of more than $300,000,000, (ii) any business in or related to the water services or wastewater services industry or any line of business conducted by Azurix North America Corp. or Azurix Industrials Corp. on or prior to the date of consummation of the acquisition of such entities which is not regulated by a state regulatory body or owned or operated by a municipality or local governmental entity, provided that all such acquisitions shall not involve aggregate payments (including debt assumption) of more than $100,000,000, or (iii) assets constituting a business the acquisition of which does not require consent or approval under the merger agreement;

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  sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any real property, or any other material interests in properties or assets, other than (i) sales in which the fair market value of all such properties and assets does not exceed $100,000,000, (ii) sales to a governmental entity required by threat of condemnation or similar proceedings, conducted in a manner consistent with past practice, (iii) sales of securities at arm's-length which are held as passive minority investments or (iv) grants of easements, rights of way and liens in the ordinary course of business or in connection with our secured indebtedness or that of any of our subsidiaries, in each case consistent with past practice;

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  incur or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any of our debt securities or the debt securities of any of our subsidiaries, enter into any interest rate protection agreement or other hedging arrangement, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the above, except for (i) short-term indebtedness in the ordinary course of business consistent with past practice, (ii) long-term indebtedness and interest rate protection and other hedging arrangements in respect of such long-term indebtedness so long as the aggregate amount of such long-term indebtedness outstanding as of the end of each fiscal year ended after the date of the merger agreement (with certain exclusions), does not exceed 110% of the aggregate amount of all long-term indebtedness contemplated to be outstanding as of the end of such fiscal year by our business plan for the five-year period ending on December 31, 2005, (iii) arrangements to finance acquisitions permitted by the merger agreement or to fund capital expenditures permitted by the merger agreement, (iv) any guarantees, bid bonds, performance bonds, surety bonds, payment bonds, letters of credit and "keep well" agreements and other similar arrangements entered into in the ordinary course of business consistent with past practice between us and our subsidiaries or in support of our indebtedness or other obligations, of our subsidiaries or among our subsidiaries; or (v) indebtedness in an amount equal to (1) the cost of our common stock purchased to fund or provide benefits under employee benefit plans, plus (2) the amount of cash proceeds that we would otherwise expect to receive from the sale of common stock under the dividend reinvestment and stock purchase plan for so long as such plan is indefinitely suspended pursuant to the merger agreement;

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  make any material loans, advances or capital contributions to, or investments in, any other person, other than any of our subsidiaries, other than (i) investments made in joint ventures permitted by the merger agreement, (ii) loans, advances, capital contributions and investments made in connection with actions permitted by the merger agreement or (iii) in the ordinary course of business;

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  incur or commit to incur any capital expenditures in excess of 120% of the amount budgeted in our five-year capital plan, other than (i) capital expenditures required by changes in or newly promulgated applicable laws or judgments or applicable standards or policies of any governmental entity, (ii) capital expenditures funded by customer advances or contributions in aid of construction, (iii) capital expenditures incremental to our five-year capital plan as may be required to serve customers who generate sufficient revenues to fully fund the cost of such capital expenditures without adversely affecting customer rates, (iv) capital expenditures related to the operation of any business acquired through an acquisition permitted by the merger agreement, (v) capital expenditures to the extent covered by insurance or as reasonably required in our judgment following a catastrophic event or (vi) capital expenditures in connection with performance by us or one of our subsidiaries under any contract to the extent our or our subsidiary's obligations in connection with any such capital expenditure are non-recourse to us or our subsidiary and funded by the United States government;

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  except as required by applicable law or any judgment (i) pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice, (B) as required by their terms as in effect on September 16, 2001, or on the date of acquisition of the person subject thereto or (C) incurred since September 16, 2001, in the ordinary course of business consistent with past practice, (ii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice or (iii) waive any material benefits of, or agree to modify in any materially adverse respect, or fail to enforce in any material respect, or consent to any material matter with respect to which consent is required under, any material confidentiality, standstill or similar agreement to which we or any of our subsidiaries is a party;

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  take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or other contract, accelerate the vesting or payment of any compensation or benefit under any benefit plan or other contract, grant any compensation, benefits, severance or termination pay or increases under any benefit plan or establish, adopt, enter into, amend or terminate any benefit plan, except as required to implement grants or increases permitted by the merger agreement, except (i) as required to comply with applicable law or any judgment, any collective bargaining agreement or any provision of our benefit plans or other contract, (ii) in the ordinary course of conducting our or any of our subsidiaries' respective businesses consistent with past practice, (iii) as would, in our discretion, be commercially reasonable in order to retain our employees and employees of our subsidiaries or to hire (or promote) or replace new executives, (iv) as is or would be required to give effect to acquisition agreements entered into by us and/or our subsidiaries or (v) as would not, individually or in the aggregate, materially increase our and our subsidiaries' annual expense for compensation and benefits provided or to be provided to our respective employees;

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  enter into any material contract other than (i) any contract related to our business regulated by public utility commissions as entered into in the ordinary course of business consistent with past practice, (ii) any contract related to the water services or wastewater services industry; provided that the average aggregate annual revenues to be received by us and our subsidiaries over the first three years of such contract, together with the total average aggregate annual revenues to be received by us and our subsidiaries over the first three years of all such other contracts entered into during the twelve-month period beginning the date of the merger agreement or during any subsequent twelve-month period shall not exceed $60 million per year; provided, further that (A) the average annual amounts of any payments to be made to us during the first three years of such contract in respect of any capital expenditures permitted by the merger agreement and other recovered costs of capital in respect thereof shall not count against such $60 million per year limit and (B) the average annual amounts of any associated recovery of capital improvement costs (and, in the case of any "design-build-operate" contract, payments in respect of the "design-build" portion of such contract to the extent that those payments are (x) guaranteed by a non-affiliate which we reasonably determine is sufficiently creditworthy or (y) passed through to third parties who perform the "design-build" portion of such contract) during the first three years of such contract shall not count against such $60 million per year limit or (iii) any contract providing for any transaction otherwise permitted by the merger agreement;

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  renew any material contract unless such renewal (i) shall not modify the terms of such contract, taken as a whole, in any material adverse respect or (ii) is on terms that are reasonably agreed to by us in carrying on our business in the ordinary course;

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  modify, amend, waive or terminate any material contract other than in the ordinary course of business or the contracts filed with the SEC, in either case without consulting with Thames Water Holdings in good faith in advance; or

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  authorize, or commit, resolve or agree to take any action described above.

    In addition to the foregoing, if we request the consent of Thames Water Holdings to enter into a contract or make an acquisition not otherwise permitted by the merger agreement, Thames Water Holdings will promptly inform us whether RWE or any of its subsidiaries is participating or intends to participate in the bidding for such acquisition or contract and, if they inform us that RWE or any of its subsidiaries is participating or intends to participate in the bidding for the acquisition or contract or do in fact participate, then we will not be subject to the restrictions of the merger agreement with respect to that acquisition or contract. For the purposes of this procedure, unless Thames Water Holdings has given us written notice to the contrary, we may presume that RWE or one of its subsidiaries is participating in any competitive bidding process for an acquisition or contract which has been marketed broadly to major participants in the water services or wastewater services industries and we will not be required to request the consent of Thames Water Holdings or otherwise be restricted by the merger agreement with respect to that acquisition or contract.

    We have agreed to consult with Thames Water Holdings and provide reasonable documentation prior to taking certain of the actions permitted by the merger agreement during the period prior to completion of the merger.

Efforts to Complete the Merger

    Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, as promptly as reasonably practicable, all actions that are necessary, proper and advisable to achieve the completion of the merger, including (i) the taking of all acts necessary to satisfy the conditions necessary for the completion of the merger, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and the making of all necessary registrations, declarations and filings and the taking of all steps as may be necessary to obtain that approval or waiver from, or, to the extent any approval or waiver cannot be obtained, to avoid the need to obtain the approval or waiver from, or to avoid an action or proceeding by, any governmental entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. To that effect, RWE and Thames Water Holdings, on the one hand, and we, on the other hand, have agreed to cooperate to develop a mutually acceptable plan to obtain the required regulatory approvals as expeditiously as reasonably practicable and to provide each other with assistance, information and cooperation as reasonably requested in that regard.

    We, RWE and Thames Water Holdings have each agreed not to take any action that would reasonably be expected to materially impede or delay obtaining required regulatory approvals or otherwise materially impede or delay the completion of the merger.

    In addition, subject to certain exceptions, RWE and Thames Water Holdings have agreed that, prior to the completion of the merger and except as we may consent to (which consent will not be unreasonably withheld or delayed), they will not and will cause their subsidiaries not to (i) acquire any U.S. water services or wastewater services business that is regulated by a public utility commission or similar regulatory body (other than any acquisition which does not involve aggregate payments (including debt assumption) by RWE, Thames Water Holdings or their subsidiaries in excess of

$20 million), (ii) acquire any business that would cause RWE, Thames Water Holdings or any of their subsidiaries to be required to register as a holding company under the Public Utility Holding Company Act of 1935, which we refer to in this proxy statement as the Holding Company Act, (iii) acquire any business that would subject RWE, Thames Water Holdings, Apollo or any of their subsidiaries to regulation under the Holding Company Act in a manner that would raise substantive questions with respect to the ownership by any of them of any water or wastewater business, (iv) acquire any business that would, upon the consummation of that acquisition, subject RWE, Thames Water Holdings or any of their subsidiaries to regulation under the Holding Company Act in a manner other than that described in clauses (ii) and (iii) above or (v) acquire any business that is a U.S. gas or electric utility, if in the case of clause (iv) or this clause (v), that business is subject to regulation as a gas or electric utility by any public utility commission in any material state. RWE and Thames Water Holdings have also agreed not to acquire shares of our common stock before the approval by our stockholders of the merger agreement and not to acquire more than 4.9% of our common stock at any time prior to the completion of the merger.

Conditions to the Merger

  Conditions to Each Party's Obligations

    Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

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  we must obtain the adoption of the merger agreement by the affirmative vote of the holders of a majority of the votes represented by all the outstanding shares of our common stock and our cumulative preferred stock, 5% series, voting together as a single class, with each share of our common stock entitled to one vote and each share of cumulative preferred stock, 5% series entitled to 1/10th of a vote;

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  the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated;

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  any other required approval or waiting period under any other similar competition, merger control, antitrust or similar law or regulation the failure of which to obtain or comply with would reasonably be expected to have a material adverse effect on us, shall have been obtained or shall have terminated or expired;

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  there must not be in effect any temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the completion of the merger;

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  all required regulatory approvals under the laws and judgments of any state public utility commission, state public service commission or similar state regulatory body must have been obtained and must not have been reversed, enjoined or suspended and any waiting periods or conditions thereto must be expired or satisfied;

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  all material required regulatory approvals under the laws and judgments of any public health departments, environmental protection agencies or of any federal or state regulatory body having jurisdiction over similar matters shall have been obtained and must not have been reversed, enjoined or suspended and any waiting periods or conditions thereto must be expired or satisfied; and

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  the redemption of our outstanding cumulative preferred stock, 5% series and 5% cumulative preference stock must be completed.

  Conditions to RWE's, Thames Water Holdings' and Apollo's Obligations

    The obligation of RWE, Thames Water Holdings and Apollo to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

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  our representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, other than any failure to be true and correct that would not reasonably be expected to have a material adverse effect on us;
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  we must have performed in all material respects all obligations that we are required to perform under the merger agreement prior to the closing date;
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  no material adverse effect on us shall have occurred and there must be no state of facts, change, development, effect, condition or occurrence that would reasonably be expected to have a material adverse effect on us; and
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  the required regulatory approvals for the merger and other regulatory approvals obtained between the date of the merger agreement and the closing date in connection with acquisitions by us must not impose any terms or conditions that would reasonably be expected to have a material adverse effect either on us or on Thames Water Holdings' U.S. subsidiaries and us, taken as a whole.

  Conditions to American Water Works' Obligations

    Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

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  RWE's, Thames Water Holdings' and Apollo's representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, other than any failure to be true and correct that would not reasonably be expected to impair in any material respect the ability of RWE, Thames Water Holdings or Apollo to perform its obligations under the merger agreement or prevent or materially delay the completion of the merger; and
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  RWE, Thames Water Holdings and Apollo must have performed in all material respects all obligations that each of them are required to perform under the merger agreement prior to the closing date.

No Solicitation of Other Offers

    The merger agreement provides that neither we nor our representatives will:

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  solicit, initiate or encourage, or take any action knowingly to facilitate the submission of, any takeover proposal, as described below; or
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  except as provided below, provide any nonpublic information relating to us to any person relating to a takeover proposal, or engage in any discussions or negotiations concerning a takeover proposal.

    We may, however, at any time prior to the adoption of the merger agreement by our stockholders, in response to a takeover proposal that our board of directors determines in good faith could reasonably be expected to lead to a superior proposal, as described below:

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  provide information regarding us to the person making that takeover proposal pursuant to a customary confidentiality agreement that does not contain any prohibition on making an unsolicited takeover proposal (so long as such information is concurrently provided to Thames Water Holdings); and

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  participate in discussions or negotiations with the person making that takeover proposal regarding that takeover proposal.

    In addition, we have agreed that neither our board of directors nor any of its committees will:

  •
  withdraw, or modify in a manner adverse to Thames Water Holdings or Apollo, recommendation with respect to, the merger agreement or publicly propose to do so, or recommend, or propose publicly to recommend, the approval of any takeover proposal, unless our board of directors determines in good faith, after consulting with legal counsel, that such action is necessary for our board of directors to comply with its fiduciary duties to our stockholders under applicable law and our certificate of incorporation;
  •
  adopt or approve, or publicly propose to adopt or approve, any takeover proposal, or withdraw its approval of the merger;
  •
  cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other agreement constituting or related to a takeover proposal; or
  •
  agree or resolve to take any of the foregoing actions.

    Our board of directors may, however, at any time prior to the special meeting, terminate the merger agreement in response to a superior proposal and concurrently or promptly thereafter enter into an agreement with respect to that superior proposal if:

  •
  it delivers written notice to Thames Water Holdings five days prior to terminating the merger agreement, advising Thames Water Holdings that it has received a superior proposal, specifying the terms and conditions of, and the identity of the person making, the superior proposal, and that it intends to accept the superior proposal and exercise its right to terminate the merger agreement; and
  •
  prior to or concurrently with the termination, we pay to Thames Water Holdings the $138 million termination fee.

    We have agreed to cease any discussion or negotiations with any third parties conducted on or before the date of the merger agreement with a view toward a takeover proposal, and to notify Thames Water Holdings of any takeover proposal and keep Thames Water Holdings informed of the status of such takeover proposal.

    Nothing described above limits our ability to take actions to comply with certain rules under the Securities Exchange Act of 1934, or make any disclosure to our stockholders if, in the good faith judgment of our board of directors, after consultation with outside counsel, such failure to disclose would be inconsistent with applicable law.

    For purposes of the merger agreement, the term "takeover proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to:

  •
  a merger, consolidation or any similar transaction involving us or any of our significant subsidiaries;
  •
  a purchase, other acquisition or assumption of assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of us and our subsidiaries, taken as a whole;
  •
  a purchase or other acquisition of our voting securities that, if completed, would result in any person beneficially owning securities representing 20% or more of our total equity or voting interests, or that of our subsidiaries, if such subsidiaries held the assets or businesses referred to in the previous bullet point; or
  •
  any substantially similar transaction.

    The merger agreement defines the term "superior proposal" to mean:

  •
  any bona fide written offer by a third party that if consummated would result in the third party acquiring, directly or indirectly, 50% or more of the voting power of our common stock or 50% of our and our subsidiaries' combined assets or a direct merger between such third party and us; and
  •
  the consideration offered for which consists of cash and/or securities which our board of directors determines in its good faith judgment (after consultation with a recognized financial advisor) to be more favorable from a financial point of view to our stockholders, taking into account any counterproposals that Thames Water Holdings may make in response to a superior proposal or otherwise.

Termination of the Merger Agreement

    The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained:

  1.
  by mutual written consent of American Water Works, Thames Water Holdings and Apollo;
  2.
  by either American Water Works or Thames Water Holdings, if:
  •
  the merger is not completed on or before March 16, 2003, except that
  (i)
  this right to terminate will not be available to any party whose failure to comply with the merger agreement has been the primary reason the merger has not been completed by that date;
  (ii)
  if all conditions are satisfied or are capable of being satisfied other than obtaining the required regulatory approvals, the termination date will be extended to September 16, 2003, and the date will be further extended up to an additional 60 days for any waiting period in respect of a regulatory approval that has not yet expired if all other conditions are satisfied or are capable of being satisfied; and
  (iii)
  the date will be extended to September 16, 2003, if all other conditions are satisfied other than the consummation of the stock redemption and American Water Works has mailed the notice of redemption;
    •
    any order, injunction or other legal restraint or prohibition that prevents the completion of the merger is in effect and has become final and nonappealable; or
    •
    our stockholders do not approve the merger agreement at the special meeting; or
  3.
  by Thames Water Holdings if:
  •
  our board of directors withdraws or modifies in a manner adverse to RWE its recommendation of the merger agreement or recommends to our stockholders any takeover proposal by a third party; or
  •
  we have breached any of our representations or warranties, other than any failures of our representations and warranties to be true and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect, or materially breached any covenants in the merger agreement and the breach is not cured within 20 business days after written notice of the breach is delivered; or
  4.
  by us if:
  •
  Thames Water Holdings has breached any of its representations or warranties, other than any failures of its representations and warranties to be true and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect, or materially breached any covenants in the merger agreement and the breach is not cured within 20 business days after written notice of the breach is delivered; or

    •
    prior to obtaining stockholder approval, our board of directors authorizes us to enter into an agreement with respect to a takeover proposal from a third party concurrently with such termination, provided that we have complied with the provisions of the merger agreement described above under "—No Solicitation of Other Offers," including the payment to Thames Water Holdings of the $138 million termination fee described below.

Termination Fees

    We must pay to Thames Water Holdings a termination fee of $138 million if the merger agreement is terminated under any of the following circumstances:

  •
  either party terminates pursuant to the first or third bullet points under paragraph (2) above under "—Termination of the Merger Agreement", a takeover proposal shall have been made to us or any person has publicly announced an intention to make a takeover proposal prior to such termination and, within 12 months after such termination, we enter into a definitive agreement to consummate or do consummate a takeover proposal which results in a change in control; or
  •
  we terminate pursuant to the second bullet point under paragraph (4) above under "—Termination of the Merger Agreement"; or
  •
  Thames Water Holdings terminates pursuant to the first bullet point under paragraph (3) above under "—Termination of the Merger Agreement."

    Thames Water Holdings must pay to us a termination fee of $138 million if the merger agreement is terminated under any of the following circumstances:

  •
  by either party pursuant to any of the first or second bullet points under paragraph (2), the second bullet point under paragraph (3), the first bullet point under paragraph (4) and, under certain circumstances, the second bullet point under paragraph (4), in each case above under "—Termination of the Merger Agreement," and at such time the closing conditions relating to the absence of any legal restraint preventing the closing or the receipt of all required regulatory approvals have not been satisfied; and
  •
  any of the following are true:
  •
  RWE's, Thames Water Holdings' and Apollo's representations regarding regulation as a public utility are not true such that one of them or their subsidiaries is required to register as a holding company under the Holding Company Act or is subject to regulation as a public utility holding company in a manner that would raise substantive questions with respect to the ownership by any of them of any water or wastewater business;
  •
  RWE or Thames Water Holdings has breached its covenant not to (x) acquire any U.S. water services or wastewater services business that is regulated by a public utility commission or similar regulatory body (other than any acquisition which does not involve aggregate payments (including debt assumption) by RWE, Thames Water Holdings or their subsidiaries in excess of $20 million), (y) acquire any business that would cause RWE, Thames Water Holdings or any of their subsidiaries to be required to register as a holding company under the Holding Company Act or (z) acquire any business that would subject RWE, Thames Water Holdings, Apollo or any of their subsidiaries to regulation under the Holding Company Act in a manner that would raise substantive questions with respect to the ownership by any of them of any water or wastewater business; or
  •
  one of RWE's, Thames Water Holdings' and Apollo's representations regarding regulation as a public utility (other than as discussed above) is no longer true or RWE or Thames

      Water Holdings has breached its covenant (x)(i) not to acquire any business that would, upon the consummation of that acquisition, subject RWE, Thames Water Holdings or any of their subsidiaries to regulation under the Holding Company Act in a manner other than that described above or (ii) acquire any business that is a U.S. gas or electric utility, if that business is subject to regulation as a gas or electric utility by any public utility commission in any material state or (y) not to take any action which would materially impede or delay obtaining any required regulatory approvals or (z) to use reasonable best efforts to obtain required regulatory approvals and, in each case, that failure to be true or breach was the primary cause of the failure to satisfy certain conditions to closing relating to regulatory approvals and other regulatory matters.

    In addition, if the merger agreement is terminated by Thames Water Holdings pursuant to the second bullet point under paragraph (3) above under "—Termination of the Merger Agreement", or by us pursuant to the first bullet point under paragraph (4) above under "—Termination of the Merger Agreement" (subject to certain exceptions) then the non-terminating party must pay to the terminating party its documented out-of-pocket expenses and fees incurred in connection with the merger, which expenses and fees may not exceed $20 million.

Employee Benefits

    RWE has agreed to honor and cause the surviving company to honor all employee benefit plans and collective bargaining agreements that have been disclosed by us. In addition, subject to applicable law and any collective bargaining agreements, RWE has agreed to (i) for 12 months after the merger, maintain our employee benefit plans and programs (other than any equity or equity based plans) in accordance with their terms as in effect prior to the merger, without adverse amendment, and (ii) for 18 months after the merger to provide, or cause the surviving entity to provide, to our employees compensation (including base pay and annual and long term incentive opportunities, and including the value of any equity-based compensation) and employee benefits that are no less favorable in the aggregate than those provided to our employees prior to the merger.

    RWE has also agreed that, subject to applicable law and any collective bargaining agreements, it will, or will cause the surviving company to, provide lifetime medical and life insurance benefits at the same level as, and at the same cost (if any) as, in effect immediately prior to the date of the merger, to (i) all covered current retirees (as of the date of the merger) and (ii) all covered employees of our company and its subsidiaries who, as of the date of the merger, have satisfied all applicable eligibility requirements for purposes of our retiree medical plan as currently in effect, at such time after the merger as the employees retire. RWE has also agreed to allow our current, non-union employees to participate in any employer stock ownership plan it maintains for its employees in the United States.

    Prior to the merger, we have agreed to provide RWE commercially reasonable access to our employees for purposes of implementing the merger agreement. On September 17, 2001, we suspended indefinitely our dividend reinvestment and stock purchase plan and caused all amounts not yet applied as of such date to be returned to the employees.

Amendment, Extension and Waiver

    The parties may amend the merger agreement at any time before completion of the merger. However, after adoption of the merger agreement by our stockholders, no amendment may be made which by law requires further approval by our stockholders, unless we obtain that further approval. All amendments to the merger agreement must be in writing signed by us, RWE, Thames Water Holdings and Apollo.

    At any time before the completion of the merger, each of the parties to the merger agreement may, by written instrument:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties;
  •
  waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or
  •
  waive compliance with any of the agreements or conditions contained in the merger agreement.

    However, after adoption of the merger agreement by our stockholders, no waiver may be made which by law requires further approval by our stockholders, unless we obtain that further approval.

Amendment to Rights Agreement

    In accordance with the merger agreement, as of September 16, 2001, we amended the rights agreement, dated as of February 18, 1999, as amended by the first amendment to the rights agreement, dated as of June 1, 2000, between us and Fleet National Bank, as rights agent, to provide that none of the approval, execution, delivery or performance of the merger agreement or the voting agreement or the completion of the transactions contemplated thereby will cause the rights under the rights agreement to be adjusted or become exercisable. The amendment also provides that none of the merger, the merger agreement or the voting agreement will cause Thames Water Holdings or any of its affiliates or associates to become an "acquiring person" under the rights agreement. In addition, the amendment amends the rights agreement to provide that (1) a "shares acquisition date" will not be deemed to occur as a result of the public announcement, approval, execution, delivery or performance of the merger agreement or the voting agreement, or the completion of the transactions contemplated thereby and (2) neither a "triggering event" nor a "distribution date" will be deemed to occur as a result of the approval, execution, delivery or performance of the merger agreement or the voting agreement, or the completion of the transactions contemplated thereby. The amendment also provides that the rights will terminate immediately prior to the completion of the merger.

Voting Agreement

    A voting agreement has been entered into between Thames Water Holdings and some of the stockholders of American Water Works obligating those stockholders to vote their shares in favor of the transaction and against any takeover proposal (as defined in the merger agreement). The stockholders that are party to the voting agreement own or control 25,989,476 shares of our common stock representing approximately 26% of the total votes entitled to be cast at the special meeting. Up to approximately 5% of the shares subject to the voting agreement may be sold without restriction before the special meeting of stockholders. The voting agreement will terminate if the American Water Works board of directors exercises its right to terminate the merger agreement and accept a superior proposal (as defined in the merger agreement) and in other limited circumstances. See "—Termination of the Merger Agreement."

APPRAISAL RIGHTS

    If the merger is consummated, holders of shares of American Water Works common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, provided that they comply with the conditions established by Section 262.

    Section 262 is reprinted in its entirety as Annex C to this Proxy Statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. This discussion and Annex C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the statutory procedures will result in the loss of appraisal rights.

    A record holder of shares of American Water Works common stock who does not vote in favor of the merger agreement, who makes the demand described below with respect to such shares in a timely fashion, who continuously is the record holder of such shares through the effective time of the merger and who otherwise complies with the statutory requirements of Section 262 will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of American Water Works common stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of American Water Works common stock" are to the record holder or holders of shares of American Water Works common stock. Except as set forth herein, stockholders of American Water Works will not be entitled to appraisal rights in connection with the merger.

    Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, not less than 20 days prior to the meeting the corporation must notify each of the holders of its stock who is entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes that notice to you, and a copy of Section 262 is attached to this proxy statement as Annex C.

    Holders of shares of American Water Works common stock who desire to exercise their appraisal rights must not vote in favor of the merger and must deliver a separate written demand for appraisal to American Water Works prior to the vote by the stockholders of American Water Works on the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform American Water Works of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his or her shares. A proxy or vote against the merger will not by itself constitute that demand. The written demand for appraisal must be in addition to and separate from any proxy or vote. Any stockholder making such a demand must thereafter continue to hold his or her shares of record until the effective time of the merger to be eligible for appraisal rights. Within ten days after the effective time of the merger, American Water Works must provide notice of the effective time to all stockholders who have complied with Section 262.

    A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043, Attention: W. Timothy Pohl.

    A person having a beneficial interest in shares of American Water Works common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement properly and in a timely manner to perfect appraisal rights. If the shares of American Water Works common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the demand for appraisal must be executed by or for the record owner. If the shares of American Water Works common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of American Water Works common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

    A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of American Water Works common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of American Water Works common stock outstanding in the name of the record owner.

    Within 120 days after the effective time of the merger, either American Water Works or any stockholder who has complied with the provisions of Section 262 may file a petition in the Delaware Court, with a copy served on American Water Works in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal rights. There is no present intent on the part of American Water Works to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that American Water Works will file a petition for appraisal. Accordingly, holders of American Water Works common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner set forth in Section 262. Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled, upon written request, to receive from American Water Works a statement setting forth the aggregate number of shares of American Water Works common stock not voted in favor of the merger agreement and with respect to which demands for appraisal were received by American Water Works and the number of holders of the shares. This statement must be mailed (a) within 10 days after the written request has been received by American Water Works or (b) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

    If a petition for an appraisal is timely filed, at the hearing on the petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with this requirement, the Delaware Court may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of American Water Works common stock owned by stockholders who have perfected their appraisal rights, determining the fair value of their shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

    Although American Water Works believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, American Water Works does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of American Water Works common stock is less than the merger consideration. In determining "fair value," the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a "narrow exclusion [that] does not encompass known elements of value," but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

    The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a stockholder party to the appraisal proceeding, the Delaware Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

    Any holder of shares of American Water Works common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

    At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw a demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw the demand only with the consent of American Water Works. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders' rights to appraisal will cease, and all holders of shares of American Water Works common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Because American Water Works has no obligation to file a petition for appraisal, and has no present intention to do so, any holder of shares of American Water Works common stock who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw his or her demand for appraisal by delivering to American Water Works a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except that (a) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of American Water Works and (b) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and approval may be conditioned upon any terms the Delaware Court deems just.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of November 7, 2001 with respect to beneficial ownership of our common stock by:

  •
  our directors;
  •
  our six most highly compensated executive officers; and
  •
  all directors and executive officers of American Water Works as a group.

    If a director or executive officer owns less than one percent of our common stock, no percentage is shown under the heading "Percent of Class." Information for the table was obtained from the directors and executive officers. For purposes of the table, a person is a "beneficial owner" of our common stock if that person, directly or indirectly, has or shares with others (a) the power to vote or direct the voting of the common stock or (b) investment power with respect to the common stock, which includes the power to dispose or direct the disposition of the common stock.

	Amount and Nature of Beneficial Ownership
Name of Individual or Number of Persons in Group	Sole Voting or Investment Power(1)	Shared Voting or Investment Power(2)	Acquirable Within 60 Days(3)	Shares Owned by Spouse and Children(2)	Total		Percent of Class
William O. Albertini	13,818				13,818		*
J. James Barr	743,916		47,734	1,018	792,668		*
Rhoda W. Cobb	6,000	2,230,568		1,500	2,238,068		2.2%
Elizabeth H. Gemmill	47,309	2,029,234			2,076,543		2.1%
Ray J. Groves	4,317				4,317		*
Henry G. Hager	8,000			15,548	23,548		*
Frederick S. Kirkpatrick	10,000	4,769,720			4,779,720		4.8%
Gerald C. Smith	43,199		19,975	71	63,245		*
Anthony P. Terracciano	64,000				64,000		*
Nancy Ware Wainwright.	6,824	2,047,891			2,054,715		2.1%
Marilyn Ware	4,914,260	4,873,645			9,787,905		9.8%
Paul W. Ware	17,090	810,491			827,581		*
Ross A. Webber	3,945			200	4,145		*
William S. White	10,000	7,750,795			7,760,795		7.8%
Horace Wilkins, Jr	1,931				1,931		*
Joseph F. Hartnett, Jr	9,930		8,817		18,747		*
Daniel L. Kelleher	22,257		15,667		37,924		*
W. Timothy Pohl	22,190				22,190		*
Robert D. Sievers	9,464		8,817		18,281		*
Ellen C. Wolf	1,434		20,217	200	21,851		*
All directors and executive officers as a group (20 persons)	5,959,884	17,064,680	121,227	18,537	23,164,328	(4)	23% (4)

*
Represents holdings of less than one percent.
(1)
Includes shares of American Water Works' common stock credited through September 2001 to the accounts of the executive officers pursuant to American Water Works' Employees' Stock Ownership Plan and Savings Plan for Employees.
(2)
Cobb Foundation, a charitable trust of which Rhoda W. Cobb is a trustee, owns 350,000 shares of American Water Works' common stock. Catlin Foundation, a charitable trust of which Nancy Ware

  Wainwright is a trustee, owns 167,323 shares of American Water Works' common stock. Oxford Foundation, Inc., a non-profit corporation of which Marilyn Ware and Paul W. Ware are directors, owns 797,376 shares of American Water Works' common stock. Warwick Foundation, a charitable foundation of which Elizabeth H. Gemmill is the Managing Trustee, owns 615,000 shares of American Water Works' common stock and 200 shares of American Water Works' cumulative preferred stock, 5% series.

    Frederick S. Kirkpatrick and William S. White are trustees of a trust which owns 4,769,720 shares of American Water Works' common stock the beneficiaries of which are relatives of Mr. White.

    Rhoda W. Cobb and Nancy Ware Wainright are trustees of the Rhoda C. Ware Revocable Trust. This trust owns 1,451,996 shares of American Water Works' common stock, the beneficiaries of which are Rhoda C. Ware and others. Ware Family Investments, LTD. owns 428,572 shares of American Water Works' common stock. Rhoda W. Cobb and Nancy Ware Wainwright are trustees of the general partner of this limited partnership.

    As the trustees or directors of these entities have voting and investment power, the shares of American Water Works' common stock held by such entities are shown opposite the name of the director or executive officer, but such shares are reported only once in the total for directors and executive officers as a group. The directors deny beneficial ownership of such shares.

    The directors and executive officers deny beneficial ownership of shares owned by their spouses and minor children.

(3)
Reflects the number of shares that could be purchased by the exercise of options within 60 days of November 7, 2001.
(4)
Shares are reported only once in the total for directors and executive officers as a group.

    None of the directors or executive officers has any material interest in any other stock of American Water Works or its subsidiaries.

    Based upon information available to American Water Works as of November 7, 2001, the following persons beneficially own more than 5% of American Water Works' common stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Sole Voting or Investment Power	Shared Voting or Investment Power	Percent of Class
The Bessemer Group, Incorporated	7,021,454	100	7.0%
100 Woodbridge Center Drive Woodbridge, NJ 07095
RWE Aktiengesellschaft(1)	0	25,989,476	26.0%
Thames Water Aqua Holdings GmbH Opernplatz 1, D-45128 Essen, Germany

(1)
According to the Schedule 13D jointly filed by RWE and Thames Water Holdings on September 25, 2001, each of them is deemed to have shared voting power over 24,186,876 shares of our common stock and shared dispositive power over 22,934,944 shares of our common stock, in each case pursuant to the voting agreement entered into in connection with the merger agreement between Thames Water Holdings and certain of our stockholders. See "The Merger Agreement—Voting Agreement." On November 6, 2001, the holders of an additional 1,802,600 shares of American Water Works common stock executed a joinder agreement agreeing to be bound by the voting agreement with respect to those shares.

    Based upon filings with the Securities and Exchange Commission, as of November 7, 2001, there are no persons who own beneficially more than 5% of the outstanding shares of our cumulative preferred stock, 5% series.

OTHER MATTERS

Other Matters for Action at the Special Meeting

    Our board of directors is not aware of any matters to be presented for action at the special meeting other than those described in this proxy statement. If other matters should properly come before the special meeting, we intend that the holders of proxies solicited by this proxy statement will vote on those matters in their discretion.

Proposals by Holders of Shares of Common Stock

    Following the merger, we will not be a publicly held company. We do not anticipate that the merger will be completed prior to our regular annual meeting of stockholders in 2002, scheduled to be held in early May 2002. Under the rules of the Securities and Exchange Commission, we must have received proposals of stockholders intended to be presented at and included in the proxy statement for the annual meeting of stockholders in 2002 by November 28, 2001.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. These statements may be made directly in this proxy statement referring to us, and they may also be made a part of this proxy statement by reference to other documents filed by us with the Securities and Exchange Commission, which is known as "incorporation by reference."

    Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "objective," "strategy," "goal" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the acquisition of us by RWE, identify forward-looking statements. Our forward-looking statements are based on our management's current views about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following risks related to our business and the merger, among others, could cause or contribute to actual results differing materially from those described in the forward-looking statements:

  •
  success of pending applications for rate increases;
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  inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions and divestitures;
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  weather conditions that tend to extremes of temperature or duration;
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  availability, terms and development of capital;
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  business abilities and judgment of personnel;
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  changes in, or the failure to comply with, governmental regulations, particularly those affecting the environment and water quality;
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  competition;
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  success of operating initiatives, advertising and promotional efforts;
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  existence of adverse publicity or litigation;
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  changes in business strategy or plans;
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  quality of management;
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  general economic, business and financial market conditions;
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  the identity or involvement in the merger of RWE;
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  the ability to satisfy the conditions to closing set forth in the definitive merger agreement; and
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  other factors described in our filings with the SEC.

    We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the documents incorporated by reference in this proxy statement. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

    For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that American Water Works has filed with the Securities and Exchange Commission as described under "Where You Can Find More Information."

    All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D. C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's website at http://www.sec.gov. Copies of documents filed by us with the Securities and Exchange Commission are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission.

    The Securities and Exchange Commission allows us to "incorporate by reference," into this proxy statement documents we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

American Water Works Filings	Periods:
Annual Report on Form 10-K	Year ended December 31, 2000
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2001 and June 30, 2001
Current Reports on Form 8-K	Filed August 7, 2001, August 30, 2001, September 17, 2001, October 30, 2001, November 7, 2001 and November 8, 2001
American Water Works' proxy statement for its 2001 annual meeting of stockholders	Filed March 25, 2001

    You may request a copy of the documents incorporated by reference into this proxy statement by writing to, telephoning or e-mailing us.

    Requests for documents should be directed to:

      W. Timothy Pohl
      American Water Works Company, Inc.
      1025 Laurel Oak Road
      Voorhees, New Jersey 08043
      Telephone: (856) 346-8223
      E-mail address: wpohl@amwater.com

    If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

    This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated            •  , 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

Annex A

     AGREEMENT AND PLAN OF MERGER

Among

RWE AKTIENGESELLSCHAFT,

THAMES WATER AQUA HOLDINGS GMBH,

APOLLO ACQUISITION COMPANY

And

AMERICAN WATER WORKS COMPANY, INC.

Dated as of September 16, 2001

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EXHIBIT A Certificate of Incorporation

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    AGREEMENT AND PLAN OF MERGER dated as of September 16, 2001, by and among RWE AKTIENGESELLSCHAFT, a company organized under the laws of the Federal Republic of Germany ("Guarantor"), THAMES WATER AQUA HOLDINGS GMBH, a company organized under the laws of the Federal Republic of Germany and a wholly owned subsidiary of Guarantor ("Parent"), APOLLO ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation (the "Company").

    WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, the Supervisory Board of Guarantor has approved and deemed advisable, and the Managing Directors of Parent have approved and declared advisable, this Agreement and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $1.25 per share, of the Company (the "Company Common Stock") not owned by Parent, Sub or the Company, other than the Appraisal Shares (as defined in Section 2.01(d)), will be converted into the right to receive $46.00 in cash;

    WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company (the "Specified Company Stockholders") are entering into a voting agreement (the "Company Voting Agreement") pursuant to which the Specified Company Stockholders are agreeing to take certain actions in furtherance of the Merger; and

    WHEREAS Guarantor, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

    SECTION 1.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

    SECTION 1.02  Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 11:00 a.m., New York time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms cannot be satisfied until the time of the Closing), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, or at such other time, date or place agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

    SECTION 1.03  Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared and executed by the parties in accordance with the relevant provisions of the DGCL and filed with the

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Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time."

    SECTION 1.04  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 1.05  Certificate of Incorporation and By-laws.  (a) The Restated Certificate of Incorporation of the Company shall be amended at the Effective Time to read in the form of Exhibit A and, as so amended, such Restated Certificate of Incorporation shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.06  Directors.  (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    (b) Guarantor shall take all necessary action to cause J. James Barr to be elected as a director, as of the Effective Time, of Thames Water Plc ("Thames").

    (c) Guarantor shall take all necessary action to cause Marilyn Ware to be elected as a member, as of the Effective Time, of the Thames Water International Advisory Council.

    SECTION 1.07  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

    SECTION 2.01  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Sub: (a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, per value $1.00 per share, of the Surviving Corporation.

    (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, as treasury stock, or by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

    (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $46.00 in cash without interest (the "Merger Consideration"). At the Effective Time all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared and unpaid thereon payable to holders of record thereof as of a record date preceding the Effective Time. Following the Effective Time, upon surrender of Certificates in

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accordance with Section 2.02, the Surviving Corporation shall pay to the holders of Certificates as of the Effective Time any unpaid dividends declared in respect of the Company Common Stock with a record date prior to the Effective Time and which remain unpaid at the Effective Time, including the "stub period" dividend referred to in Section 4.01(a)(i)(x)(C).

    (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

    SECTION 2.02  Exchange of Certificates.  (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Parent shall take all steps necessary to enable, and shall cause, the Surviving Corporation to provide to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), plus any amounts payable in respect of unpaid dividends declared in respect of the Company Common Stock with a record date prior to the Effective Time and which remain unpaid at the Effective Time, including the "stub period" dividend referred to in Section 4.01(a)(i)(x)(C) (such cash being hereinafter referred to as the "Exchange Fund").

    (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares formerly represented by such Certificate pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so

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surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

    (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding, immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

    (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II, shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

    (e) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d))), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that such investments shall be in (i) obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America (ii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively (iii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $500,000,000 or (iv) a money market fund having assets of at least $3,000,000,000. Any interest and other income resulting from such investments shall be paid to Parent.

    (g) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration.

    (h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable taxes from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock.

    SECTION 2.03  Redemption of Preferred Stock and Preference Stock.  On or prior to the date on which the Effective Time occurs, but in any event prior to the Effective Time, the Company shall

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redeem (the "Stock Redemption") (i) each issued and outstanding share of its Cumulative Preferred Stock, 5% Series, par value $25.00 per share (the "Company 5% Cumulative Preferred Stock"), for a redemption price of $25.25 per share plus an amount equal to full cumulative dividends thereon (as defined in Section 6 ("Section 6") of Division A of Article Fourth of the Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement) to the redemption date (as defined in Section 6) and (ii) each issued and outstanding share of its 5% Cumulative Preference Stock, par value $25.00 per share (the "Company 5% Cumulative Preference Stock" and, together with the Company 5% Cumulative Preferred Stock and the Company Common Stock, the "Company Capital Stock"), for a redemption price of $25.00 per share plus an amount equal to full cumulative dividends thereon (as defined in Section 5 ("Section 5") of Division B of Article Fourth of the Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement) to the redemption date (as defined in Section 5) (the redemption price for the Company 5% Cumulative Preferred Stock and the Company 5% Cumulative Preference Stock being referred to as the "Redemption Price").

ARTICLE III

Representations and Warranties

    SECTION 3.01  Representations and Warranties of the Company  The Company represents and warrants to Parent and Sub as follows: (a) Organization, Standing and Power. Each of the Company and each of its subsidiaries (as defined in Section 8.03) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to carry on its business as now being conducted and (iii) except as set forth in Section 3.01(a) of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), is duly qualified or licensed to do business and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed or in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect (as defined in Section 8.03). The Company has made available to Parent and its representatives true and complete copies of (A) the Restated Certificate of Incorporation and By-laws of the Company by reference to the Filed SEC Documents (as defined in Section 3.01(e)), in each case as amended to the date of this Agreement and (B) the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company since June 1, 1998.

    (b) Subsidiaries. Section 3.01(b)(i) of the Company Disclosure Schedule contains a true and complete list of each Significant Subsidiary (as defined in Section 8.03) of the Company as of the date of this Agreement, including its jurisdiction of organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such Significant Subsidiary. Except as set forth in Section 3.01(b)(i) of the Company Disclosure Schedule, all the issued and outstanding shares of capital stock of, or other equity or voting interests in, each subsidiary of the Company as of the date of this Agreement are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its subsidiaries and as set forth in Section 3.01(b)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

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    (c) Capital Structure. The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock, (ii) 1,770,000 shares of Cumulative Preferred Stock, par value $25.00 per share (the "Company Cumulative Preferred Stock"), of which 101,777 shares have been designated as Company 5% Cumulative Preferred Stock, (iii) 750,000 shares of Cumulative Preference Stock, par value $25.00 per share (the "Company Cumulative Preference Stock"), of which 365,158 shares have been designated as Company 5% Cumulative Preference Stock and (iv) 3,000,000 shares of Cumulative Preferential Stock, par value $35.00 per share (the "Company Cumulative Preferential Stock"). As of the close of business on September 10, 2001, (1) 99,817,628 shares of Company Common Stock (excluding shares held by the Company as treasury shares) were issued and outstanding, (2) 63,693 shares of Company Common Stock were held by the Company as treasury shares, (3) 2,232,100 shares of Company Common Stock were reserved for issuance pursuant to the Company's 2000 Stock Award and Incentive Plan and the Company's Long-Term Performance-Based Incentive Plan (such plans, collectively, the "Company Stock Plans"), of which 905,751 shares were subject to outstanding Company Stock Options (as defined below), (4) the following number of shares of Company Common Stock were reserved (or registered with the SEC (as defined in Section 3.01(d)) for issuance pursuant to each of the following Company Benefit Plans (as defined below): 876,125 shares under the Savings Plan For Employees of American Water Works Company, Inc. and its Designated Subsidiaries, 942,157 shares under the Employees' Stock Ownership Plan of American Water Works Company, Inc. and its Designated Subsidiaries, 50,000 shares under the Company's Deferred Compensation Plan, 10,000 shares under the Company's Director Deferred Compensation Plan and 1,755,049 shares under the Company's Dividend Reinvestment and Stock Purchase Plan (collectively, the "Other Company Stock Plans"), (5) 80,865,863 shares of Company Common Stock were reserved for issuance in connection with the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of February 18, 1999, as amended as of June 1, 2000 (as amended from time to time (the "Company Rights Agreement")), between the Company and BankBoston N.A. (presently known as Fleet National Bank), as Rights Agent, (6) 101,777 shares of Company 5% Cumulative Preferred Stock were issued and outstanding, (7) 365,158 shares of Company 5% Cumulative Preference Stock were issued and outstanding, (8) no shares of Company Cumulative Preferred Stock (other than the Company 5% Cumulative Preferred Stock) were issued and outstanding, (9) no shares of Company Cumulative Preference Stock (other than the Company 5% Cumulative Preference Stock) were issued and outstanding and (10) no shares of Company Cumulative Preferential Stock were issued and outstanding. There are no outstanding stock appreciation rights or other rights that are linked to the price of Company Common Stock granted under any Company Stock Plan whether or not granted in tandem with a related Company Stock Option (as defined below). No shares of Company Capital Stock are owned by any subsidiary of the Company. As of the close of business on September 10, 2001, there were outstanding options to purchase Company Common Stock granted under the Company Stock Plans (collectively, the "Company Stock Options") to purchase 905,751 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $23.65. Except as set forth above, as of the close of business on September 10, 2001, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities, were issued, reserved for issuance or outstanding. During the period from September 10, 2001 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on such date in accordance with their terms as in effect on the date of this Agreement and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other equity or voting interests from the Company. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans and Other Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There

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are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries, and, except as set forth above, no securities or other instruments or obligations of the Company or any of its subsidiaries the value of which is in any way based upon or derived from any capital or voting stock of the Company, having in any such case at any time (whether actual or contingent) the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its subsidiaries may vote. Except as set forth above and except as specifically permitted under Section 4.01(a) (including as set forth in Section 4.01(a)(ii) of the Company Disclosure Schedule), there are no Contracts (as defined in Section 3.01(d)) of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. Except for the Stock Redemption and the redemption terms of any preferred stock of any of the Company's subsidiaries and as permitted by Section 4.01(a)(i)(y), there are not any outstanding contractual obligations of the Company or any of its subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries as of the date of this Agreement or (II) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of the Company's subsidiaries as of the date of this Agreement. The copy of the Company Rights Agreement on file with the SEC (as defined in Section 3.01(d)) as an exhibit to the Form 8-A Registration Statement of the Company filed with the SEC on March 1, 1999, as amended by the amendment thereto on file with the SEC as an exhibit to the Form 8-A Registration Statement of the Company filed on June 1, 2000, is complete and correct.

    (d) Authority; Noncontravention. (i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Stockholder Approval (as defined in Section 3.01(n)) and the Company Required Consents (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the Company Voting Agreement or to consummate the transactions contemplated hereby or thereby subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval (assuming consummation of the Stock Redemption). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (A) approving the Stock Redemption and the Company Voting Agreement and approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (B) directing that this Agreement be submitted to a vote at a meeting of the Company's stockholders and (C) recommending that the Company's stockholders adopt this Agreement. In its determination of whether the Merger is in the best interests of the Company's stockholders, the Board of Directors of the Company has complied with the provisions of Article Tenth of the Restated Certificate of Incorporation of the Company. The execution and delivery of this Agreement and the Company Voting Agreement and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or

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guaranteed rights or entitlements under, any provision of (x) the Restated Certificate of Incorporation or By-laws of the Company or the certificate of incorporation or by-laws (or similar organizational documents) of any of its subsidiaries, (y) subject to obtaining the third party consents set forth in Section 3.01(d) of the Company Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, agreement, instrument, arrangement or understanding, whether oral or written (each, including all amendments thereto, a "Contract"), to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject or (z) subject to obtaining the Company Required Consents and the receipt of the Stockholder Approval and the other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets ("Applicable Law"), (B) judgment, order or decree applicable to the Company or any of its subsidiaries or their respective properties or assets ("Judgment"), or (C) Permit (as defined in Section 3.01(h)) other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate would not reasonably be expected to have a material adverse effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency (including a state public utility commission, state public service commission or similar state regulatory body (each, a "PUC")) (each a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with (I) the execution and delivery of this Agreement by the Company (II) the execution and delivery of the Company Voting Agreement or (III) the consummation of the transactions contemplated hereby and thereby or compliance with the provisions hereof and thereof, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar law or regulation, including, if the Company has completed its acquisition of Azurix North America Corp. and Azurix Industrials Corp. prior to the Closing, the competition, merger control, antitrust or similar laws or regulations of Canada or the Investment Canada Act, if applicable (2) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the adoption by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Company Voting Agreement, the Merger and the other transactions contemplated hereby and thereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of the New York Stock Exchange ("NYSE"), (5) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required under Applicable Laws and Judgments of any PUC, (6) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required under Applicable Laws and Judgments of any state departments of public health or departments of health or similar state regulatory bodies or of any federal or state regulatory body having jurisdiction over environmental protection or environmental conservation or similar matters (collectively, "Health Agencies"), (7) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required to be obtained from or made to any non-U.S. Governmental Entity due solely to the identity or involvement of Guarantor, Parent, Sub or any of their respective subsidiaries and (8) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material adverse effect. Consents, approvals, orders, authorizations, registrations, declarations, filings and notices (x) described (i) in the foregoing clause (5) that are required to be obtained or made by the Company or any of its subsidiaries and (ii) in the foregoing clause (6) the

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failure of which to obtain or make would reasonably be expected to have a material adverse effect or (y) of any Governmental Entity that would not be required to be obtained or made by the Company or any of its subsidiaries but for an acquisition of a business or asset by the Company or any of its subsidiaries that is consummated after the date of this Agreement the failure of which to obtain or make would reasonably be expected to have a material adverse effect are hereinafter referred to as the "Company Required Consents."

      (ii) The Company and the Board of Directors of the Company have taken all action necessary to (A) render the Company Rights inapplicable to the execution, delivery and performance of this Agreement and the Company Voting Agreement and to the consummation of the Merger and any acquisition of Company Common Stock contemplated by Section 4.03(b) and (B) ensure that (x) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of the execution, delivery and performance of this Agreement or the Company Voting Agreement or by reason of the consummation of the Merger or any acquisition of Company Common Stock contemplated by Section 4.03(b), (y) neither a "Distribution Date" nor a "Triggering Event" (each as defined in the Company Rights Agreement) shall occur by reason of the execution, delivery and performance of this Agreement or the Company Voting Agreement or by reason of the consummation of the Merger or any acquisition of Company Common Stock contemplated by Section 4.03(b) and (z) except as set forth in Section 3.01(d)(ii) of the Company Disclosure Schedule, the Company Rights shall terminate or be redeemed prior to the Effective Time.

    (e) SEC Documents. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since January 1, 2000 (together with all information incorporated therein by reference, the "SEC Documents"). Except as set forth in Section 3.01(e) of the Company Disclosure Schedule, no subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (a "Filed SEC Document") has been revised or superseded by a later filed Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments).

    (f) Absence of Certain Changes or Events. Since December 31, 2000, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and other than as set forth in the Filed SEC Documents, there has not been (i) prior to the date of this Agreement, any state of facts, change, development, effect, condition or occurrence that

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individually or in the aggregate constitutes, has had, or would reasonably be expected to have, a material adverse effect, (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock or other equity or voting interests, except for dividends by a wholly owned subsidiary of the Company to its shareholders and except for the regular quarterly cash dividend with respect to (w) preferred stock of the Company's subsidiaries, in accordance with the terms thereof, (x) the Company Common Stock in the amount of $0.235 per share, in accordance with the Company's past dividend policy, (y) the Company 5% Cumulative Preferred Stock in the amount of $0.3125 per share, in accordance with the terms thereof, and (z) the Company 5% Cumulative Preference Stock in the amount of $0.3125 per share, in accordance with the terms thereof, (iii) prior to the date of this Agreement, any purchase, redemption or other acquisition of any shares of capital stock of, or other equity or voting interests in, the Company or any options, warrants, calls or rights to acquire such shares or other interests, (iv) prior to the date of this Agreement, any split, combination or reclassification of any of the Company's capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company, (v) prior to the date of this Agreement, any material unfunded liability incurred as a result of any entry by the Company or any of its subsidiaries into, or any amendment of, any Company Benefit Plan (as defined in Section 3.01(k)), (vi) prior to the date of this Agreement, any change in financial or tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or Applicable Law, (vii) except as set forth in Section 3.01(f)(vii) of the Company Disclosure Schedule, prior to the date of this Agreement, any material election with respect to taxes by the Company or any of its subsidiaries or any settlement or compromise of any material tax liability or refund or (viii) prior to the date of this Agreement, any revaluation by the Company or any of its subsidiaries of any of the material assets of the Company or any of its subsidiaries.

    (g) Litigation. Except as set forth in the Filed SEC Documents and except as set forth in Section 3.01(g) of the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets that individually or in the aggregate would reasonably be expected to have a material adverse effect, nor is there any Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, notice of violation, order of forfeiture or complaint by any Governmental Entity against, the Company or any of its subsidiaries that individually or in the aggregate would reasonably be expected to have a material adverse effect.

    (h) Compliance with Laws. Except as set forth in Section 3.01(h) of the Company Disclosure Schedule, and except with respect to Environmental Laws (as defined in Section 3.01(j)), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and taxes, which are the subject of Sections 3.01(j), 3.01(k) and 3.01(l), respectively, or as set forth in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all Applicable Laws and Judgments of any Governmental Entity applicable to their businesses or operations, except for instances of noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect. Neither the Company nor any of its subsidiaries has received, since January 1, 2001, a written notice or other written communication alleging a possible violation by the Company or any of its subsidiaries of any Applicable Law or Judgment of any Governmental Entity applicable to its businesses or operations, except for written notices or other written communications alleging possible violations that individually or in the aggregate would not reasonably be expected to have a material adverse effect. The Company and its subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, "Permits"), necessary or advisable for them to own, lease or operate their properties and assets and to

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carry on their businesses as now conducted, except for those which the failure to obtain individually or in the aggregate would not reasonably be expected to have a material adverse effect. Neither the Company nor any of its subsidiaries is in violation of, default (with or without notice or lapse of time or both) under, or event giving to any other person any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any Permit of the Company or any of its subsidiaries, except for any such violations, defaults or events that individually or in the aggregate would not reasonably be expected to have a material adverse effect.

    (i) [Intentionally omitted].

    (j) Environmental Matters. Except as disclosed in the SEC Documents and as set forth in Section 3.01(j) of the Company Disclosure Schedule, and except for such matters that individually or in the aggregate would not reasonably be expected to have a material adverse effect: (i) each of the Company and its subsidiaries possesses all Environmental Permits (as defined below) necessary to conduct its businesses and operations; (ii) each of the Company and its subsidiaries is in compliance with all applicable Environmental Laws and all applicable Environmental Permits, and none of the Company or its subsidiaries has received any written communication from any Governmental Entity or other person that alleges that the Company or any of its subsidiaries has violated or is liable under any Environmental Law or Environmental Permit; (iii) there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened in writing (A) against the Company or any of its subsidiaries or (B) against any person whose liability for any such Environmental Claim the Company or any of its subsidiaries has retained or assumed, either contractually or by operation of law; and (iv) to the knowledge of the Company, there have been no Releases (as defined below) of any Hazardous Materials (as defined below) that would reasonably be expected to form the basis of any Environmental Claim or any liability under any Environmental Law or Environmental Permit.

    For the purposes of this Agreement: (A) "Environmental Claims" means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging liability arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries, or (y) any other circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit; (B) "Environmental Laws" means all laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or to health and safety as affected by the exposure to Hazardous Materials, including laws and regulations relating to the presence of, exposure to, Release of or threatened Release of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, recycling, transport, handling of, or the arrangement for such activities with respect to, Hazardous Materials; (C) "Environmental Permits" means all permits, licenses, certificates, registrations, waivers, exemptions and other authorizations required under applicable Environmental Laws; (D) "Hazardous Materials" means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including (x) petroleum, petroleum distillates and all other hydrocarbons, asbestos or asbestos-containing material, and (y) all other substances or wastes of any nature prohibited, limited or regulated as harmful to or polluting of or in order to protect the environment; and (E) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

    (k) ERISA Compliance. (i) Section 3.01(k)(i) of the Company Disclosure Schedule contains a true and complete list of any benefit, employment, personal services, collective bargaining, compensation,

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change in control, severance, time-off or perquisite agreement, plan, policy or other similar arrangement, (A) covering one or more current or former employees or directors of, or current or former independent contractors with respect to, the Company or any of its subsidiaries (each, a "Participant"), and maintained by the Company and/or one or more of its subsidiaries or (B) with respect to which the Company and/or any of its subsidiaries has or would reasonably be expected to have any liability (collectively, "Company Benefit Plans"). The Company has provided or made available to Parent true and complete copies of (1) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 required to be filed with the United States Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Company Benefit Plan; provided that any of the foregoing not provided to Parent as of the date of this Agreement shall be delivered to Parent promptly but in no event later than 30 days following the date of this Agreement. Each Company Benefit Plan has been administered in accordance with its terms, except where the failure so to be administered individually or in the aggregate would not reasonably be expected to have a material adverse effect. The Company and its subsidiaries and all the Company Benefit Plans are in compliance with all applicable provisions of ERISA and the Code, except for instances of possible noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect. Except as set forth in Section 3.01(k)(i) of the Company Disclosure Schedule, all Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received favorable determination letters from the IRS to the effect that such Company Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, and nothing has occurred since the date of such letter that would reasonably be expected to adversely affect its qualification. There is not pending or, to the knowledge of the Company, threatened any litigation relating to the Company Benefit Plans that individually or in the aggregate would reasonably be expected to have a material adverse effect.

      (ii) Neither the Company nor any of its subsidiaries, nor any Company Benefit Plan which is subject to ERISA, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA, except for any such tax, penalty or liability that individually or in the aggregate would not reasonably be expected to have a material adverse effect. All contributions and premiums required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed SEC Documents, except as, individually or in the aggregate, would reasonably be expected to have a material adverse effect.

      (iii) Except as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect, the deduction of any amount payable pursuant to the terms of the Company Benefit Plans would not reasonably be expected to be subject to disallowance under Section 162(m) (before giving effect to Section 162(m)(4)(F)) of the Code for taxable years of the Company ending prior to the date hereof.

      (iv) Section 3.01(k)(iv) of the Company Disclosure Schedule contains a list of all Company Benefit Plans which, as a consequence of the consummation of the Merger, are reasonably expected to (x) entitle any Participant to severance pay and/or (y) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of

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  compensation or benefits under, increase the amount payable or trigger any other material obligation.

      (v) The Company has provided to Parent a true and complete copy of the Report (as hereinafter defined) given to the compensation committee of the board of directors of the Company containing the estimates of any payments and/or benefits that would reasonably be expected to be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by any Participant who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) (each, a "Primary Company Executive") under any Company Benefit Plan (including any additional payment from the Company or any of its subsidiaries or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such individual) that would reasonably be expected to be paid to the Primary Company Executives as a result of the Merger and the other transactions contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) under all Company Benefit Plans and (y) the "base amount" (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive, all as calculated and set forth in the report (dated August 1, 2001) prepared by the compensation consultant retained by the Company (the "Report"). To the knowledge of the Company, the information provided to the compensation consultant that prepared the Report is accurate in all material respects.

    (l) Taxes. (i) Except as would not, individually or in the aggregate with respect to clause (i), (ii), (iii) or (iv), reasonably be expected to have a material adverse effect: (i) Each of the Company and each of its subsidiaries has filed (or caused to be filed) all tax returns required to be filed by it and all such returns are true, complete and correct, or requests for extensions to file such tax returns have been timely filed, granted and have not expired. Each of the Company and each of its subsidiaries has paid (or caused to be paid) all taxes shown as due on such tax returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) of tax for all taxes payable by each of the Company and each of its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

      (ii) Except as set forth in Section 3.01(l)(ii) of the Company Disclosure Schedule, no tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its subsidiaries. There is no deficiency, refund litigation, written proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its subsidiaries. Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid, except for such deficiencies being contested in good faith and for which adequate reserves are reflected on the books of the Company. The United States Federal income tax returns of the Company and each of its subsidiaries consolidated in such tax returns have been either examined by and settled with the IRS or closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such taxes are pending.

      (iii) No liens for taxes (other than for current taxes not yet due and payable or for taxes being contested in good faith and for which adequate reserves are reflected on the books of the Company) exist with respect to any assets or properties of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is bound by any agreement with respect to the allocation, indemnification or sharing of taxes.

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      (iv) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (v) As used in this Agreement, (A) "taxes" shall include (1) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (2) liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group and (3) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in clause (1) or (2) and (B) "tax returns" shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to taxes and any amended tax return.

    (m) State Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.02(h), the approval by the Board of Directors of the Company of this Agreement, the Company Voting Agreement and the Merger and any acquisition of Company Common Stock contemplated by Section 4.03(b) constitutes approval of this Agreement, the Company Voting Agreement and the Merger and any acquisition of Company Common Stock contemplated by Section 4.03(b) for purposes of Section 203 of the DGCL and such approval represents the only action necessary to ensure that the restrictions contained in Section 203(a) of the DGCL do not and will not apply to the performance of this Agreement, to the consummation of the Merger in accordance with the provisions of this Agreement or any acquisition of Company Common Stock contemplated by Section 4.03(b) or to the Company Voting Agreement. Assuming the accuracy of the representations and warranties set forth in Section 3.02(h), no other state takeover or similar statute or regulation (excluding, for the avoidance of doubt, any Applicable Law which requires the Company Required Consents or the Parent Required Consents to be obtained) is applicable to this Agreement, the Company Voting Agreement or the Merger or any acquisition of Company Common Stock contemplated by Section 4.03(b).

    (n) Voting Requirements. The affirmative vote at the Stockholders Meeting (as defined in Section 5.01(b)) or any adjournment or postponement thereof of the holders of a majority of the votes represented by all the outstanding shares of Company Common Stock and Company 5% Cumulative Preferred Stock, voting together as a single class, with each share of Company Common Stock entitled to one vote and each share of Company 5% Cumulative Preferred Stock entitled to 1/10th of a vote, in favor of adopting this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve or adopt this Agreement or the Merger. The affirmative vote of the holders of the Company Capital Stock is not necessary to approve any other action required to be taken by this Agreement or the Company Voting Agreement (other than the consummation of the Merger).

    (o) Regulation as a Utility. Except as set forth in Section 3.01(o) of the Company Disclosure Schedule, the Company is not subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any PUC. Section 3.01(o) of the Company Disclosure Schedule contains a true and complete list of each subsidiary of the Company that is subject to regulation as a public utility or public service company (or similar designation) by any PUC, including the name of each such jurisdiction in which such subsidiary is subject to such regulation. None of the Company or any of its subsidiaries is a "public utility company" or a "holding company" within the meaning of Section 2(a)(5) or 2(a)(7), respectively, of the Public Utility Holding Company

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Act of 1935 (the "Holding Company Act") or a "subsidiary company" or an "affiliate" (within the meaning of Section 2(a)(8) or 2(a)(11), respectively, of the Holding Company Act) of any holding company which is required to register as a holding company under the Holding Company Act. All filings required to be made by the Company or any of its subsidiaries since January 1, 2000, under any Applicable Laws or Judgments relating to the regulation of public utilities or public service companies (or similarly designated companies), have been filed with the appropriate PUC, Health Agency or other appropriate Governmental Entity, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of all Applicable Laws or Judgments, except for such filings or such failures to comply that individually or in the aggregate would not reasonably be expected to have a material adverse effect.

    (p) Title to Properties. (i) Each of the Company and each of its subsidiaries owns or has valid and enforceable right to use under existing franchises, water rights, easements or licenses, or valid and enforceable leasehold interests in, all of its properties, rights and assets necessary for the conduct of its respective business and operations as currently conducted, except where the failure to have such title, rights or interests individually or in the aggregate would not reasonably be expected to have a material adverse effect. All such properties, rights and assets, other than properties, rights and assets in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens relating to secured indebtedness or that individually or in the aggregate would not reasonably be expected to have a material adverse effect.

    (q) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

    (r) Opinion of Financial Advisor. The Company has received the written opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

    (s) Contracts. All material Contracts to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject that are required to be filed as an exhibit to any Filed SEC Document have been filed as an exhibit to such Filed SEC Document (such filed Contracts, the "Filed Contracts"). All the Filed Contracts are valid and in full force and effect, except to the extent they have previously expired or terminated in accordance with their terms or they expire or terminate in compliance with the provisions of Section 4.01(a)(x)(C) and except for any invalidity or failure to be in full force and effect which would not reasonably be expected to have a material adverse effect. None of the Company or any of its subsidiaries is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Filed Contract, except for violations, defaults, waivers or failures to enforce rights or benefits that individually or in the aggregate would not reasonably be expected to have a material adverse effect.

    (t) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the Company's stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Guarantor, Parent or Sub specifically for inclusion or incorporation by reference therein.

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The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

    SECTION 3.02  Representations and Warranties of Guarantor, Parent and Sub.  Guarantor, Parent and Sub jointly and severally represent and warrant to the Company as follows:

    (a) Organization. Each of Guarantor and Parent is a company duly organized and validly existing under the laws of the Federal Republic of Germany. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Guarantor, Parent and Sub (i) has all requisite corporate power and authority to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed or in good standing individually or in the aggregate would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby. Guarantor owns 100% of the outstanding capital stock of Parent and, indirectly through Parent, 100% of the outstanding capital stock of Sub.

    (b) Authority; Noncontravention. Guarantor, Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Parent Required Consents (as defined below), to consummate the transactions contemplated hereby and Parent has the requisite corporate power and authority to execute and deliver the Company Voting Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by Guarantor, Parent and Sub, the execution and delivery of the Company Voting Agreement by Parent and the consummation by Guarantor, Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary company or corporate action, as applicable, on the part of Guarantor, Parent and Sub and no other corporate proceedings on the part of Guarantor, Parent or Sub are necessary to approve this Agreement or the Company Voting Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Guarantor, Parent and Sub and the Company Voting Agreement has been duly executed and delivered by Parent and each of this Agreement and the Company Voting Agreement constitutes the valid and binding obligation of Guarantor, Parent and Sub, as applicable, enforceable against Guarantor, Parent and Sub, as applicable, in accordance with their terms. The execution and delivery of this Agreement and the Company Voting Agreement and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Company Voting Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancelation or acceleration of any obligation to or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Guarantor, Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or By-laws of Sub or equivalent organizational documents of Guarantor or Parent, (ii) any Contract applicable to Guarantor, Parent, Sub or their respective subsidiaries or their respective properties or assets or (iii) subject to obtaining the Parent Required Consents and other matters referred to in the following sentence, any (A) Applicable Law or (B) Judgment, in each case applicable to Guarantor, Parent, Sub or their respective subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby. No consent, approval, order, or authorization of, registration, declaration, or filing with, or notice to any Governmental Entity is required by, or with respect to, Guarantor, Parent, or Sub, or their respective subsidiaries, in connection with the execution and delivery of this Agreement and the Company Voting Agreement, or the consummation by

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Guarantor, Parent and Sub of the transactions contemplated hereby and thereby, or the compliance with the provisions of this Agreement and the Company Voting Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act and the receipt, termination, or expiration, as applicable of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar law or regulation, including, if the Company has completed its acquisition of Azurix North America Corp. and Azurix Industrials Corp. prior to the Closing, the competition, merger control, antitrust or similar laws and regulations of Canada or the Investment Canada Act, if applicable, (2) the filing with, or furnishing to, the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Company Voting Agreement, the Merger and the other transactions contemplated hereby and thereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required under Applicable Laws and Judgments of any PUC, (5) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required under the Applicable Laws and Judgments of any Health Agency, (6) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required to be obtained from or made to any Governmental Entity due solely to any acquisition of any business or person by the Company or any of its subsidiaries following the date of this Agreement and (7) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made individually, or in the aggregate, would not impair in any material respect the ability of Guarantor, Parent or Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. Consents, approvals, orders, authorizations, registrations, declarations, filings and notices described (i) in the foregoing clause (4) that are required to be obtained or made by Guarantor, Parent or Sub or any of their respective subsidiaries and (ii) in the foregoing clause (5) the failure of which to obtain or make would impair in any material respect the ability of Guarantor, Parent or Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement, are hereinafter referred to as the "Parent Required Consents." No consent, approval, order, authorization, registration, declaration, filing or notice, the failure of which to obtain or make would prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement with any non-U.S. Governmental Entity, is required to be made or obtained by Guarantor, Parent or Sub or any of their respective subsidiaries in connection with the execution and delivery of this Agreement and the Company Voting Agreement or the consummation by Guarantor, Parent and Sub of the transactions contemplated hereby and thereby or the compliance with the provisions of this Agreement and the Company Voting Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings or notices (x) required as a result of a change in Applicable Law after the date of this Agreement or (y) required to be obtained from or made to any Governmental Entity due solely to any acquisition of a business or person by the Company or any of its subsidiaries following the date of this Agreement. To the knowledge of Guarantor and Parent, as of the date of this Agreement, there exists no state of facts, condition, event or circumstance which would materially adversely affect Parent's ability to obtain the Parent Required Consents in a reasonably timely manner.

    (c) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

    (d) Regulation as a Utility. Except as set forth in Section 3.02(d) of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the"Parent Disclosure Schedule") or as permitted in accordance with Section 4.03(a)(a), neither Guarantor, Parent, Sub nor any of their respective subsidiaries (i) is a "public utility company" or a "holding company" or a

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"subsidiary company" of any holding company which is required to register as a holding company under the Holding Company Act, in each case as defined in the Holding Company Act, or (ii) is otherwise subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any PUC; provided, however, the foregoing representation shall not be deemed to be breached as a result of (x) after the date hereof, any of Guarantor, Parent or Sub or any of their respective subsidiaries entering into any operation and maintenance or concession contract that would not be prohibited under Section 4.03(a)(b) or (y) changes in Applicable Law after the date of this Agreement.

    (e) Capital Resources. On or prior to the Closing Date, Parent will have sufficient cash to pay the Merger Consideration and any other amounts payable under Section 2.02.

    (f) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by or on behalf of Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Guarantor, Parent, Sub or any of their subsidiaries.

    (g) Information Supplied. None of the information supplied or to be supplied by Guarantor, Parent or Sub specifically for inclusion in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the Company's stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (h) Ownership of Company Stock. As of the date of this Agreement, neither Guarantor, Parent nor Sub nor any of their respective subsidiaries "beneficially owns" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock.

ARTICLE IV

Covenants Relating to Conduct of Business

    SECTION 4.01  Conduct of Business.  (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed; and which consent shall be deemed given if the Company has not received written notice otherwise from Parent within five business days after requesting such consent of Parent as provided in Section 4.01(b)) or as specifically contemplated by this Agreement, the Company shall, and shall cause each of its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use their commercially reasonable efforts to comply with all Applicable Laws and, to the extent consistent therewith, use their commercially reasonable efforts to preserve their material assets and technology, preserve their relationships with PUCs, Health Agencies, customers, suppliers and others having business dealings with them and maintain their material franchises, rights and Permits necessary to the conduct of their business. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent (which consent shall not unreasonably be withheld or delayed; and which consent shall be deemed given if the Company has not received written notice otherwise from Parent within five business days after requesting such consent of Parent as provided in Section 4.01(b)) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries to:

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    (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests except for:

    (A)
    dividends by a direct or indirect wholly owned subsidiary of the Company to its shareholders;

    (B)
    regular quarterly cash dividends with respect to the Company Common Stock, not in excess of an annual rate of $0.94 per share in 2001, $0.98 per share in 2002 and $1.02 per share in 2003, in each case with usual declaration, record and payment dates and in accordance with the Company's past dividend policy;

    (C)
    if the Effective Time occurs other than on a record date for quarterly cash dividends with respect to the Company Common Stock, a "stub period" dividend equal to an amount not to exceed 25% of the amount of the cash dividend per share permitted to be paid pursuant to the immediately preceding clause (B) during such fiscal year in which the Effective Time occurs multiplied by a fraction, the numerator of which is the number of days between the immediately preceding record date and the Effective Time and the denominator of which is the number of days between such record date and the next regularly scheduled record date;

    (D)
    regular cash dividends with respect to outstanding shares of Company 5% Cumulative Preferred Stock in accordance with the terms thereof as in effect on the date of this Agreement;

    (E)
    regular cash dividends with respect to outstanding shares of Company 5% Cumulative Preference Stock in accordance with the terms thereof as in effect on the date of this Agreement; or

    (F)
    (x) cash dividends with respect to any outstanding shares of preferred stock of any of the Company's subsidiaries or (y) cash dividends with respect to any outstanding shares of non-preferred capital stock of any of the Company's non-wholly owned subsidiaries; provided, however, that in the case of subsidiaries owned as of the date of this Agreement, such dividends shall be paid only in the ordinary course of business consistent with such subsidiary's past practice; or

    (y) purchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other interests, except (A) for the Stock Redemption, (B) purchases, redemptions or other acquisitions as required by the respective terms of any preferred stock of the Company or as required or permitted by the respective terms of any preferred stock of any of the Company's subsidiaries, (C) for the purpose of funding or providing benefits under employee benefit plans, stock option and other incentive compensation plans, directors plans and the dividend reinvestment provisions of the Company's Dividend Reinvestment and Stock Purchase Plan, (D) purchases, redemptions or other acquisitions in the ordinary course of business consistent with past practice of any voting stock of a subsidiary of the Company not held by the Company or its subsidiaries or (E) the purchases of shares of capital stock of a wholly owned subsidiary of the Company by the Company or a wholly owned subsidiary of the Company; or

    (z) split, combine or reclassify any of its capital stock or other equity or voting interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests;

    (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options,

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warrants, calls or rights to acquire, any such shares, interests or securities or any stock appreciation rights or other rights that are linked to the price of Company Common Stock other than:

    (A)
    the issuance of shares of Company Common Stock (and associated Company Rights) upon the exercise of Company Stock Options and settlement of all other rights to purchase or receive Company Common Stock (collectively, the "Company Stock Issuance Rights") in accordance with the terms of such Company Stock Options and Company Stock Issuance Rights as in effect on the date of this Agreement;

    (B)
    the delivery or sale of shares of Company Common Stock held as treasury stock of the Company as of the date hereof or thereafter purchased on the open market by the Company or one of its subsidiaries as permitted by, and for the purposes set forth in, Section 4.01(a)(i)(y)(C);

    (C)
    the issuance of shares of capital stock to the Company or a wholly owned subsidiary of the Company by a subsidiary of the Company;

    (D)
    the issuance of shares of Company Common Stock pursuant to the Company Rights Agreement pursuant to the terms thereof as in effect on the date hereof;

    (E)
    to the extent permitted by Section 5.09(i), the issuance of shares of Company Common Stock pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan; or

    (F)
    issuances of shares of Company Common Stock which are necessary, in the reasonable judgment of the Company, in order to maintain the credit ratings of the Company or its subsidiaries; provided that any such issuance of shares shall be permitted only if prior to such issuance the Company shall have consulted with Parent, and the Company and Parent shall have been unable to agree on a mutually acceptable alternative basis to maintain the credit rating of the Company or its subsidiary, as the case may be;

    (iii) amend its certificate of incorporation or by-laws (or similar organizational documents) except as may be required by Applicable Law or by the rules and regulations of the New York Stock Exchange; or

    (iv) (A) directly or indirectly acquire or agree to acquire, whether by merging or consolidating with, or by purchasing assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint venture, association, limited liability company or other entity or division thereof, other than:

    (x)
    the acquisition of any business which is regulated by a PUC or owned or operated by a municipality or local Governmental Entity; provided, that all such acquisitions permitted by this clause (x) shall not involve aggregate payments (including debt assumption) by the Company and its subsidiaries of more than $300,000,000; or

    (y)
    the acquisition of any business in or related to (1) the water services or wastewater services industry or (2) any line of business conducted by Azurix North America Corp. or Azurix Industrials Corp. on or prior to the date of consummation of the acquisition of such entities which is not regulated by a PUC or owned or operated by a municipality or local Governmental Entity; provided that all such acquisitions permitted by this clause (y) shall not involve aggregate payments (including debt assumption) by the Company or any of its subsidiaries of more than $100,000,000;

  provided that, if the Company or any of its subsidiaries requests the consent of Parent for any acquisition not otherwise permitted by this clause (A) then Parent shall promptly inform the Company whether Guarantor or any of its subsidiaries is participating or intends to participate in the bidding for such acquisition and, if Parent informs the Company that Guarantor or one of its

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  subsidiaries is participating or intends to participate in the bidding for such acquisition or if Guarantor or one of its subsidiaries does in fact so participate, then the Company shall not be subject to the provisions of this Section 4.01(a)(iv) with respect to such acquisition (provided further that, for the purposes of this Section 4.01(a)(iv), the Company may presume (absent written notice to the contrary from Parent) that Guarantor or one of its subsidiaries is participating in any competitive bidding process for an acquisition which (i) is not prohibited by Section 4.03 and (ii) has been marketed broadly to major participants in the water services or wastewater services industries and shall not be required to request the consent of Parent or otherwise be subject to the provisions of this Section 4.01(a)(iv) with respect to any such acquisition); or

      (B) any other assets that are material (unless such assets are acquired in the ordinary course of business), other than assets constituting a business the acquisition of which does not require consent or approval under Section 4.01(a)(iv)(A);

  it being understood and agreed that the Company and its subsidiaries shall, reasonably in advance of the applicable meeting of the Company's Board of Directors, provide Parent with reasonable documentation describing, and consult with Parent with respect to, any acquisition which requires approval of the Company's Board of Directors; or

    (v) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any real property, or any other properties or assets or any interest therein that are material, individually or in the aggregate, other than:

    (A)
    sales of real property or other properties or assets, provided that the fair market value of all such properties and assets does not exceed $100,000,000;

    (B)
    the sale of any property or asset that the Company or one of its subsidiaries is legally required, or under bona fide threat of condemnation or similar proceedings, to sell to any Governmental Entity so long as the Company sells such property or asset to such Governmental Entity in a manner consistent with past practice;

    (C)
    the sale of shares of capital stock or other securities which are held as passive minority investments so long as such sale is made in an arm's-length transaction; or

    (D)
    the grant of easements, rights of way and Liens in the ordinary course of business consistent with past practice, or in connection with secured indebtedness of the Company or any of its subsidiaries permitted by Section 4.01(a)(vi) and consistent with past practice;

  it being understood and agreed that the Company and its subsidiaries shall, reasonably in advance of the applicable meeting of the Company's Board of Directors, provide Parent with reasonable documentation describing, and consult with Parent with respect to, any sale, lease, license, sale/leaseback, mortgage, encumbrance or other disposition which requires approval of the Company's Board of Directors; or

    (vi) (x) incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, enter into any interest rate protection agreement or other hedging arrangement, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (excluding for purposes of clarification, advances received as contemplated by Section 4.01(a)(vii)(B)), except for:

    (A)
    the incurrence of short-term indebtedness in the ordinary course of business consistent with past practice;

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    (B)
    the incurrence of long-term indebtedness and interest rate protection and other hedging arrangements in respect of such long-term indebtedness so long as the aggregate amount of such long-term indebtedness outstanding as of the end of each fiscal year ended after the date of this Agreement (excluding, without duplication, long-term indebtedness otherwise permitted under this Section 4.01(a)(vi)(x), but including long-term indebtedness incurred to fund capital expenditures permitted by Section 4.01(a)(vii) to the extent the incurrence of such indebtedness is included in the Company's business plan described below), does not exceed 110% of the aggregate amount of all long-term indebtedness contemplated to be outstanding as of the end of such fiscal year by the Company's business plan for the five-year period ending on December 31, 2005, a true and complete copy of which has been provided to Parent prior to the date of this Agreement;

    (C)
    (1) the incurrence of indebtedness or guarantees of indebtedness to finance acquisitions and the incurrence or assumption of indebtedness of the entities acquired in such acquisitions, in either case in connection with acquisitions permitted by Section 4.01(a)(iv), or (2) the incurrence of indebtedness or guarantees of indebtedness to fund capital expenditures permitted by Section 4.01(a)(vii);

    (D)
    the incurrence of any guarantees, bid bonds, performance bonds, surety bonds, payment bonds, letters of credit and "keep well" agreements and other similar arrangements entered into in the ordinary course of business consistent with past practice between the Company and its subsidiaries or in support of the indebtedness or other obligations of the Company, the Company's subsidiaries or among the Company's subsidiaries; or

    (E)
    the incurrence of indebtedness in an amount equal to (1) the cost of Company Common Stock purchased for issuance pursuant to Section 4.01(a)(ii)(B), plus (2) the amount of cash proceeds that would otherwise be expected to be received by the Company from the sale of Company Common Stock under the Company's Dividend Reinvestment and Stock Purchase Plan after the date, and for so long as, such plan is indefinitely suspended pursuant to Section 5.09(i); or

  (y)
  make any material loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect subsidiary of the Company other than (A) investments made in joint ventures formed for purposes permitted pursuant to Section 4.01(a)(iv), (B) loans, advances, capital contributions and investments made in connection with actions permitted pursuant to Sections 4.01(a)(iv), (v), (vi)(x), (vii) or (x) or (C) in the ordinary course of business;

  it being understood and agreed that the Company and its subsidiaries shall consult with Parent (i) on the Company's and its subsidiaries' credit ratings and (ii) prior to incurring any material long-term indebtedness (other than issuances of tax-free long-term indebtedness) of the Company or any of its subsidiaries; or

    (vii) incur or commit to incur any capital expenditures in excess of 120% of the amount budgeted in the Company's five-year capital plan, a true and complete copy of which has been provided to Parent prior to the date of this Agreement, other than:

    (A)
    capital expenditures required by changes in or newly promulgated Applicable Laws or Judgments or applicable standards or policies of any Governmental Entity after the date of this Agreement;

    (B)
    capital expenditures funded by customer advances or contributions in aid of construction;

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    (C)
    capital expenditures incremental to the Company's five-year capital plan as may be required to serve customers who generate sufficient revenues to fully fund the cost of such capital expenditures without adversely affecting customer rates;

    (D)
    capital expenditures related to the operation of any business acquired through an acquisition permitted by Section 4.01(a)(iv);

    (E)
    capital expenditures to the extent covered by insurance or as reasonably required in the Company's judgment following a catastrophic event; or

    (F)
    capital expenditures in connection with performance by the Company or one of its subsidiaries under any Contract to the extent the Company's or such subsidiary's obligations in connection with any such capital expenditure are non-recourse to the Company or such subsidiary and funded by the United States government;

  it being understood and agreed that the Company and its subsidiaries shall, reasonably in advance of the applicable meeting of the Company's Board of Directors, provide Parent with reasonable documentation describing, and consult with Parent with respect to, any capital expenditure which requires approval of the Company's Board of Directors; or

    (viii) except as required by Applicable Law or any Judgment (x) pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice, (B) as required by their terms as in effect on the date of this Agreement or on the date of acquisition of the person subject thereto or (C) incurred since the date of this Agreement in the ordinary course of business consistent with past practice, (y) waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice or (z) waive any material benefits of, or agree to modify in any materially adverse respect, or fail to enforce in any material respect, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

    (ix) except (i) as required to comply with Applicable Law or any Judgment, any Collective Bargaining Agreement or any provision of any Company Benefit Plan or other Contract as in effect on the date of this Agreement, (ii) in the ordinary course of the Company or its subsidiaries conducting their respective businesses consistent with past practice, (iii) as would, in the discretion of the Company, be commercially reasonable in order to retain Company Employees (as defined in Section 5.09(a)) or to hire (or promote) or replace new executives, (iv) as is or would be required to give effect to acquisition agreements entered into by the Company and/or its subsidiaries or (v) as would not, individually or in the aggregate, materially increase the Company's and its subsidiaries' annual expense for compensation and benefits provided or to be provided to the Company Employees:

    (A)
    take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or other Contract;

    (B)
    take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or other Contract;

    (C)
    grant any compensation, benefits, severance or termination pay or increases therein to any Participant; or

    (D)
    establish, adopt, enter into, amend or terminate any Company Benefit Plan, except as required to implement grants or increases permitted under Section 4.01(a)(ix)(C); or

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    (x) (A) enter into any material Contract other than:

      (1)
      any Contract related to the Company's PUC-regulated business entered into in the ordinary course of business consistent with past practice;

      (2)
      any Contract related to the water services or wastewater services industry; provided that the average aggregate annual revenues to be received by the Company and its subsidiaries over the first three years of such Contract, together with the total average aggregate annual revenues to be received by the Company and its subsidiaries over the first three years of all such other Contracts entered into pursuant to this clause (2) during the twelve-month period beginning on the date of this Agreement or during any subsequent twelve-month period shall not exceed $60 million per year (excluding any consumer price index or other similar adjustments and without regard to any extension thereof); provided, further that (A) the average annual amounts of any payments to be made to the Company during the first three years of such Contract in respect of any capital expenditures permitted by Section 4.01(a)(vii)(F) of this Agreement and other recovered costs of capital in respect thereof shall not count against such $60 million per year limit and (B) the average annual amounts of any associated recovery of capital improvement costs (and, in the case of any "design-build-operate" Contract, payments in respect of the "design-build" portion of such Contract to the extent that those payments are (x) guaranteed by a non-affiliate of the Company which the Company reasonably determines is sufficiently creditworthy or (y) passed through to third parties who perform the "design-build" portion of such Contract) during the first three years of such Contract shall not count against such $60 million per year limit; or

      (3)
      any Contract providing for any transaction otherwise permitted by this Section 4.01(a);

provided that if the Company or any of its subsidiaries requests the consent of Parent to enter into any Contract not otherwise permitted by this clause (A) then Parent shall promptly inform the Company whether Guarantor or any of its subsidiaries is participating or intends to participate in the bidding for such Contract and, if Parent informs the Company that Guarantor or one of its subsidiaries is participating or intends to participate in the bidding for such Contract or if Guarantor or one of its subsidiaries does in fact so participate, then the Company shall not be subject to the provisions of this clause (A) with respect to such Contract (provided further that, for the purposes of this clause (A), the Company may presume (absent written notice to the contrary from Parent) that Guarantor or one of its subsidiaries is participating in any competitive bidding process for a Contract which has been marketed broadly to major participants in the water services or wastewater services industries and shall not be required to request the consent of Parent or otherwise be subject to the provisions of this clause (A) with respect to any such Contract);

    it being understood and agreed that the Company and its subsidiaries shall, reasonably in advance of the applicable meeting of the Company's Board of Directors, provide Parent with reasonable documentation describing, and consult with Parent with respect to, any material Contract which requires the approval of the Company's Board of Directors;

        (B) renew any material Contract unless such renewal (i) shall not modify the terms of such Contract, taken as a whole, in any material adverse respect or (ii) is on terms that are reasonably agreed to by the Company in carrying on its business in the ordinary course; or

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        (C) modify, amend, waive or terminate (x) any material Contract other than in the ordinary course of business or (y) the Filed Contracts, in either case without consulting with Parent in good faith in advance; or

    (xi) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

    (b) Administration of Consents. Any request for a consent of Parent under Section 4.01(a), and any correspondence between the parties with respect to those consents (including the granting or refusal to grant any such consent) and any consultation required under Section 4.01(a) shall be made solely by and between the person identified in Section 4.01(b) of the Company Disclosure Schedule, on behalf of the Company and its subsidiaries, and the person identified in Section 4.01(b) of the Parent Disclosure Schedule, on behalf of Guarantor, Parent and their respective subsidiaries.

    (c) Control of the Company's Business. It is understood and agreed that Guarantor, Parent, Sub and their affiliates do not have the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

    (d) Certain Tax Matters. Except as set forth in Section 4.01(d) of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (i) not make any material tax election without Parent's consent and (ii) to the extent permitted by the applicable agreement, cause all existing tax sharing agreements to be terminated as of the Closing Date.

    (e) Utility Filings. The Company shall, and shall cause each of its subsidiaries to, timely file in the ordinary course of business consistent with past practice all rate applications and all other material filings required to be made with PUCs. Except for filings in the ordinary course of business consistent with past practice that individually or in the aggregate would not reasonably be expected to have a material adverse effect, the Company shall, and shall cause each of its subsidiaries to, consult with Parent reasonably in advance of making any filing to implement any changes in any of its or any of its subsidiaries' rates or surcharges for water service, standards of service or accounting.

    SECTION 4.02  No Solicitation.  (a) From and after the date hereof, the Company agrees (i) that it and its subsidiaries shall not, nor shall it or its subsidiaries authorize or knowingly permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries (collectively, the "Representatives") to, directly or indirectly, solicit, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or engage in any discussions or negotiations regarding, or provide any nonpublic information or data to make or implement, any Takeover Proposal, in each case other than a Takeover Proposal made by Parent; (ii) that it shall immediately cease and cause to be terminated any existing discussions or negotiations with any third persons conducted heretofore with a view to formulating a Takeover Proposal; and (iii) that it shall immediately notify Parent of the receipt of any Takeover Proposal and that it shall keep Parent informed of the status of such Takeover Proposal; provided, however, that, at any time prior to obtaining the Stockholder Approval, the Company may, in response to a bona fide Takeover Proposal that the Board of Directors of the Company determines in good faith could reasonably be expected to lead to a Superior Proposal (as defined below) and which Takeover Proposal did not result from a breach of this Section 4.02, (x) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement (except that such confidentiality agreement shall not prohibit such person from making an unsolicited Takeover Proposal), provided that all such information is provided on a prior or substantially concurrent basis to Parent, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

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    The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and its subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Capital Stock or capital stock of, or other equity or voting interests in, any of the Company's subsidiaries directly or indirectly holding the assets or businesses referred to in clause (A) above.

    (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Sub) or propose publicly to withdraw (or modify in a manner adverse to Parent or Sub) the recommendation or declaration of advisability by such Board of Directors of the Company or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal (other than a Takeover Proposal made by Parent) (each such action being referred to herein as an "Adverse Recommendation Change"), unless the Board of Directors of the Company determines in good faith, based on such matters as it deems appropriate, after consulting with legal counsel, that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law and the Company's certificate of incorporation, (ii) adopt or approve, or publicly propose to adopt or approve, any Takeover Proposal (other than a Takeover Proposal made by Parent), or withdraw its approval of the Merger, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal (as defined below) that did not result from a breach of Section 4.02(a), cause the Company to terminate this Agreement pursuant to Section 7.01(f) and concurrently or promptly thereafter enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.01(f), unless the Company shall have complied with all the provisions of this Section 4.02 (except for any failure to comply that would not adversely affect the rights of Parent under this Section 4.02), including the notification provisions in this Section 4.02, and with all applicable requirements of Section 5.06(b) (including the payment of the Termination Fee (as defined in Section 5.06(b)) prior to or concurrently with such termination); and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(f) until the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal specifying the terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.01(f) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period).

    The term "Superior Proposal" means any bona fide written offer made by a third party in respect of (i) a transaction that if consummated would result in such third party acquiring, directly or indirectly, 50% or more of the voting power of the Company Common Stock or 50% or more of the assets of the Company and its subsidiaries, taken as a whole, or (ii) a direct merger between such third party and the Company, in either case providing for consideration to the Company's stockholders consisting of cash and/or securities (it being understood that securities retained by the Company's

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stockholders be included for purposes of this determination), which transaction the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) (taking into account the person making the offer, the consideration offered, the likelihood of consummation (including the legal, financial and regulatory aspects of the offer) as well as any other factors deemed relevant by the Board of Directors of the Company) to be more favorable from a financial point of view to the stockholders of the Company, taking into account any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise.

    (c) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to make such disclosure would be inconsistent with applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b)(i) (subject to the last clause of Section 4.02(b)(i)) or Section 4.02(b)(ii).

    SECTION 4.03  Certain Conduct of the Parties.  (a) During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company (which consent shall not be unreasonably withheld or delayed and which consent shall be deemed given if Parent has not received written notice otherwise from the Company within eight business days after requesting such consent of the Company), Guarantor and Parent shall not, and shall cause their subsidiaries not to, directly or indirectly (a) acquire or agree to acquire or, except as required by Applicable Law, the rules and regulations of the Frankfurt Stock Exchange or, with respect to any disclosure by any subsidiary, the rules and regulations of the principal stock exchange on which such subsidiary's securities are listed, publicly disclose any acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) any United States water services or wastewater services business that is regulated by a PUC or is owned or operated by a municipality or local Governmental Entity (other than any such acquisition which does not involve aggregate payments (including debt assumption) by Guarantor, Parent or their subsidiaries in excess of $20 million) or (ii) (A) any business that would, upon the consummation of such acquisition, (x) cause Guarantor, Parent or any of their respective subsidiaries to be required to register as a holding company under the Holding Company Act or (y) subject Guarantor, Parent, Sub or any of their respective subsidiaries to regulation under the Holding Company Act in a manner that would raise substantive questions with respect to the ownership by any of them of any water or wastewater business or (B) any business (x) that would, upon the consummation of such acquisition, subject Guarantor, Parent or any of their respective subsidiaries to regulation under the Holding Company Act in a manner other than that described in clause (A) above or (y) that is a United States gas or electric utility, if in the case of clause (B), such business is subject to regulation as a gas or electric utility (or similar designation) by a PUC in any state which the parties agree is material or (b) take any other action that would reasonably be expected to (i) materially impede or delay obtaining any Parent Required Consent or Company Required Consent or the satisfaction of the conditions set forth in Section 6.01(c) (to the extent relating to the Holding Company Act), 6.01(d) or 6.02(d) or (ii) otherwise materially impede or delay the consummation of the Merger. In the event that Guarantor or Parent shall seek the consent of the Company to make an acquisition of the type described in Section 4.03(a)(a)(ii)(B), the sole basis on which the Company may withhold its consent shall be a determination by the Company that such acquisition would reasonably be expected to (x) materially impede or delay obtaining any Parent Required Consent or Company Required Consent or the satisfaction of the conditions set forth in Section 6.01(c) (to the extent relating to the Holding

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Company Act), 6.01(d) or 6.02(d) or (y) otherwise materially impede or delay the consummation of the Merger.

    (b) Prior to the obtaining of the Stockholder Approval, Guarantor and Parent shall not, and shall cause their respective subsidiaries not to, acquire "beneficial ownership" (as such term is defined for purposes of Section 13(d) of the Exchange Act) of any shares of Company Common Stock. After the obtaining of the Stockholder Approval, Guarantor and Parent shall not, and shall cause their respective subsidiaries not to, acquire shares of Company Common Stock if such acquisition would result in Guarantor, Parent and their subsidiaries acquiring "beneficial ownership" (as so defined) of more than 4.9% of the shares of Company Common Stock outstanding at the time of such acquisition.

    (c) During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed and which consent shall be deemed given if the Company has not received written notice otherwise from Parent within eight business days after requesting such consent of Parent), the Company shall not, and shall cause its subsidiaries not to, directly or indirectly, take any action that would reasonably be expected to (i) materially impede or delay obtaining any Parent Required Consent or Company Required Consent or the satisfaction of the conditions set forth in Section 6.01(c) (to the extent relating to the Holding Company Act), 6.01(d) or 6.02(d) or (ii) otherwise materially impede or delay the consummation of the Merger.

ARTICLE V

Additional Agreements

    SECTION 5.01  Preparation of the Proxy Statement; Stockholders Meeting.  (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall promptly provide any information or responses to comments, or other assistance, reasonably requested in connection with the foregoing. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall give reasonable consideration to all comments proposed by Parent.

    (b) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval, regardless of whether an Adverse Recommendation Change has occurred at any time after the date of this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement, in each case subject to its rights under Section 4.02(b)(i). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

    SECTION 5.02  Access to Information; Confidentiality; Transition Planning.  (a) The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees,

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investment bankers, attorneys, accountants and other advisors and representatives, reasonable access at reasonable times and during normal business hours during the period prior to the Effective Time or the termination of this Agreement, in a manner which does not unreasonably interfere with the business and operations of the Company, to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available to Parent on a prompt basis (a) access to each material report, schedule, form, statement and other document filed or received by it during such period to or from any PUC or pursuant to the requirements of applicable securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided that such right of access shall not include sampling, testing or Phase II environmental site assessment activities. For the purposes of this Section 5.02, all communications, including requests for information or access, pursuant to this Section 5.02, shall only be made by and between a representative of each of Parent, on the one hand, and of the Company, on the other hand, which representative (a) shall initially be Jim McGivern for Parent and Ellen Wolf for the Company and (b) may be replaced with a substitute representative by either party from time to time upon reasonable written notice to the other party. The Company will promptly advise Parent of any material developments in its business. Notwithstanding the foregoing, (i) the Company and its subsidiaries shall not be required to provide any information to the extent that the Company or any of its subsidiaries is legally obligated to keep such information confidential or otherwise not to provide such information or to the extent that such access would constitute a waiver of the attorney-client privilege and (ii) the Company shall provide access to those properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records described above of its subsidiaries that are not wholly-owned subsidiaries only to the extent that the Company has or is reasonably able to obtain such access. Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement dated June 26, 2001, among Guarantor, Thames and the Company (as it may be amended from time to time, the "Confidentiality Agreement").

    (b) The Company and Parent shall, and shall cause each of their respective subsidiaries to, reasonably cooperate to obtain an orderly transition and integration process in connection with the Merger in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its subsidiaries during the period from and after the Effective Time. The Company and Parent agree that such cooperation shall include the development as soon as reasonably practicable following the date hereof of a mutually acceptable integration plan on a business-by-business and region-by-region basis with reasonable provisions for visitation by employees.

    SECTION 5.03  Reasonable Best Efforts; Notification.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper and advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Company Voting Agreement, including using its reasonable best efforts to accomplish the following as promptly as reasonably practicable following the date of this Agreement: (a) the taking of all acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (b) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all steps as may be necessary to obtain an approval (including the Company Required Consents and the Parent Required Consents) or waiver from, or, to the extent any approval or waiver cannot be obtained, to avoid the need to obtain an approval (including the Company Required Consents and the Parent Required Consents) or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (c) the obtaining of all necessary consents, approvals or waivers from

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third parties. In connection with and without limiting the foregoing, the Company shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Company Voting Agreement, the Merger or any of the other transactions contemplated hereby or thereby, use its reasonable best efforts to allow the Merger and the other transactions contemplated by this Agreement and the Company Voting Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement and the Company Voting Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Company Voting Agreement, the Merger and the other transactions contemplated hereby and thereby. The Company, Guarantor and Parent shall provide such assistance, information and cooperation to each other as is reasonably requested in connection with the foregoing and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand. In addition, the Company, Guarantor and Parent shall cooperate to promptly develop a mutually acceptable plan to obtain the Company Required Consents and the Parent Required Consents as expeditiously as reasonably practicable and without undue expense. To the extent that either party or any of its subsidiaries is required to make any registration, declaration or filing with any PUC in connection with obtaining the Company Required Consents or the Parent Required Consents, such party shall use its reasonable best efforts to (i) provide the other party an opportunity to review and comment on such registration, declaration or filing reasonably in advance of making any such registration, declaration or filing, (ii) give reasonable consideration to all comments proposed by the other party and (iii) if applicable, coordinate the submission of such registration, declaration or filing with the other party. Neither the Company nor any of its subsidiaries shall enter into or agree to any terms or conditions in connection with obtaining the Company Required Consents without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed). None of Guarantor, Parent, Sub or any of their respective subsidiaries shall enter into or agree to any terms or conditions in connection with obtaining the Parent Required Consents without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

    SECTION 5.04  Company Stock Options.  (a) As soon as practicable following the date of this Agreement, the Company shall ensure that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to provide that:

      (i) each Company Stock Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be converted at the Effective Time into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised;

      (ii) each Company Stock Issuance Right outstanding immediately prior to the Effective Time (whether vested or unvested) shall be converted at the Effective Time into the right to receive an amount of cash equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company Stock Issuance Right; and

      (iii) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

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    (b) All amounts payable pursuant to Section 5.04(a) shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom, and shall be paid as soon as practicable following the Effective Time, without interest.

    (c) The Company shall take all actions determined to be necessary to effectuate the provisions of this Section 5.04 as mutually agreed by Parent and the Company. Prior to the Effective Time, the Company shall ensure that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall take or cause to be taken such actions as are required to cause (i) the Company Stock Plans to terminate as of the Effective Time and (ii) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest on or following the Effective Time in respect of any capital stock of the Company to be deleted as of the Effective Time.

    SECTION 5.05  Indemnification, Exculpation and Insurance.  (a) To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Guarantor and Parent shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based in whole or in part on or arise in whole or in part out of or pertain to this Agreement or the transactions contemplated hereby. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), Guarantor and Parent shall pay or cause to be paid the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred; provided, however, that Guarantor and Parent shall not be liable for any settlement effected without its written prior consent (which consent shall not be unreasonably withheld or delayed). In the event any Indemnified Party is required to bring any action against Guarantor or Parent to enforce rights or to collect money due under this Agreement and such action results in a final, non-appealable judgment in favor of such Indemnified Party, Guarantor and Parent shall reimburse such Indemnified Party for all of its reasonable expenses in bringing and pursuing such action. Each Indemnified Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 5.05(a) in connection with any such action; provided, however, that any person to whom expenses are advanced provides an undertaking, if and to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

    (b) For six years after the Effective Time, Guarantor and Parent shall maintain in effect (i) the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in the aggregate to such directors and officers than those of such policy as in effect on the date of this Agreement; provided that Guarantor or Parent may substitute therefor policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 5.05(b); provided however, that in no event shall Guarantor and Parent be required to pay aggregate annual premiums for insurance under this Section 5.05(b) in excess of 200% of the amount of the aggregate

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premiums paid by the Company for the year from July 22, 2001 through July 22, 2002 for such purpose (which premiums for the year from July 22, 2001 through July 22, 2002 are hereby represented and warranted by the Company to be $327,500), provided that Guarantor and Parent shall nevertheless be obligated to provide a policy with the best coverage available as may be obtained for such 200% amount and (ii) in the Restated Certificate of Incorporation and By-Laws of the Surviving Corporation the provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers or directors contained in the Restated Certificate of Incorporation attached as Exhibit A and the current By-Laws of the Company.

    (c) In the event that Guarantor or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Guarantor and Parent shall cause proper provision to be made so that the successors and assigns of Guarantor or Parent, as the case may be, assume the obligations set forth in this Section 5.05.

    (d) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the directors and officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in, with respect to the Company, the Restated Certificate of Incorporation attached as Exhibit A and the current By-Laws of the Company, or, with respect to the Company's subsidiaries, their respective certificates of incorporation and by-laws (or similar organizational documents) in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

    (e) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

    SECTION 5.06  Fees and Expenses.  (a) Except as provided below, all fees and expenses incurred in connection with this Agreement, the Company Voting Agreement, the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

    (b) In the event that (i) (A) a Takeover Proposal shall have been made to the Company or its stockholders or any person has publicly announced an intention (which has not been withdrawn) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders Meeting has not been held by the date that is five business days prior to the date of such termination due to a breach of Section 5.01 by the Company) or 7.01(b)(iii) and (C) within 12 months after such termination, the Company or any of its subsidiaries enters into a definitive agreement to consummate, or consummates, any Takeover Proposal (solely for purposes of this Section 5.06(b)(i)(C), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 20% shall be deemed references to 50%), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then the Company shall pay Parent a fee equal to $138 million (the "Termination Fee") by wire transfer of same day funds to an account in the United States designated by Parent (x) in the case of a termination by the Company pursuant to Section 7.01(f), concurrently with such termination, (y) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (z) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(C), upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 5.06(b) are an integral part of the transactions contemplated by

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this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a final, non-appealable judgment against the Company for the amounts set forth in this Section 5.06(b), the Company shall pay to Parent interest on the amounts set forth in this Section 5.06(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit.

    (c) If this Agreement is terminated (i) by the Company pursuant to Section 7.01(e) (other than on account of a breach of Section 3.02(d), Section 4.03 or Section 5.03) or (ii) by Parent pursuant to Section 7.01(d), then the non-terminating party shall promptly (but not later than five business days after receipt of notice of the amount due from the other party) pay to the terminating party an amount equal to all documented out-of-pocket expenses and fees incurred by such terminating party or its affiliates (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the Merger or the other transactions contemplated by this Agreement ("Out-of-Pocket Expenses") not to exceed $20 million in the aggregate; provided, however, that if this Agreement is terminated under the circumstances described in clauses (i) or (ii) above by a party as a result of a willful breach by the non-terminating party, the terminating party may pursue any remedies available to it at law or in equity and such party's Out-of-Pocket Expenses shall not be limited to $20 million.

    SECTION 5.07  [Intentionally omitted].

    SECTION 5.08  Collective Bargaining Agreements.  From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor and continue to be bound by the terms of all collective bargaining agreements to which the Company or any of its subsidiaries is a party (the "Collective Bargaining Agreements").

    SECTION 5.09  Benefits Matters.  (a) For purposes hereof, "Company Employees" shall mean those individuals who are employees of the Company and its subsidiaries (including those employees who are on vacation, leave of absence, disability or maternity leave) as of the Effective Time.

    (b) Subject to Applicable Law and Judgments and obligations under Collective Bargaining Agreements, Parent shall, and shall cause the Surviving Corporation to, give the Company Employees full credit, for all purposes, under any employee benefit plans or arrangements maintained by Parent's (or one of its subsidiaries') water business in the United States, the Surviving Corporation and their respective subsidiaries, and in which Company Employees may become eligible to participate for the Company Employees' service with the Company and its subsidiaries to the same extent recognized by the Company and its subsidiaries immediately prior to the Effective Time, except for purposes of benefit accrual under defined benefit pension plans in which the Company Employees do not participate immediately prior to the Effective Time, so long as credit for past service under any such pension plan is also not given to other employees employed in Parent's (or one of its subsidiaries') water businesses in the United States or to the extent giving such credit would result in a duplication of benefits (including in respect of benefit accrual under defined benefit pension plans) for the same period of service.

    (c) Subject to Applicable Law and Judgments and obligations under Collective Bargaining Agreements, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees and, to the extent applicable, any retired employee constituting a member of the Retiree Group (as defined below) (any such employee a "Retired Employee") under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time to the extent waived under the applicable Company Benefit Plan immediately

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prior to the Effective Time and (ii) provide each Company Employee (and each Retired Employee) with credit for any co-payments and deductibles paid prior to the Effective Time in the calendar year in which the Effective Time occurs (or, if later, the year in which such Company Employee (and each Retired Employee) commences participation) in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such Company Employee (and each Retired Employee) is eligible to participate after the Effective Time.

    (d) Parent agrees to honor, and shall cause the Surviving Corporation to honor, the Company Benefit Plans disclosed in the Filed SEC Documents or Section 3.01(k)(i) of the Company Disclosure Schedule in accordance with their current terms. Subject to Applicable Law and Judgments and obligations under Collective Bargaining Agreements, for a period of 18 months immediately following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to the Company Employees compensation (including base pay and annual and long term incentive opportunities) and employee benefits (including health, welfare, pension, vacation, savings and severance) that are no less favorable in the aggregate than those provided to the Company Employees immediately prior to the Effective Time; provided, that for a period of 12 months immediately following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain the Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time (other than equity or equity-based plans) without any adverse amendment thereto or termination thereof (except as required by Applicable Law and Judgments or any Collective Bargaining Agreement). Notwithstanding the foregoing, following the Effective Time, there shall be no obligation to provide Company Employees with awards of capital stock of any entity or awards of options or other rights of any kind to acquire capital stock of any entity); provided, however, that the value of any equity-based compensation provided to Company Employees immediately prior to the Effective Time shall be taken into account in determining whether compensation and benefits provided during the 18 months after the Effective Time are no less favorable in the aggregate than those provided to Company Employees immediately prior to the Effective Time.

    (e) Subject to Applicable Law and Judgments and obligations under Collective Bargaining Agreements, Parent shall, or shall cause the Surviving Corporation to, provide to the Retiree Group (as defined below), without adverse amendment, the post-retirement medical and life insurance benefits as in effect immediately prior to the Closing Date (at the same levels, and at the same cost (if any), as in effect immediately prior to the Closing Date), provided to Company Employees who are not covered by a Collective Bargaining Agreement and their dependents as set forth in the retiree medical plan listed in Section 3.01(k)(i) of the Company Disclosure Schedule (the "Retiree Medical Plan"). The "Retiree Group" means each Company Employee who is not (or was not while employed) covered by a Collective Bargaining Agreement and who, as of the Closing Date, (i) is either retired under the terms of the Retiree Medical Plan as in effect on the date hereof or (ii) has satisfied all applicable eligibility requirements (under the terms of the Retiree Medical Plan as in effect on the date hereof) necessary to commence receiving benefits if his or her employment were terminated at the Effective Time.

    (f) Subject to Applicable Law and Judgments and obligations under Collective Bargaining Agreements, in the event and to the extent that Guarantor or one of its subsidiaries maintains a qualified employer stock ownership plan for the benefit of employees employed in Parent's or one of its subsidiaries' (or one of their respective successors') water business in the United States (a "Guarantor ESOP"), Guarantor shall allow all current non-union Company Employees to participate in such Guarantor ESOP as soon as practicable after the Effective Time.

    (g) Between the date of this Agreement and the Closing Date, the Company shall provide Parent commercially reasonable access to the Company Employees for purposes of implementing this Agreement.

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    (h) The Company shall use its reasonable best efforts to cause the Board of Directors of the Company not to exercise any discretion it possesses solely in respect of the transactions contemplated by this Agreement, to expressly set the date when a "change in control" occurs for the purposes of any applicable individual agreement covering a Participant (other than to deem such "change in control" to occur no earlier than the Effective Time).

    (i) The Company shall take all action necessary (i) to provide that the component of the Company's Dividend Reinvestment and Stock Purchase Plan permitting independent monthly purchases of Company Common Stock (other than purchases of Company Common Stock funded solely by reinvestment of Company dividends) (the "DRSPP Stock Purchase Component") shall be indefinitely suspended as promptly as reasonably practicable following the date of this Agreement (but in no event later than immediately following the second stock purchase effected following the date of this Agreement under the DRSPP Stock Purchase Component) and (ii) to cause all amounts not yet applied as of the date of termination of the DRSPP Stock Purchase Component to purchase Company Common Stock under the DRSPP Stock Purchase Component to be returned as promptly as practicable following such suspension.

    SECTION 5.10  Public Announcements.  Subject to each party's disclosure obligations imposed by law or any applicable securities exchange, and except with respect to any Adverse Recommendation Change, Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult and cooperate with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (other than routine employee communications) with respect to this Agreement, the Company Voting Agreement, the Merger and the other transactions contemplated hereby and thereby. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

    SECTION 5.11  Rights Agreement.  The Board of Directors of the Company shall take all action necessary in order to render the Company Rights inapplicable to the Merger, the Company Voting Agreement and the performance of this Agreement.

    SECTION 5.12  Stockholder Litigation.  The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors by any stockholder of the Company relating to this Agreement, the Company Voting Agreement, the Merger, any other transaction contemplated hereby or thereby, without the prior written consent of Parent (not to be unreasonably withheld or delayed).

    SECTION 5.13  Director Resignations.  On the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of each member of the Board of Directors of the Company and shall take such other action as is necessary to accomplish the foregoing.

ARTICLE VI

Conditions Precedent

    SECTION 6.01  Conditions to Each Party's Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)  Stockholder Approval.  The Stockholder Approval shall have been obtained.

        (b)  Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any other required approval or waiting period under any other similar competition, merger control, antitrust or

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    similar law or regulation or the Investment Canada Act, if applicable, the failure of which to obtain or comply with which would be reasonably expected to have a material adverse effect, shall have been obtained or terminated or shall have expired.

        (c)  No Injunctions or Legal Restraints.  No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger shall be in effect (collectively, "Legal Restraints").

        (d)  Required Consents.  The Company Required Consents and the Parent Required Consents shall have been obtained prior to the Effective Time and shall have become Final Orders. Any reference in this Agreement to the "obtaining" of any such Company Required Consents or Parent Required Consents shall mean making such declarations, filings, registrations, giving such notice, obtaining such authorizations, orders, consents or approvals and having such waiting periods expire as are, in each case, necessary to avoid a violation of law. A "Final Order" for purposes of this Agreement means action by the relevant regulatory authority (i) which has not been reversed, stayed, enjoined, set aside, annulled or suspended and (ii) with respect to which any waiting period prescribed by Applicable Law or Judgment before the Merger and the other transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by Applicable Law or Judgment have been satisfied.

        (e)  Stock Redemption.  The Stock Redemption shall have been consummated.

    SECTION 6.02  Conditions to Obligations of Guarantor, Parent and Sub.  The obligations of Guarantor, Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)  Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), other than for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect. Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect. For the purposes of determining the satisfaction of this condition, the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality generally or to a material adverse effect.

        (b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

        (c)  Material Adverse Effect.  No material adverse effect shall have occurred and there shall be no state of facts, change, development, effect, condition or occurrence that would reasonably be expected to have a material adverse effect.

        (d)  Required Consents.  The Final Orders relating to the Company Required Consents and the Parent Required Consents, together with any consents, approvals, orders, authorizations and declarations that shall have been obtained following the date of this Agreement and prior to the Effective Time in connection with any acquisition of any business or person by the Company or any of its subsidiaries, shall not individually or in the aggregate impose any terms or conditions, excluding any terms and conditions that may be imposed with

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    respect to the acquisitions contemplated by the agreements dated as of October 15, 1999 between the Company and certain of its subsidiaries on one hand, and Citizens Communications Company ("Citizens") and certain of its subsidiaries, on the other hand, to acquire certain water and wastewater assets of those Citizens subsidiaries, to the extent reflected or referred to in the Proposed Decision of ALJ McVicar dated as of September 6, 2001 and excluding any terms and conditions that may be imposed to the extent attributable to any acquisition of any business or person by Guarantor or any of its subsidiaries with respect to which an acquisition agreement is entered into or that is publicly announced or consummated after the date of this Agreement, that would reasonably be expected to have a material adverse effect, or a material adverse effect on the combined business, assets, properties, condition (financial or otherwise) or results of operations of the Company and Thames Water Holdings, Inc. and their respective subsidiaries taken as a whole.

    SECTION 6.03  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)  Representations and Warranties.  The representations and warranties of Guarantor, Parent and Sub contained herein shall be true and correct, as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), other than for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to impair in any material respect the ability of Guarantor, Parent or Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Guarantor and Parent by a senior officer of each of Guarantor and Parent to such effect. For the purposes of determining the satisfaction of this condition, the representations and warranties of Guarantor, Parent and Sub shall be deemed not qualified by any references therein to materiality generally or to a material adverse effect.

        (b)  Performance of Obligations of Parent and Sub.  Guarantor, Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Guarantor and Parent by a senior officer of each of Guarantor and Parent to such effect.

    SECTION 6.04  Frustration of Closing Conditions.  None of the Company, Guarantor, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

    SECTION 7.01  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained:

      (a) by mutual written consent of Parent, Sub and the Company;

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      (b) by either Parent or the Company:

        (i) if the Merger shall not have been consummated by March 16, 2003; provided, however, (A) that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of this Agreement has been the primary reason the Merger has not been consummated by such date, (B) that neither Parent nor the Company may terminate pursuant to this clause (b)(i) if on such date all conditions in Article VI shall have been satisfied or be capable of being satisfied other than the condition set forth in Section 6.01(e), and the Company shall have mailed a notice of redemption to effect the Stock Redemption, and (C) that if on such date a condition set forth in Section 6.01(d) or 6.02(d) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or be capable of being satisfied, then such date shall be extended to September 16, 2003; and provided, further, that if on such date (or such extended date pursuant to the immediately preceding proviso, as applicable), a condition set forth in Section 6.01(d) or 6.02(d) shall not have been satisfied solely because the period described in clause (ii) of the definition of Final Order set forth in Section 6.01(d) shall not have expired, but all of the other conditions set forth in Article VI shall have been satisfied or be capable of being satisfied, such date shall be extended to the date of expiration of such period (up to a maximum of 60 days for such extension);

        (ii) if any Legal Restraint of the type referred to in Section 6.01(c) shall be in effect and shall have become final and nonappealable (provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used its reasonable best efforts to resist, resolve or lift, as applicable, such Legal Restraint); or

        (iii) if, upon a vote at a duly held meeting to obtain the Stockholder Approval, the Stockholder Approval shall not have been obtained;

      (c) by Parent in the event an Adverse Recommendation Change has occurred;

      (d) by Parent if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b), and (B) has not been cured by the Company within twenty business days after its receipt of written notice thereof from Parent;

      (e) by the Company if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b), and (ii) has not been cured by Parent within twenty business days after its receipt of written notice thereof from the Company; or

      (f) by the Company in accordance with the terms and subject to the conditions of Section 4.02(b).

Notwithstanding the foregoing, in no event shall Parent terminate this Agreement unless prior to the date of such termination Parent shall have complied with Section 7.03 (including paying to the Company the Reverse Fee) if applicable.

    SECTION 7.02  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 5.02(a), Section 5.06, this Section 7.02, Section 7.03 and Article VIII; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a wilful breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

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    SECTION 7.03  Certain Breaches.  If (a) this Agreement is terminated by either party pursuant to Section 7.01 (other than (w) the termination of this Agreement by either Parent or the Company pursuant to Section 7.01(a) or (b)(iii), (x) the termination of this Agreement by Parent pursuant to Section 7.01(c) or (y) the termination of this Agreement by the Company pursuant to Section 7.01(f)) at a time when any of the conditions set forth in Section 6.01(c) (to the extent relating to the Holding Company Act), 6.01(d) or 6.02(d) have not been satisfied and (b) at the time of such termination either (i) Section 3.02(d)(i) is not true and correct such that Guarantor, Parent, Sub or any of their respective subsidiaries (A) would be required to register as a holding company under the Holding Company Act or (B) would be subject to regulation under the Holding Company Act in a manner that would raise substantive questions with respect to the ownership by any of them of any water or wastewater business or Guarantor or Parent is in breach of Section 4.03(a)(a)(i) or 4.03(a)(a)(ii)(A) or (ii) Section 3.02(d)(i) (other than as set forth above) or 3.02(d)(ii) is not true and correct or Guarantor or Parent is in breach of Section 4.03(a)(a)(ii)(B), 4.03(a)(b)(i), 5.03(a) (to the extent relating to Section 6.01(c) (to the extent relating to the Holding Company Act), 6.01(d) or 6.02(d)) or 5.03(b) (to the extent relating to the Company Required Consents and the Parent Required Consents) and, in the case of clause (ii), such failure to be true and correct or such breach is the primary cause of the failure of the conditions set forth in Section 6.01(c) (to the extent relating to the Holding Company Act), 6.01(d) or 6.02(d) to be satisfied, then Parent shall pay the Company an amount equal to $138 million (the "Reverse Fee") by wire transfer of same day funds in U.S. dollars to an account in the United States designated by the Company within two business days after (or, in the case of a termination by Parent, concurrently with) such termination. Guarantor and Parent acknowledge that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amounts due pursuant to this Section 7.03, and, in order to obtain such payment, the Company commences a suit that results in a final, non-appealable judgment against Guarantor or Parent for the amounts set forth in this Section 7.03, Parent and Guarantor shall pay to the Company interest on the amounts set forth in this Section 7.03 from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit. The parties acknowledge and agree that, notwithstanding any other provision in this Agreement to the contrary, the Company's sole and exclusive remedy with respect to any and all claims based on or with respect to any failure of Section 3.02(d) to be true and correct or any breach of Section 4.03(a)(a), 4.03(a)(b)(i), 5.03(a) (to the extent set forth above) or 5.03(b) (to the extent set forth above), in circumstances where the Company is entitled to payment of the Reverse Fee (other than any claims resulting from a willful breach by Guarantor or Parent or any of their respective subsidiaries of Section 3.02(d), 4.03(a)(a), 4.03(a)(b)(i), 5.03(a) (to the extent set forth above) or 5.03(b) (to the extent set forth above)) shall be the payment of the Reverse Fee pursuant to this Section 7.03.

    SECTION 7.04  Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 7.05  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the parties without the further

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approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

    SECTION 8.01  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 8.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or one business day after being sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      if to Guarantor, Parent or Sub, to:

      Thames Water Plc
      Clearwater Court
      Vastern Road
      Reading RG1 8DB
      United Kingdom

      Attention: Bill Alexander
      Janet Ravenscroft

      with a copy to:

      RWE Aktiengesellschaft
      Opernplatz 1, 45128
      Essen, Germany

      Attention: General Counsel

      with a copy to:

      Cravath, Swaine & Moore
      Worldwide Plaza
      825 Eighth Avenue
      New York, NY 10019

      Attention: Peter S. Wilson, Esq.
      Mark I. Greene, Esq.

      if to the Company, to:

      American Water Works Company, Inc.
      1025 Laurel Oak Road
      Voorhees, NJ 08043

      Attention: W. Timothy Pohl

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      with a copy to:

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, NY 10017

      Attention: Caroline B. Gottschalk, Esq.
      Peter S. Malloy, Esq.

    SECTION 8.03  Definitions.  For purposes of this Agreement:

      (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

      (b) "knowledge of the Company" means the actual knowledge of those individuals set forth in Section 8.03(b) of the Company Disclosure Schedule;

      (c) "knowledge of Guarantor and Parent" means the actual knowledge of those individuals set forth in Section 8.03(c) of the Parent Disclosure Schedule;

      (d) "material adverse effect" means any material adverse change or effect (i) on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) which would reasonably be expected, directly or indirectly, to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement, except in the case of either (i) or (ii) for any change or effect (w) set forth in Section 8.03(d) of the Company Disclosure Schedule, (x) relating to financial markets or the economy in general, (y) affecting the water services or wastewater services industries generally and not specifically relating to the Company or its subsidiaries, or (z) to the extent attributable to or resulting from the public announcement of the transactions contemplated by this Agreement or the identity of Guarantor or Parent or their subsidiaries as the acquiring person in the Merger including any loss of customers or employees or condemnation proceedings resulting therefrom;

      (e) "person" means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

      (f) a "Significant Subsidiary" of any person means any subsidiary of such person that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC;

      (g) a "subsidiary" of any person means another person (i) of which 50% or more of the capital stock, voting securities, other voting ownership or voting partnership interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first person or (ii) of which such first person is a general partner; and

      (h) a "wholly owned subsidiary" of any person means a subsidiary of which 99% or more of the common equity securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such equity securities having such voting power, 99% or more of the equity interests) are owned or controlled, directly or indirectly, by such first person.

    SECTION 8.04  Interpretation.  When a reference is made in this Agreement to a Section, Subsection or Schedule, such reference shall be to a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

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Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

    SECTION 8.05  Guarantee.  In connection with the Merger and the other transactions contemplated by this Agreement, Guarantor hereby irrevocably, absolutely and unconditionally guarantees the due, punctual and complete performance and payment (and not merely collection) in full of all obligations and liabilities of Parent, Sub and the Surviving Corporation under this Agreement, and of any other person to whom any of their obligations shall be assigned in accordance with Section 8.09, as and when due and payable or required to be performed pursuant to any provisions of this Agreement, subject to the terms and conditions thereof (the "Guaranteed Obligations") and agrees that the Company shall be entitled to enforce directly against Guarantor any of the Guaranteed Obligations. To the fullest extent permitted by Applicable Law, Guarantor waives presentment to, demand of payment from and protest to any other person of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. Notwithstanding any of the foregoing, nothing herein shall be deemed to waive or limit Guarantor's ability to assert any claims, defenses or other rights that Parent or Sub may have under this Agreement.

    SECTION 8.06  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.07  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Company Disclosure Schedules, the Parent Disclosure Schedules and the Exhibits (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, (other than the Confidentiality Agreement), among the parties with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.05, are not intended to confer upon any person other than the parties hereto and thereto (and their respective successors and assigns) any rights or remedies.

    SECTION 8.08  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.09  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Parent or Sub may assign, in its sole discretion, any of or all its respective rights, interests and obligations under this Agreement to Guarantor or to any direct or indirect wholly owned subsidiary of Guarantor with written notice to the Company and upon taking of any actions required by the DGCL with respect thereto (including amending this Agreement if necessary), provided that the

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Company agrees to provide reasonable assistance to Parent with any such actions and agrees to execute any such amendments to this Agreement, but no such assignment shall relieve Parent or Sub of any of their respective obligations hereunder; provided, however, that Parent and such substitute subsidiary shall represent and warrant to the Company, on the day such substitution is to be effective, the representations and warranties set forth in Section 3.02; provided, further, that no action shall be taken that would require the Company to amend or supplement in any material respect the Proxy Statement at any time after the Proxy Statement has first been mailed to the Company's stockholders or materially delay or impede the consummation of the Merger. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

    SECTION 8.10  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court. By the execution and delivery of this Agreement, each of Guarantor and Parent appoints CT Corporation System, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as its agent upon which process may be served in any such legal action or proceeding. Service of process upon such agent, together with notice of such service given to Guarantor or Parent in the manner specified in Section 8.02 shall be deemed in every respect effective service of process upon Guarantor or Parent in any legal action or proceeding.

    SECTION 8.11  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 8.12  Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

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    IN WITNESS WHEREOF, Guarantor, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

RWE AKTIENGESELLSCHAFT,
By:	/s/ RICHARD KLEIN Name: Richard Klein Title: Member of the Executive Board
By:	/s/ WILLIAM JOHN ALEXANDER Name: William John Alexander Title: Chief Executive
THAMES WATER AQUA HOLDINGS GMBH,
By:	/s/ RICHARD KLEIN Name: Richard Klein Title: Member of the Executive Board
By:	/s/ WILLIAM JOHN ALEXANDER Name: William John Alexander Title: Chief Executive
APOLLO ACQUISITION COMPANY,
By:	/s/ JIM MCGIVERN Name: Jim McGivern Title: Managing Director International Business Development
AMERICAN WATER WORKS COMPANY, INC.,
By:	/s/ J. JAMES BARR Name: J. James Barr Title: President and Chief Executive

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ANNEX B

PERSONAL AND CONFIDENTIAL

September 16, 2001

Board of Directors
American Water Works Company, Inc.
1025 Laurel Oak Road
Voorhees, NJ 08043

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.25 per share (the "Shares"), of American Water Works Company, Inc. (the "Company") of the $46.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of September 16, 2001, by and among RWE Aktiengesellschaft ("Parent"), Thames Water Aqua Holdings GmbH ("Buyer"), a wholly-owned subsidiary of Parent, Apollo Acquisition Company, a wholly-owned subsidiary of Buyer, and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with its pending acquisition of Azurix North America Corp. and Azurix Industrials Corp. and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Parent from time to time, including having acted as financial advisor to Hochtief AG, a company in which Parent owns an approximately 62% equity interest, in connection with its acquisition of Turner Corporation in September 1999, having acted as financial advisor to Parent in connection with its acquisition of a minority interest in Lahmeyer AG in February 2000, having acted as financial advisor to Parent in connection with its acquisition of VEW AG in November 2000 and having acted as agent to Thames Water plc, a wholly-owned subsidiary of Parent, in connection with its public offering of JPY 2,000,000,000 aggregate principal amount of Floating Rate Notes due January 28, 2002 in July 2000. We also may provide investment banking services to Parent and its subsidiaries in the future. Dr. Paul Achleitner, a former Managing Director of Goldman, Sachs & Co., is a member of the supervisory board of Parent. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Parent for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent

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business combinations in the water utility industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $46.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

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Annex C

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, §258, § 263 or § 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

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      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give

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  either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

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Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation is a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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DIRECTIONS TO THE AMERICAN WATER WORKS
COMPANY, INC. SPECIAL MEETING TO BE HELD AT
THE MANSION ON MAIN STREET

    From Philadelphia/Center City:  30 minutes. Take Ben Franklin Bridge to Route 70 East. Follow Route 70 East to Route 73 South. Follow 73 South to Evesham Road. Turn right on Evesham Road. Follow 1 1/2 miles, turn left into Main Street Complex. Entrance is on left.

    From Philadelphia International Airport:  40 minutes. Take Walt Whitman Bridge to 42 South to 295 North. Follow to Exit 32 (Haddonfield, Voorhees, Gibbsboro). Turn right on Route 561. Follow 2 miles to Evesham Road. Turn left onto Evesham Road (Mobil Station on left). Follow 2 miles, turn right into Main Street Complex. Entrance is on left.

    From Northeast Philadelphia:  30 minutes. Take Tacony Palmyra Bridge to Route 73 South. Follow 73 South to Evesham Road. Turn right on Evesham Road. Follow 1 1/2 miles, turn left into Main Street Complex. Entrance is on left.

    From Northern New Jersey/New York area:  1 hour and 15 minutes. Take New Jersey Turnpike South to Exit 4. Follow to Route 73 South. Follow 73 South to Evesham Road. Turn right on Evesham Road. Follow 1 1/2 miles, turn left into Main Street Complex. Entrance is on left.

    From Delaware/Baltimore area:  60 minutes. Delaware Memorial Bridge to 295 North. Follow to Exit 32 (Haddonfield, Voorhees, Gibbsboro). Turn right on Route 561. Follow 2 miles to Evesham Road. Turn left onto Evesham Road (Mobil Station on left). Follow 2 miles, turn right into Main Street Complex. Entrance is on left.

    From Atlantic City:  50 minutes. Take Atlantic City Expressway to Route 73 North Exit (Tacony Palmyra Bridge). Proceed on Route 73 North, around Berlin Circle, go 2 miles. Turn left on Kresson Road. Follow to second light, Evesham Road. Turn left on Evesham Road and left into Main Street Complex. Entrance is on left.

DETACH HERE

PROXY
AMERICAN WATER WORKS COMPANY, INC.
This Proxy is solicited by the Board of Directors of the Company
for the Special Meeting of Stockholders on January   •  , 2002

    The undersigned, hereby revoking any contrary proxy previously given, hereby appoints J. James Barr and Marilyn Ware, and each of them, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of the undersigned in American Water Works Company, Inc. (the "Company") entitled to vote at the special meeting of stockholders of the Company on January   •  , 2002, and at any adjournment or postponement thereof, as indicated on the reverse side and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any such adjournment or postponement. Except as otherwise indicated on the reverse side, the undersigned authorizes the proxies appointed hereby to vote all shares of stock of the Company standing in the name of the undersigned stockholder.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 WITH THE DISCRETIONARY AUTHORITY DESCRIBED ABOVE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

C/O EquiServe, P.O. Box 9398
Boston, MA

Submit your proxy by Internet	Submit your proxy by Telephone
It is fast, convenient, and immediate: Call Toll-Free on a Touch-Tone Telephone 1-877-PRX-VOTE (1-877-779-8683)	It is fast, convenient, and your vote is immediately confirmed and posted. 1-877-PRX-VOTE (1-877-779-8683)
Follow these four easy steps.	Follow these four easy steps.
1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement and Proxy Card.
2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683). For stockholders residing outside the	2. Go the Website http://www.eproxyvote.com/awk
United States, call 1-201-536-8073 on a touch-tone telephone for a collect call.	3. Enter your 14-digit Control Number located on your Proxy Card above your name.
3. Enter your 14-digit Control Number
located on your Proxy Card above your name.	4. Follow the instructions provided.
4. Follow the recorded instructions.

Your vote is important! Call 1-877-PRX-VOTE anytime	Your vote is important! Go to http://www.eproxyvote.com/awk anytime

   Do not return your Proxy Card if you are submitting a proxy by Telephone or Internet

   Please note that all proxies submitted via the Telephone or Internet must be submitted prior to 5:00 p.m. EDST, January  • , 2002

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE
AGREEMENT AND PLAN OF MERGER

/x/ Please mark your vote as in this example.

1.
Proposal to adopt the Agreement and Plan of Merger, dated as of September 16, 2001, among American Water Works Company, Inc., RWE Aktiengesellschaft, Thames Water Aqua Holdings GmbH and Apollo Acquisition Company, as the merger agreement may be amended from time to time.

FOR / /       AGAINST / /       ABSTAIN / /

The Board of Directors recommends a vote "FOR" the proposal.
MARK HERE FOR ADDRESS CHANGE AND / / NOTE TO LEFT
Please return your signed proxy at once in the enclosed envelopes, which requires no postage if mailed in the United States, even though you expect to attend the meeting in person.
Please date and sign below. If a joint account, each owner should sign. When signing in a representative capacity, please give title. Please sign here exactly as name is printed hereon.

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
THE COMPANIES
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
APPRAISAL RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
ARTICLE I The Merger
ARTICLE II Conversion of Securities
ARTICLE III Representations and Warranties
ARTICLE IV Covenants Relating to Conduct of Business
ARTICLE V Additional Agreements
ARTICLE VI Conditions Precedent
ARTICLE VII Termination, Amendment and Waiver
ARTICLE VIII General Provisions
DELAWARE GENERAL CORPORATION LAW